Filed pursuant to rule 424(b)(5)

Registration No. 333-255327

Subject to completion, dated January 18, 2023

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated April 19, 2021)

Genesis Energy, L.P.

Genesis Energy Finance Corporation

$400,000,000

% Senior Notes due 2030

The notes will bear interest at the rate of     % per year. Interest on the notes is payable on                      and                      of each year, commencing on                     , 2023. The notes will mature on                     , 2030. We may redeem some or all of the notes at any time before maturity at the prices discussed under the section entitled “Description of Notes—Optional Redemption.”

The notes will be our senior unsecured obligations and will rank equally with all of our other unsubordinated indebtedness from time to time outstanding. Holders of any secured indebtedness will have claims that are senior in right of payment to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding. At the time of issuance, the notes will be guaranteed on a senior unsecured basis by each of our domestic subsidiaries that is a guarantor under our credit agreement other than Genesis Energy Finance Corporation. The notes will be structurally subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries. See “Description of Notes.”

The notes will not be listed on any securities exchange. The notes are a new issue of securities with no established trading market.

Investing in the notes involves risks. Read “Risk Factors” beginning on page S-22 of this prospectus supplement, on page 2 of the accompanying base prospectus and on page 32 of our Annual Report on Form 10-K for the year ended December 31, 2021.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discounts		Proceeds to Genesis (before expenses)
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from January , 2023, if settlement occurs after such date.

The underwriters expect to deliver the notes in book entry form only, through the facilities of The Depository Trust Company, against payment on or about January                      , 2023.

Joint Book-Running Managers

Wells Fargo Securities	SMBC Nikko	BofA Securities
BNP PARIBAS	Capital One Securities	Citigroup
Fifth Third Securities	RBC Capital Markets	Regions Securities LLC

Scotiabank	Truist Securities

Co-manager

Comerica Securities

January                     , 2023.

PROSPECTUS SUPPLEMENT

PROSPECTUS DATED APRIL 19, 2021

i

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. This settlement cycle is referred to as “T+5.” Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on any date prior to two business days before delivery should consult their own advisor.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on our behalf relating to this offering of notes. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

None of Genesis Energy, L.P., the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in our notes by you under applicable laws. You should consult your own legal, tax and business advisors regarding an investment in our notes. Information in this prospectus supplement and the accompanying base prospectus is not legal, tax or business advice to any prospective investor.

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus supplement are based on independent industry publications, government publications or other published independent sources. Although we believe these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information nor have we ascertained the underlying economic or operational assumptions relied upon therein.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of notes. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the notes offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Where You Can Find More Information.”

SUMMARY

This summary highlights information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. It does not contain all the information that may be important to you or that you may wish to consider before making an investment decision. You should read carefully the entire prospectus supplement, the accompanying base prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and the terms of this offering, as well as the tax and other considerations that are important to you in making your investment decision. Please read “Risk Factors” beginning on page S-22 of this prospectus supplement, on page 2 of the accompanying base prospectus and on page 32 of our Annual Report on Form 10-K for the year ended December 31, 2021 for information regarding risks you should consider before investing in our notes. Except to the extent otherwise provided, the information contained in this prospectus supplement is as of September 30, 2022.

Unless the context otherwise requires, references in this prospectus supplement to (i)“Genesis Energy, L.P.,” “Genesis,” “we,” “our,” “us” or like terms refer to Genesis Energy, L.P. and its operating subsidiaries, including Genesis Energy Finance Corporation, and specifically excluding GA ORRI Holdings, LLC and GA ORRI, LLC; (ii) “our general partner” refers to Genesis Energy, LLC, the general partner of Genesis; (iii) “Finance Corp.” or “co-issuer” refer to Genesis Energy Finance Corporation; (iv) “ANSAC” refers to American Natural Soda Ash Corp.; and (v) “NaHS,” which is commonly pronounced as “nash,” means sodium hydrosulfide.

Our Company

We are a growth-oriented master limited partnership formed in Delaware in 1996. Our common units are traded on the New York Stock Exchange, or NYSE, under the ticker symbol “GEL.” We are (i) a provider of an integrated suite of midstream services (primarily transportation, storage, sulfur removal, blending, terminaling and processing) for a large area of the Gulf of Mexico and the Gulf Coast region of the crude oil and natural gas industry and (ii) one of the leading producers in the world of natural soda ash.

A core part of our focus is in the midstream sector of the crude oil and natural gas industry in the Gulf of Mexico and the Gulf Coast region of the United States. We provide an integrated suite of services to refiners, crude oil and natural gas producers, and industrial and commercial enterprises and have a diverse portfolio of assets, including pipelines, offshore hub and junction platforms, refinery-related plants, storage tanks and terminals, railcars, rail unloading facilities, barges and other vessels, and trucks.

Our offshore crude oil and natural gas pipeline transportation and handling operations in the Gulf of Mexico focus on providing a suite of services primarily to integrated and large independent energy companies who make intensive capital investments (often in excess of a billion dollars) to develop large-reservoir, long-lived crude oil and natural gas properties. We provide services to the Gulf of Mexico, which is one of the most active drilling and development regions in the U.S., and a producing region representing approximately 15% of the crude oil production in the U.S. during 2021. Our onshore-based refinery-centric operations located primarily in the Gulf Coast region of the U.S. focus on providing a suite of services primarily to refiners, which includes our sulfur removal services, transportation, storage, and other handling services. Our onshore-based operations occur upstream of, at, and downstream of refinery complexes. Upstream of refineries, we aggregate, purchase, gather and transport crude oil, which we sell to refiners, as well as perform other handling activities. Within refineries, we provide services to assist in sulfur removal/balancing requirements. Downstream of refineries, we provide transportation services as well as market outlets for finished refined petroleum products and certain refining by-products.

The other core focus of our business is our trona and trona-based exploring, mining, processing, producing, marketing and selling business based in Wyoming (our “Alkali Business”). Our Alkali Business mines and processes trona from which it produces natural soda ash, also known as sodium carbonate (Na2CO3), a basic building block for a number of ubiquitous products, including flat glass, container glass, dry detergent and a variety of chemicals and other industrial products, and has been operating for over 70 years. Our Alkali Business has a diverse customer base in the United States, Canada, the European Community, the European Free Trade Area and the South African Customs Union with many long-term relationships. Our Alkali Business has an estimated remaining reserve life (based on 2021 production) of over 100 years related to the seam currently being mined. Our existing leases have other seams available to us for future mining that would increase our available reserve quantities.

Our operations include, among others, the following diversified businesses, each of which is one of the leaders in its market, has a long commercial life and has significant barriers to entry:

•	one of the largest pipeline networks (based on throughput capacity) in the Deepwater area of the Gulf of Mexico, an area that produced approximately 15% of the oil produced in the U.S. in 2021;

•	one of the leading producers (based on tons produced) of natural soda ash in the world;

•	one of the largest producers and marketers (based on tons produced) of NaHS in North and South America; and

•

one of the leading providers of crude oil and petroleum transportation, storage, and other handling services for two of the largest refinery complexes in the U.S., one located in Baton Rouge, Louisiana and one in Baytown, Texas, both of which have been operational for over 100 years.

We conduct our operations and own our operating assets through our subsidiaries and joint ventures. Our general partner, Genesis Energy, LLC, a wholly-owned subsidiary that owns a non-economic general partner interest in us, has sole responsibility for conducting our business and managing our operations. Our outstanding common units (including our Class B common units), and our outstanding Class A convertible preferred units, representing limited partner interests, constitute all of the economic equity interests in us.

We currently manage our businesses through four divisions that constitute our reportable segments—offshore pipeline transportation, sodium minerals and sulfur services, onshore facilities and transportation and marine transportation.

Offshore Pipeline Transportation Segment

We conduct our offshore crude oil and natural gas pipeline transportation and handling operations in the Gulf of Mexico through our offshore pipeline transportation segment, which focuses on providing a suite of services to integrated and large independent energy companies who make intensive capital investments (often in excess of a billion dollars) to develop large-reservoir, long-lived crude oil and natural gas properties in the Gulf of Mexico, primarily offshore Texas, Louisiana and Mississippi. This segment provides services to one of the most active drilling and development regions in the U.S. (the Gulf of Mexico), a producing region representing approximately 15% of the crude oil production in the U.S. in 2021. Even though the large-reservoir properties, related pipelines and other infrastructure needed to develop them are capital intensive, we believe they are generally much less sensitive to short-term commodity price volatility, particularly once a project has been sanctioned. Due to the size and scope of these activities, our customers are predominantly large integrated oil and gas companies and large independent crude oil and natural gas producers.

We own interests in various offshore crude oil and natural gas pipeline systems, platforms and related infrastructure. We own interests in approximately 1,396 miles of crude oil pipelines with an aggregate design capacity of approximately 1,944 MBbls per day, a number of which pipeline systems are substantial and/or strategically located. For example, we own a 64% interest in the Poseidon oil pipeline system, or Poseidon pipeline, and a 64% interest in the Cameron Highway oil pipeline system, or CHOPS pipeline, which are two of the largest crude oil pipelines (in terms of both length and design capacity) located in the Gulf of Mexico. We also own 100% of the Southeast Keathley Canyon pipeline system, or SEKCO pipeline, which is a deepwater pipeline servicing the Lucius, Buckskin and Hadrian North fields in the southern Keathley Canyon area of the Gulf of Mexico.

Our interests in operating offshore natural gas pipeline systems and related infrastructure include approximately 764 miles of pipe with an aggregate design capacity of approximately 2,308 MMcf per day. We also own an interest in two offshore hub platforms with an aggregate processing capacity of approximately 495 MMcf per day of natural gas and 123 MBbls per day of crude oil. Additionally, we own an interest in a number of junction and service platforms in the Gulf of Mexico, which are used to (i) interconnect the offshore pipeline network; (ii) provide an efficient means to perform pipeline maintenance; and (iii) contain equipment, such as pumps and measurement equipment, which can increase and direct flow on our pipelines.

Our offshore pipelines generate cash flows from fees charged to customers or substantially similar arrangements that otherwise limit our direct exposure to changes in commodity prices. Our offshore pipeline footprint currently has significant available long-term capacity to accommodate future growth in the fields from which the production is dedicated to that pipeline, including fields that have yet to commence production activities, as well as volumes from non-dedicated fields.

Sodium Minerals and Sulfur Services Segment

Our sodium minerals and sulfur services segment includes our Alkali Business and our sulfur removal business.

Our Alkali Business owns the largest leasehold position of accessible trona ore reserves in the Green River, Wyoming trona patch, a geological formation holding the vast majority of the world’s accessible trona ore reserves. Our Alkali Business holds leases covering approximately 86,000 acres of land, containing an estimated 878 million short tons of proved and probable reserves of trona ore as of December 31, 2021, representing an estimated remaining reserve life of over 100 years. It also owns and operates soda ash production facilities, underground trona ore mines and solution mining operations and related equipment, logistics and other assets.

Our Alkali Business has been mining trona and producing soda ash in the Green River, Wyoming trona patch for over 70 years. All of our Alkali Business’ mining and processing activities are conducted at our “Westvaco” and “Granger” facilities in Wyoming. Utilizing our two facilities near Green River, our Alkali Business involves the mining of trona ore, the processing of trona ore into soda ash, also known as sodium carbonate (Na2CO3), and the marketing, selling and distribution of the soda ash and specialty products.

We sell our soda ash and specialty products to a diverse customer base directly in the United States, Canada, the European Community, the European Free Trade Area and the South African Customs Union. Our Alkali Business also sells through ANSAC exclusively in all other markets. ANSAC is a nonprofit foreign sales association of which our Alkali Business is the sole member, whose purpose is to promote export sales of U.S. produced soda ash in conformity with the Webb-Pomerene Act. ANSAC is our Alkali Business’ largest customer.

The global market in which our Alkali Business operates is competitive. Competition is based on a number of factors such as price, favorable logistics, market supply, customer demand and consistent customer service. In North America, primary competition is from other U.S.-based natural soda ash operations: Solvay Chemicals, Sisecam Resources LP and Tata Chemicals Soda Ash Partners in Wyoming, and Searles Valley Minerals in California.

As part of our sulfur services business, we primarily (i) provide sulfur removal services by processing refineries high sulfur (or “sour”) gas streams to remove the sulfur at ten refining operations located mostly in Texas, Louisiana, Arkansas, Oklahoma, Montana and Utah; (ii) operate significant storage and transportation assets in relation to those services; and (iii) sell NaHS and NaOH (also known as caustic soda) to large industrial and commercial companies. Our sulfur removal services footprint also includes NaHS and caustic soda terminals, and we utilize railcars, ships, barges and trucks to transport product. Our sulfur removal services contracts are typically long-term in nature and had an average remaining term of approximately three years at December 31, 2021. NaHS is a by-product derived from our refinery sulfur removal services process, and it constitutes the sole consideration we receive for these services. A majority of the NaHS we produce is sourced from refineries owned and operated by large companies, including Phillips 66, CITGO, HollyFrontier, Calumet and Ergon. We sell our NaHS to customers in a variety of industries, with the largest customers involved in the mining of base metals, primarily copper and molybdenum, and the production of pulp and paper. We believe we are one of the largest producers and marketers of NaHS in North and South America.

Onshore Facilities and Transportation Segment

Our onshore facilities and transportation segment owns and/or leases our increasingly integrated suite of onshore crude oil and refined products infrastructure, including pipelines, trucks, terminals and rail unloading facilities. It uses those assets, together with other modes of transportation owned by third parties and us, to service its customers and for its own account. The increasingly integrated nature of our onshore facilities and transportation assets is particularly evident in certain of our infrastructure assets and complexes in areas such as Louisiana and Texas.

We own four onshore crude oil pipeline systems, with approximately 450 miles of pipe located primarily in Alabama, Florida, Louisiana, Mississippi and Texas that are regulated by the Federal Energy Regulatory Commission, or FERC. The rates for certain segments of our Texas onshore pipeline are regulated by the Railroad Commission of Texas. Our onshore pipelines generate cash flows from fees charged to customers. Each of our onshore pipelines has significant available capacity to accommodate potential future growth in volumes.

We own four operational crude oil rail unloading facilities located in Baton Rouge, Louisiana; Raceland, Louisiana; Walnut Hill, Florida; and Natchez, Mississippi, which provide synergies to our existing asset footprint. We generally earn a fee for unloading railcars at these facilities. Three of these facilities, our Baton Rouge, Louisiana, Raceland, Louisiana, and Walnut Hill, Florida facilities are directly connected to our existing integrated crude oil pipeline and terminal infrastructure.

In addition to the above, as of December 31, 2021, we had access to a suite of trucks, trailers as well as terminals and tankage with approximately 4.2 million barrels of storage capacity (excluding capacity associated with our common carrier crude oil pipelines) in multiple locations along the Gulf Coast, which we use to service customers and for our own account. Usually, our onshore facilities and transportation segment experiences limited direct commodity price risk because it utilizes back-to-back purchases and sales, matching sale and purchase volumes on a monthly basis. Unsold volumes are hedged with exchange traded derivatives to offset the remaining price risk.

Marine Transportation Segment

We own a fleet of 91 barges (82 inland and 9 offshore) with a combined transportation capacity of 3.2 million barrels and 42 push/tow boats (33 inland and 9 offshore). Our marine transportation segment is a provider of transportation services by tank barge primarily for intermediate refined petroleum products, including heavy fuel oil and asphalt, as well as crude oil. Refiners contracted for approximately 80% of the revenues from our marine inland barges during 2021.

We also own the M/T American Phoenix, an ocean going tanker with 330,000 barrels of cargo capacity.

We are a provider of transportation services for our customers and, in almost all cases, do not assume ownership of the products that we transport. Our marine transportation services are conducted under term contracts, some of which have renewal options for customers with whom we have traditionally had long-standing relationships, and spot contracts. All of our vessels operate under the U.S. flag and are qualified for domestic trade under the Jones Act.

Our Objectives and Strategies

Our primary objectives continue to be to generate and grow stable cash flows and deleverage our balance sheet, while never wavering from our commitment to safe and responsible operations. We believe that the (i) long-term contracted commercial opportunities in the Gulf of Mexico, including Argos and the King’s Quay floating production system, will provide significant incremental volumes on our offshore pipeline transportation assets with existing connectivity and excess capacity that require minimal to no additional investment from us; (ii) normalization and recovery of soda ash markets from the declines in 2020, including both price and volume recovery; and (iii) increased capacity for soda ash production in 2023 with our current plan to bring the original Granger facility and its approximately 500,000 tons of production back online at the beginning of 2023 and further increased production capacity from the expansion of our existing Granger facility (the “Granger Optimization Project”), which is scheduled to begin first production in the third quarter of 2023 and ramp to its design capacity of an additional 750,000 tons per year over the subsequent nine to twelve months, will support the generation and growth of stable cash flows. These strategies allow us to further enhance our financial flexibility to opportunistically pursue accretive organic growth projects and acquisitions should they present themselves.

Business Strategy

Our primary business strategy is to provide an integrated suite of services to crude oil and natural gas producers, refiners, and industrial and commercial enterprises that use natural soda ash, NaHS and caustic soda. Successfully executing this strategy should enable us to generate and grow stable cash flows.

Our offshore Gulf of Mexico crude oil and natural gas pipeline transportation and handling operations focus on providing a suite of services primarily to integrated and large independent energy companies who make intensive capital investments (often in excess of a billion dollars) to develop large-reservoir, long-lived crude oil and natural gas properties. Our offshore oil pipelines that transport oil produced from integrated and large independent energy companies are ideally suited for the vast majority of refineries along the Gulf Coast. Our onshore-based refinery-centric operations, located primarily in the Gulf Coast region of the U.S., focus on providing a suite of services primarily to refiners, which include our sulfur removal services, transportation, storage, and other handling services. In 2021, refiners were the shippers of approximately 98% of the volumes transported on our onshore crude pipelines, and refiners contracted for approximately 80% of the revenues from our marine inland barges during 2021, which are used primarily to transport intermediate refined products (not crude oil) between refining complexes.

Our Alkali Business is one of the world’s leading producers of natural soda ash. Natural soda ash accounts for approximately 30% of the world’s production of soda ash as of December 31, 2021. We believe the significant cost advantage in the production of natural soda ash over synthetically produced soda ash will remain for the foreseeable future, somewhat mitigating the effects of market specific factors in the soda ash market in which we operate.

We intend to develop our business by:

•	Identifying and exploiting incremental profit opportunities, including cost synergies, across an increasingly integrated footprint;

•	Optimizing our existing assets and creating synergies through additional commercial and operating advancement;

•	Leveraging customer relationships across business segments;

•	Attracting new customers and expanding our scope of services offered to existing customers;

•	Expanding the geographic reach of our businesses;

•	Economically expanding our pipeline and terminal operations by utilizing capacity currently available on our existing assets that requires minimal to no additional investment;

•	Evaluating internal and third party growth opportunities (including asset and business acquisitions) that leverage our core competencies and strengths and further integrate our businesses; and

•	Focusing on health, safety and environmental stewardship.

Financial Strategy

We believe that preserving financial flexibility is an important factor in our overall strategy and success. Over the long-term, we intend to:

•	Increase the relative contribution of recurring and throughput-based revenues, emphasizing longer-term contractual arrangements;

•	Prudently manage our limited direct commodity price risks;

•	Maintain a sound, disciplined capital structure, including our current and forward path to deleveraging;

•	Fund capital projects through a combination of the available borrowing capacity under our credit agreement, internally generated free cash flows, or externally;

•	Pursue divestitures of non-core assets that support our deleveraging objective; and

•	Create strategic arrangements and share capital costs and risks through joint ventures and strategic alliances.

Our Competitive Strengths

We believe we are well positioned to execute our strategies and ultimately achieve our objectives due primarily to the following competitive strengths:

•

Our businesses encompass a balanced, diversified portfolio of customers, operations and assets. We operate four business segments and own and operate assets that enable us to provide a number of services primarily to refiners, crude oil and natural gas producers, and industrial and commercial enterprises that use natural soda ash, NaHS and caustic soda. Our business lines complement each other by allowing us to offer an integrated suite of services to common customers across our segments. Our businesses are primarily focused on (i) providing offshore crude oil and natural gas pipeline transportation and related handling services in the Gulf of Mexico to mostly integrated and large independent energy companies, (ii) producing sodium minerals and performing sulfur removal services and (iii) providing onshore-based refinery-centric crude oil and refined products transportation and handling services. We are not dependent upon any one customer or principal location for our revenues.

•

Certain of our businesses are among the leaders in each of their respective markets and each of which has a long commercial life and significant barriers to entry. We operate, among others, diversified businesses, each of which is one of the leaders in its market, has a long commercial life and has significant barriers to entry. We operate one of the largest pipeline networks (based on throughput capacity) in the Deepwater area of the Gulf of Mexico, an area that produced approximately 15% of the oil produced in the U.S. during 2021. We are one of the leading producers (based on tons produced) of natural soda ash in the world. We believe we are one of the largest producers and marketers (based on tons produced) of NaHS in North and South America. We are one of the leading providers of crude oil and petroleum product transportation, storage and other handling services for large, complex refineries in Baton Rouge, Louisiana and Baytown, Texas, both of which have been operational for over 100 years.

•

We are financially flexible and have significant liquidity. As of September 30, 2022, we had $525.3 million available under our $650 million revolving credit facility, subject to compliance with our covenants, including up to $188.7 million available under the $200 million petroleum products inventory loan sublimit and $95.5 million available for letters of credit. Our borrowings under the inventory loan sublimit were $11.3 million at September 30, 2022.

•

Our businesses provide relatively consistent consolidated financial performance. Our historically consistent financial performance, combined with our goal of a conservative capital structure over the long term, has allowed us to generate relatively stable and increasing cash flows.

•

We have limited direct commodity price risk exposure in our oil and gas and NaHS businesses. The volumes of crude oil, refined products or intermediate feedstocks we purchase are either subject to back-to-back sales contracts or are hedged with exchange traded derivatives to limit our direct exposure to movements in the price of the commodity, although we cannot completely eliminate commodity price exposure. Our risk management policy requires us to monitor the effectiveness of the hedges to maintain a value at risk of such hedged inventory not in excess of $2.5 million. In addition, our service contracts with refiners allow us to adjust the rates we charge for processing to maintain a balance between NaHS supply and demand.

•

Our offshore Gulf of Mexico crude oil and natural gas pipeline transportation and handling operations are located in a significant producing region with large-reservoir, long-lived crude oil and natural gas properties. We provide a suite of services, primarily to integrated and large independent energy companies who make intensive capital investments to develop numerous large-reservoir, long-lived crude oil and natural gas properties, in one of the largest producing regions in the U.S., the Gulf of Mexico.

•

Our Alkali Business has significant cost advantages over synthetic production methods. Our Alkali Business has significant cost advantages over synthetic production methods, including lower raw material and energy requirements. According to IHS, on average, the cash cost to produce material soda ash has been about half of the cost to produce synthetic soda ash.

•

Our expertise and reputation for high performance standards and quality enable us to provide refiners with economic and proven services. Our extensive understanding of the sulfur removal process and crude oil refining can provide us with an advantage when evaluating new opportunities and/or markets.

•

Some of our pipeline transportation and related assets are strategically located. Our pipelines are critical to the ongoing operations of our refiner and producer customers. In addition, a majority of our terminals are located in areas that can be accessed by pipeline, truck, rail or barge.

•

Some of our onshore facilities and transportation assets are operationally flexible. Our portfolio of trucks, railcars, barges and terminals affords us flexibility within our existing regional footprint and provides us the capability to enter new markets and expand our customer relationships.

•

Our marine transportation assets provide waterborne transportation throughout North America. Our fleet of barges and boats provide service to both inland and offshore customers within a large North American geographic footprint. All of our vessels operate under the U.S. flag and are qualified for U.S. coastwise trade under the Jones Act.

•

We have an experienced, knowledgeable and motivated executive management team with a proven track record. Our executive management team has an average of more than 25 years of experience in the midstream sector. Its members have worked in leadership roles at a number of large, successful public companies, including other publicly-traded partnerships. Through their equity interest in us and compensation package (including long term incentive awards based on available cash before reserves, leverage, sustainability and safety metrics), our executive management team is incentivized to create value.

Recent Events

Redemption of Alkali Business Preferred Units and Related Transactions

On May 17, 2022, we redeemed 100% of the 251,750 outstanding preferred units that were originally issued in 2019 at the Alkali Business level to fund the Granger Optimization Project. In conjunction with the redemption, our subsidiaries, Alkali Holdings Company, LLC, Genesis Alkali Holdings, LLC, Genesis Alkali, LLC and Genesis Alkali Wyoming, LP, are now once again restricted subsidiaries, which substantially increases the credit support for our secured lenders and unsecured noteholders.

The redemption was done with a portion of the proceeds from the issuance of our senior secured notes to certain institutional investors through our newly created wholly-owned Consolidated Unrestricted Subsidiary, GA ORRI, LLC, secured by GA ORRI, LLC’s fifty-year limited term overriding royalty interest in substantially all of the Alkali Business’ trona mineral leases.

Sale of Minority Interest in CHOPS Pipeline

On November 17, 2021, we, through a subsidiary, sold 36% of the membership interests in Cameron Highway Oil Pipeline Company, LLC (“CHOPS”), the subsidiary holding the CHOPS pipeline, for proceeds of approximately $418 million. We retained 64% of the membership interest in CHOPS and remain the operator of the CHOPS pipeline and associated assets.

Operational Update and Certain Preliminary Financial Results for Fourth Quarter 2022

The following are preliminary estimates for our quarter ended December 31, 2022 and actual results for the quarter ended December 31, 2021:

	Three Months Ended December 31,
	2022				2021
					(in millions)
Net income (loss) attributable to Genesis Energy, L.P.	between	$41	and	$45	$(68)
Cash Flows from Operating Activities	between	79	and	83	96
Adjusted EBITDA	between	178	and	182	141
Available Cash before Reserves	between	81	and	85	52

Non-GAAP measures are defined and reconciled to their most comparable GAAP measure below.

We have not yet finalized our financial results for our quarter ended December 31, 2022. These preliminary results reflect our current estimates based on information available as of the date of this prospectus supplement and are the responsibility of our management. Our independent registered public accounting firm has not completed its review of our preliminary results for our fourth quarter 2022, and such preliminary results have not been audited, reviewed, compiled, or had agreed upon procedures applied by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. Our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and when the financial results for our fourth quarter 2022 are finalized. We plan to report completed financial results for the three months ended December 31, 2022 following the completion of this offering. Estimates of results are inherently uncertain and subject to change, and we undertake no obligation to update this information. In addition, the preliminary results for the three months ended December 31, 2022 are not necessarily indicative of future performance of any other period. See “Information Regarding Forward-Looking Statements.”

Operational Highlights and Updates

Offshore

•

Despite unplanned downtime, which negatively affected fourth quarter 2022 by approximately $10 million, all producer-owned facilities are back online and meeting or exceeding pre-turnaround production volumes moving through our pipelines.

•	Four of the six infield/development wells previously disclosed had been placed in service by the end of 2022, with two more expected in January 2023.

•

Spruance and Kings Quay fields continue to exceed producer expectations. Kings Quay, according to its operator, is currently producing approximately 115,000 barrels of oil equivalent per day and is forecasting a production plateau for approximately three years before addtional field development beyond the initial seven wells would be expected.

•	First oil from Argos production facility is expected in second quarter 2023.

Sodium Minerals & Sulfur Services

•

The price for approximately 85% of anticipated sales volumes of soda ash and related products has been contractually agreed for 2023. We expect weighted average realized prices for the full year to exceed 2022 prices.

•

Production from our legacy Granger facility started on January 1, 2023. Production from our new Granger expansion facilities is expected in third quarter 2023. As a result, we expect to have increased sales of approximately 600,000 to 700,000 tons in 2023 relative to 2022.

•

We anticipate sales volumes of sulfur-based products to experience a decline of less than 5% in 2023 solely because of the partial conversion of one of our host refineries to a biodiesel processing facility.

Marine

•

Strong supply/demand fundamentals in the market for Jones Act tonnage remain, driven in large part by the significant reduction in marine vessel construction over the last three years and the necessary retirement of older tonnage.

•	Utilization for all classes of vessels across our fleet was and continues to be 100% of available capacity.

•	Spot day rates and longer term contracted rates are approaching levels not seen since 2014/2015.

Onshore Facilities and Transportation

•	Volumes were, and are expected to be, relatively stable reflecting normal refinery demand in and around Baton Rouge and the Texas City/Houston corridor.

Our Offices

Our principal executive offices are located at 811 Louisiana, Suite 1200, Houston, Texas 77002, and the phone number at this address is (713) 860-2500.

Concurrent Tender Offer

Concurrently with this offering, we are conducting a cash tender offer (the “Tender Offer”) for any or all of our outstanding $341.1 million aggregate principal amount of our 5.625% senior notes due 2024 (the “2024 notes”), subject to certain conditions. The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on January 24, 2023, subject to our right to extend the Tender Offer. Assuming all of the outstanding 2024 notes are repurchased by us pursuant to the Tender Offer, the aggregate purchase price for all 2024 notes would be approximately $341.7 million plus accrued and unpaid interest. We intend to use a portion of the net proceeds from this offering to fund the purchase price and accrued and unpaid interest payable with respect to all 2024 notes validly tendered and accepted for payment pursuant to the Tender Offer and the redemption of any 2024 notes that remain outstanding after completion or termination of the Tender Offer.

The Tender Offer is subject to a number of conditions that may be waived or changed. This offering is not conditioned on the closing of the Tender Offer, and we cannot assure you that any holders of 2024 notes will tender their 2024 notes in the Tender Offer, that we will purchase 2024 notes that are so tendered, or that we will redeem the 2024 notes on the terms we describe in this prospectus supplement or at all. In the event that all of the 2024 notes are not tendered in the Tender Offer or the Tender Offer is not consummated, we intend to use a portion of the net proceeds from this offering to redeem any of the 2024 notes that remain outstanding as described below. Pending the potential use of a portion of the net proceeds from this offering to fund the redemption of our 2024 notes and the purchase price and accrued and unpaid interest for all of our 2024 notes validly tendered and accepted for payment in the Tender Offer, we intend to use such net proceeds from this offering to make short-term liquid investments or for the repayment of outstanding revolving borrowings under our credit facility, at our discretion.

This prospectus supplement is not an offer to purchase any of the 2024 notes. The Tender Offer is being made only by and pursuant to the terms of an Offer to Purchase, dated January 18, 2023 and the related letter of transmittal.

To the extent that there are any 2024 notes that remain outstanding following the consummation or termination of the Tender Offer, we intend to call such outstanding 2024 notes for redemption in accordance with the terms and conditions of the indenture governing the 2024 notes. Notwithstanding the foregoing, we have the right but not the obligation to redeem any 2024 notes that remain outstanding after the Tender Offer, and the selection of any particular redemption date is in our discretion. Assuming none of the currently outstanding 2024 notes are repurchased by us pursuant to the Tender Offer, the aggregate redemption price for all of the 2024 notes called for redemption would be approximately $341.1 million, plus accrued and unpaid interest.

This offering is not conditioned on the tender of any of the 2024 notes in the Tender Offer or the closing of any redemption of the 2024 notes, and we cannot assure you that any holders of 2024 notes will tender their 2024 notes in the Tender Offer or that we will redeem the 2024 notes on the terms described in this prospectus supplement or at all. The statements of intent in this prospectus supplement with respect to the redemption of the 2024 notes do not constitute a notice of redemption under the indenture governing the 2024 notes.

Wells Fargo Securities, LLC is acting as dealer manager for the Tender Offer, for which it will receive indemnification against certain liabilities and reimbursement of expenses. Additionally, certain of the underwriters or their affiliates are holders of our 2024 notes and, accordingly, may receive a portion of the proceeds of this offering in the Tender Offer or any redemption of the 2024 notes.

Ownership Structure

We conduct our operations and own our operating assets through subsidiaries and joint ventures. As is customary with publicly traded limited partnerships, Genesis Energy, LLC, our general partner, is responsible for operating our business, including providing all necessary personnel and other resources.

Genesis Energy, LLC is a holding company with employees, but with no independent assets or operations other than its general partner interest in us and several of our subsidiaries. Our general partner is dependent upon the cash distributions it receives from us to service any obligations it may incur.

Finance Corp., a subsidiary that we formed as a Delaware corporation in November 2006, has no material assets or liabilities, other than liabilities as a co-issuer of the 2024 notes, the 2025 notes, the 2026 notes, the 2027 notes and the 2028 notes (each as defined below in “Description of Certain Other Indebtedness”) (collectively, our “existing unsecured notes”), and as a guarantor of our credit agreement. Its activities are limited to co-issuing our existing unsecured notes and the notes offered hereby and engaging in other activities incidental thereto.

Below is a chart depicting our ownership structure as of January 18, 2023.

Finance Corp. will be a co-issuer of the notes and is a co-issuer of our existing unsecured notes and a guarantor of our credit agreement. CHOPS, GA ORRI Holdings, LLC, GA ORRI, LLC, Independence Hub, LLC, and certain immaterial other consolidated subsidiaries, together with Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”), have been designated as unrestricted subsidiaries under the indentures governing our existing unsecured notes and our credit agreement and will be so designated under the indenture for the notes offered hereby. Except for Finance Corp., ANSAC and our unrestricted subsidiaries, all of our other subsidiaries will be guarantors of the notes offered hereby and are also guarantors of our existing unsecured notes and credit agreement. If ANSAC guarantees the obligations under our credit agreement, it will guarantee the notes offered hereby and also our existing unsecured notes. For the nine months ended September 30, 2022, after giving pro forma effect to the redemption of the Alkali Business preferred units and related transactions as if such transaction happened on January 1, 2022, CHOPS, GA ORRI Holdings, LLC, GA ORRI, LLC, Independence Hub, LLC and certain immaterial other consolidated subsidiaries (together our “Consolidated Unrestricted Subsidiaries”) had no outstanding preferred equity and $425 million in our outstanding indebtedness, which would be structurally senior to the notes, and comprised approximately 5% of our consolidated revenues and approximately 13% of our segment margin. The results of Poseidon (together with the Consolidated Unrestricted Subsidiaries, the “Existing Unrestricted Subsidiaries”) are not consolidated with our historical consolidated financial statements as we account for Poseidon under the equity method of accounting. Prior to January 1, 2023, ANSAC was not our subsidiary so its results are not consolidated with our historical consolidated financial statements.

The Offering

The following is a brief summary of some of the terms of this offering. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuers	Genesis Energy, L.P. and Genesis Energy Finance Corporation.

Genesis Energy Finance Corporation, a Delaware corporation, is a subsidiary of Genesis Energy, L.P. that has no material assets or liabilities, other than liabilities as a co-issuer of both the notes and our existing unsecured notes, and as a guarantor of our credit agreement.

Notes Offered	$400,000,000 aggregate principal amount of % senior notes due 2030.

Maturity Date	, 2030.

Interest	Interest on the notes will accrue at a rate of % per annum. Interest on the notes will be payable semi-annually in cash in arrears on and of each year, commencing , 2023.

Ranking	The notes will be our unsecured senior obligations. Accordingly, they will rank:

•	equal in right of payment to all of our existing and future senior unsecured indebtedness, including our existing unsecured notes;

•

effectively junior in right of payment to all existing and future secured indebtedness, including indebtedness under our credit facility to the extent of the value of the collateral securing such indebtedness;

•	structurally subordinated to all existing and future indebtedness and other liabilities of any non-guarantor subsidiaries; and

•	senior in right of payment to all existing and future subordinated indebtedness.

At September 30, 2022, on a pro forma basis after giving effect to the application of the net proceeds of this offering as described herein, we would have had approximately $3.0061 billion of total indebtedness (excluding $4.5 million in respect of outstanding letters of credit), approximately $71.4 million of which (excluding $4.5 million in respect of outstanding letters of credit) would be secured indebtedness to which the notes would be effectively junior (to the extent of the value of the collateral securing such indebtedness), and we would have had approximately $574.1 million of borrowing capacity available under our $650.0 million credit facility, subject to compliance with financial covenants, for additional secured borrowings, which would be effectively senior to the notes. As of September 30, 2022, after giving pro forma effect to the redemption of the Alkali Business preferred units and related transactions as if such transaction happened on January 1, 2022, the Consolidated Unrestricted Subsidiaries had no outstanding preferred equity and $425 million in outstanding indebtedness, which would be structurally senior to the notes, and we derived approximately 5% of our consolidated revenues and approximately 13% of our segment margin for the nine month period then ended from such Consolidated Unrestricted Subsidiaries.

Subsidiary Guarantees	Each of our existing subsidiaries, other than Finance Corp., ANSAC and our unrestricted subsidiaries, will guarantee the notes initially and for so long as each such subsidiary guarantees our credit facility. However, ANSAC, of which we became the sole member as of January 1, 2023, is not currently a guarantor of our credit facility and will guarantee the notes if ANSAC guarantees the obligations under our credit facility. Not all of our future subsidiaries will have to become guarantors. If we cannot make payments on the notes when they are due, the guarantor subsidiaries, if any, must make them instead. Please see “Description of Notes—Subsidiary Guarantees.”

Each guarantee will rank:

•	equal in right of payment to all existing and future senior unsecured indebtedness of the guarantor subsidiary, including its guarantee of the existing unsecured notes;

•

effectively junior in right of payment to all existing and future secured indebtedness of the guarantor subsidiary, including its guarantee of indebtedness under our credit facility, to the extent of the value of the collateral securing such indebtedness; and

•	senior in right of payment to any future subordinated indebtedness of the guarantor subsidiary.

At September 30, 2022, on a pro forma basis after giving effect to the application of the net proceeds of this offering as described herein, the subsidiary guarantees of the notes would have been effectively junior to $71.4 million of secured indebtedness (to the extent of the value of the collateral securing such indebtedness), all of which would constitute guarantees of indebtedness under our credit facility (excluding $4.5 million in respect of outstanding letters of credit). Please see “Description of Certain Other Indebtedness.”

On the issue date, the Existing Unrestricted Subsidiaries will be designated as unrestricted subsidiaries under the indenture governing the notes offered hereby and, accordingly, will not guarantee the notes.

Use of Proceeds

We intend to use the net proceeds from this offering (i) to fund the purchase price and accrued and unpaid interest for all of our 2024 notes validly tendered and accepted for payment in the Tender Offer, (ii) to fund the redemption price and accrued and unpaid interest for any 2024 notes that remain outstanding after the completion or termination of the Tender Offer and (iii) for general partnership purposes, including repaying a portion of the revolving borrowings outstanding under our credit facility, which had approximately $120.2 million outstanding as of September 30, 2022. Pending the potential use of the net proceeds from this offering as described in (i) and (ii) above, we intend to use such net proceeds from this offering to make short-term liquid investments or for the repayment of outstanding revolving borrowings under our credit agreement, at our discretion. Please see “Use of Proceeds.”

Optional Redemption	We will have the option to redeem the notes, in whole or in part, at any time on or after , 2026, at the redemption prices described in this prospectus supplement under the heading “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to, but not including, the date of redemption. In addition, before , 2026, we may redeem all or any part of the notes at the make-whole price set forth under “Description of Notes—Optional Redemption,” plus any accrued and unpaid interest to the date of redemption. In addition, before , 2026, we may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the notes in an amount not greater than the net proceeds of a public or private equity offering at a redemption price of % of the principal amount of the notes, plus any accrued and unpaid interest to the date of redemption, if at least 65% of the aggregate principal amount of the notes issued under the indenture governing the notes remains outstanding immediately after such redemption and the redemption occurs within 120 days of the closing date of such equity offering.

Change of Control	If we experience certain kinds of changes of control, in certain cases, followed by a rating decline within 60 days, each holder of notes may require us to repurchase all or a portion of its notes for cash at a price equal to 101% of the aggregate principal amount of such notes, plus any accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	pay distributions or dividends on, or purchase, redeem or other otherwise acquire, equity interests;

•	make certain investments;

•	incur additional indebtedness or liens;

•	sell certain assets or merge with or into other companies;

•	engage in transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	engage in an unrelated business.

These covenants are subject to important exceptions and qualifications. In addition, substantially all of the covenants will be terminated before the notes mature if both of two specified ratings agencies assign the notes an investment grade rating in the future and no events of default exist under the indenture governing the notes. Please see “Description of Notes—Certain Covenants—Covenant Termination.”

Risk Factors	You should read “Risk Factors” in this prospectus supplement and found in the documents incorporated herein by reference, as well as the other cautionary statements throughout this prospectus supplement, to ensure you understand the risks associated with an investment in the notes.

Trustee	Regions Bank.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Financial Measure Reconciliation

For definitions and discussion of the financial measures refer to the “Non-GAAP Financial Measures” as later discussed and defined.

The tables below reconcile (x) (i) the mid-point of the preliminary Net Income Attributable to Genesis Energy, L.P. range of approximately $41 million to $45 million to the mid-point of the preliminary Adjusted EBITDA range of approximately $178 million to $182 million and the preliminary Available Cash before Reserves range of approximately $81 million to $85 million and (ii) the mid-point of the preliminary Cash Flows from Operating Activities range of approximately $79 million to $83 million to the mid-point of such preliminary Adjusted EBITDA range, in each case for the three months ended December 31, 2022 (the “2022 Quarter”) and (y) (i) Net Loss Attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves and (ii) Cash Flows from Operating Activities to Adjusted EBITDA, in each case for the three months ended December 31, 2021 (the “2021 Quarter”). The tables below include preliminary estimates for our quarter ended December 31, 2022 and actual results for the quarter ended December 31, 2021. The preliminary estimates are based on information available as of the date of this prospectus supplement and our actual results may differ materially from these estimates. For more information, please read “Summary—Recent Events—Operational Update and Certain Preliminary Financial Results for Fourth Quarter 2022.”

	Three Months Ended December 31,
	2022	2021
	(in millions)
Net income (loss) attributable to Genesis Energy, L.P.	$43.2	$(68.3)
Interest expense	57.4	56.8
Income tax expense	0.4	0.5
Depreciation, depletion, amortization, and accretion	82.0	107.6

EBITDA	183.0	96.6
Redeemable noncontrolling interest redemption value adjustments (1)	—	7.8
Plus (minus) Select Items, net (2)	(2.8)	36.3

Adjusted EBITDA	180.2	140.7
Maintenance capital utilized (3)	(15.4)	(13.5)
Interest expense	(57.4)	(56.8)
Cash tax expense	(0.4)	(0.2)
Cash distributions to preferred unitholders (4)	(24.0)	(18.7)

Available Cash before Reserves (5)	$83.0	$51.5

(1)	The 2021 Quarter includes PIK distributions and accretion on the redemption feature. The associated Alkali Holdings preferred units were fully redeemed during the second quarter of 2022.

(2)	Refer to additional detail of Select Items later in this prospectus supplement.

(3)

Maintenance capital expenditures in the 2022 Quarter and the 2021 Quarter were $42.0 million and $26.8 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.

(4)	Distributions to preferred unitholders attributable to the 2022 Quarter are payable on February 14, 2023 to unitholders of record at close of business on January 31, 2023.

(5)	Represents the Available Cash before Reserves to common unitholders.

	Three Months Ended December 31,
	2022	2021
	(in millions)
Cash Flows from Operating Activities	$81.4	$95.6
Adjustments to reconcile net cash flow provided by operating activities to Adjusted EBITDA:
Interest Expense	57.4	56.8
Amortization and write-off of debt issuance costs, premium, and discount	(2.2)	(4.5)
Effects of available cash from equity method investees not included in operating cash flows	5.1	2.9
Net effect of changes in components of operating assets and liabilities	39.5	(23.6)
Non-cash effect of long-term incentive compensation plans	(7.0)	(3.7)
Expenses related to business development activities and growth projects	0.5	7.3
Differences in timing of cash receipts for certain contractual arrangements (1)	12.6	8.1
Other items, net	(7.1)	1.7

Adjusted EBITDA	$180.2	$140.7

(1)

Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

Non-GAAP Financial Measures

General

To evaluate our business, we use certain financial measures (“non-GAAP” measures) that are not contemplated by or referenced in accounting principles generally accepted in the U.S., also referred to as GAAP. Our non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves and Adjusted EBITDA measures are just two of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance; liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.

Available Cash Before Reserves

Purposes, Uses and Definition

Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)

our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Available Cash before Reserves (“Available Cash before Reserves”) as Adjusted EBITDA adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net interest expense, cash tax expense and cash distributions paid to our Class A convertible preferred unitholders.

Disclosure Format Relating to Maintenance Capital

We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements

MAINTENANCE CAPITAL EXPENDITURES

Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.

Prior to 2014, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.

Beginning with 2014, we believe a substantial amount of our maintenance capital expenditures from time to time have been and will continue to be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.

In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

MAINTENANCE CAPITAL UTILIZED

We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.

Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period. Because we did not initially use our maintenance capital utilized measure before 2014, our maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

Adjusted EBITDA

Purposes, Uses and Definition

Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)

our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Adjusted EBITDA (“Adjusted EBITDA”) as Net income (loss) attributable to Genesis Energy, L.P. before interest, taxes, depreciation and amortization (including impairment, write-offs, accretion and similar items, often referred to as EBITDA) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, “Select Items”). Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.

The table below includes the Select Items discussed above as applicable to the reconciliation of Net income (loss) attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves:

	Three Months Ended December 31,
	2022	2021
	(in millions)
I. Applicable to all Non-GAAP Measures
Differences in timing of cash receipts for certain contractual arrangements(1)	$12.6	$8.1
Distributions from unrestricted subsidiaries not included in income(2)	—	17.5
Certain non-cash items:
Unrealized gains on derivative transactions excluding fair value hedges, net of changes in inventory value(3)	(21.8)	(0.0)
Adjustment regarding equity investees(4)	5.2	2.5
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . .	1.3	0.3

Sub-total Select Items, net(5)	(2.7)	28.4
II. Applicable only to Adjusted EBITDA and Available Cash before Reserves
Certain transaction costs	0.5	7.3
Other	(0.6)	0.6

Total Select Items, net(6)	$(2.8)	$36.3

(1)

Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

(2)

The 2021 Quarter includes $17.5 million in cash receipts associated with principal repayments on our previously owned NEJD pipeline not included in income. We received the last principal payment associated with our previously owned NEJD pipeline in the fourth quarter of 2021. Genesis NEJD Pipeline, LLC is defined as an unrestricted subsidiary under our senior secured credit facility.

(3)	The 2022 Quarter includes an unrealized gain of $21.8 million from the valuation of our commodity derivatives (excluding fair value hedges).

(4)	Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.

(5)	Represents all Select Items applicable to Available Cash before Reserves.

(6)	Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.

RISK FACTORS

An investment in the notes involves risk. We urge you to read and consider carefully the following risks and the risk factors included under the caption “Risk Factors” beginning on page S-22 of this prospectus supplement, on page 2 of the accompanying base prospectus and on page 32 of our Annual Report on Form 10-K for the year ended December 31, 2021, which risk factors are incorporated by reference into this prospectus supplement, together with all of the other information included or incorporated by reference into this prospectus supplement, before deciding whether to invest in the notes. If any of these risks were to occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, our ability to meet our obligations under the notes could be materially affected. You could lose all or part of your investment in, or fail to achieve the expected return on, the notes.

Risks Relating to the Notes and this Offering

We may be unable to generate sufficient cash to service all of our indebtedness, including the notes, the existing unsecured notes and our indebtedness under our credit agreement, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may be unsuccessful.

Our ability to make scheduled payments on, or to refinance, our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes offered hereby.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and would permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including our credit agreement, the indentures governing the existing unsecured notes, and the indenture governing the notes. In the absence of such cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our credit agreement and the indentures governing the existing unsecured notes contain, and the indenture governing the notes will contain, restrictions on our ability to dispose of assets. We may be unable to consummate those dispositions or to obtain the proceeds that we could realize from them, and any proceeds may be inadequate to meet any debt service obligations then due. Please see “Description of Certain Other Indebtedness” and “Description of Notes.”

The notes and the related guarantees will be unsecured and effectively junior to our and the guarantors’ existing and future secured indebtedness and to debt of our non-guarantor subsidiaries and joint ventures.

The notes will be our senior unsecured debt and will rank equally in right of payment with all of our other existing and future senior unsecured debt. The notes will be effectively junior to all of our existing and future secured debt (to the extent of the value of the collateral securing that debt) and to the existing and future secured debt of any subsidiaries that guarantee the notes (to the extent of the value of the collateral securing that debt).

The notes will also be structurally subordinated to the existing and future debt of (i) our subsidiaries that do not guarantee the notes, including ANSAC, the Existing Unrestricted Subsidiaries and subsidiaries we designate in the future as “Unrestricted Subsidiaries” as described below under “Description of Notes—Brief Description of the Notes and the Subsidiary Guarantees” and (ii) any joint ventures. If ANSAC guarantees the obligations under our credit agreement, it will guarantee the notes. Any right that we or our subsidiaries that guarantee the notes have to receive any assets of any of our subsidiaries or joint ventures that do not guarantee the notes upon the liquidation or reorganization of such non-guarantor subsidiaries or joint ventures, and the consequent rights of holders of notes to realize proceeds from the sale of any of those non-guarantor subsidiaries’ or joint ventures’ assets, will be effectively subordinated to the claims of those non-guarantor subsidiaries’ and joint ventures’ creditors, including trade creditors of those non-guarantor subsidiaries and joint ventures. As of September 30, 2022, after giving pro forma effect to the redemption of the Alkali Business preferred units and related transactions as if such transaction happened on January 1, 2022, the Consolidated Unrestricted Subsidiaries had no outstanding preferred equity and $425 million in outstanding indebtedness, which would be structurally senior to the notes, and we derived approximately 5% of our consolidated revenues and approximately 13% of our segment margin for the nine month period then ended from such Consolidated Unrestricted Subsidiaries.

If we are involved in any dissolution, liquidation or reorganization, holders of our secured debt would be paid before you receive any amounts due under the notes to the extent of the value of the assets securing such debt and creditors of each of our non-guarantor subsidiaries and joint ventures would be paid before you receive any amounts due under the notes from the proceeds of any remaining assets of such non-guarantor subsidiary or joint venture. In that event, you may be unable to recover any principal or interest you are due under the notes. In the event of any dissolution, liquidation or reorganization of our non-guarantor subsidiaries or joint ventures, such non-guarantor subsidiaries or joint ventures will first pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

As of September 30, 2022, on a pro forma basis after giving effect to the application of the net proceeds of this offering as described herein, we would have had approximately $3.0061 billion of total indebtedness, approximately $71.4 million of which (excluding $4.5 million in respect of outstanding letters of credit) would be secured indebtedness to which the notes would be effectively junior (to the extent of the value of the collateral securing such indebtedness), and we would have had approximately $574.1 million of borrowing capacity available under our $650.0 million credit facility, subject to compliance with financial covenants, for additional secured borrowings under our credit agreement, which would be effectively senior to the notes.

Fluctuations in interest rates could adversely affect our business or cause our debt service obligations to increase significantly.

We have exposure to movements in interest rates. The interest rates under our credit agreement are variable. Our results of operations and our cash flows, as well as our access to future capital and our ability to fund our growth strategy, could be adversely affected by significant increases in interest rates. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness, including the notes, would decrease.

Our indebtedness could adversely restrict our ability to operate, affect our financial condition and prevent us from complying with our requirements under our debt instruments, including the notes.

As of September 30, 2022, on a pro forma basis after giving effect to the application of the net proceeds of this offering as described herein, we had approximately $71.4 million outstanding of senior secured indebtedness (excluding $4.5 million in respect of outstanding letters of credit).

We must comply with various affirmative and negative covenants contained in our credit agreement and the indentures governing the existing unsecured notes and that will be contained in the indenture governing the notes, some of which may restrict the way in which we would like to conduct our business. Among other things, these covenants limit or will limit our ability to:

•	incur additional indebtedness or liens;

•	make payments in respect of or redeem or acquire any debt or equity issued by us;

•	sell assets;

•	make loans or investments;

•	make guarantees;

•	enter into any hedging agreement for speculative purposes;

•	acquire or be acquired by other companies; and

•	amend some of our contracts.

The restrictions under our indebtedness may prevent us from engaging in certain transactions which might otherwise be considered beneficial to us and could have other important consequences to noteholders. For example, they could:

•	increase our vulnerability to general adverse economic and industry conditions;

•

limit our ability to make distributions; to fund future working capital, capital expenditures and other general partnership requirements; to engage in future acquisitions, construction or development activities; access capital markets (debt and equity); or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness or to comply with any restrictive terms of our indebtedness;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate; and

•	place us at a competitive disadvantage as compared to our competitors that have less debt.

We may incur additional indebtedness (public or private) in the future under our existing credit agreement, by issuing debt instruments, under new credit agreements, under joint venture credit agreements, under capital leases or synthetic leases, on a project-finance or other basis, or a combination of any of these. If we incur additional indebtedness in the future, it likely would be under our existing credit agreement or under arrangements that may have terms and conditions at least as restrictive as those contained in our existing credit agreement, the indentures governing the existing unsecured notes or the indenture governing the notes. Failure to comply with the terms and conditions of any existing or future indebtedness would constitute an event of default. If an event of default occurs, the lenders or noteholders will have the right to accelerate the maturity of such indebtedness and foreclose upon the collateral, if any, securing that indebtedness. In addition, if there is a change of control as described in our credit facility, that would be an event of default unless our creditors agreed otherwise, and such event could limit our ability to fulfill our obligations under our other outstanding debt instruments and to make cash distributions to unitholders which could adversely affect the market price of our securities.

In addition, from time to time, some of our joint ventures may have substantial indebtedness, which will include affirmative and negative covenants and other provisions that limit their freedom to conduct certain operations, events of default, prepayment and other customary terms.

Despite our and our subsidiaries’ current level of indebtedness, we may still be able to incur substantially more debt.

We and our subsidiaries, subject to certain limitations, including those contained in our credit agreement and the indentures governing the existing unsecured notes and that will be contained in the indenture governing the notes offered hereby, may be able to incur additional indebtedness in the future by issuing debt instruments, under new credit agreements, under joint venture credit agreements, under finance leases or synthetic leases, on a project-finance or other basis, or a combination of any of these. For example, on a pro forma basis after giving effect to the application of the net proceeds of this offering as described herein, we expect to be able to borrow approximately an additional $574.1 million available on a revolving basis under our $650 million credit facility, subject to compliance with financial covenants. Please see “Description of Certain Other Indebtedness—Credit Facility” and “Capitalization.”

If new debt is added to our current debt levels, the related risks that we and our subsidiaries currently face could intensify. In addition, the incurrence of additional indebtedness could make it more difficult to satisfy our existing financial obligations, including those relating to the notes.

If we incur any additional indebtedness, including trade payables, that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our partnership. This may have the effect of reducing the amount of proceeds paid to you. Please see “Description of Notes” and “Description of Certain Other Indebtedness.”

We may be unable to repurchase the notes upon a change of control.

Upon the occurrence of certain change of control events, in certain cases, followed by a rating decline within 60 days, we would be required to offer to repurchase all or any part of the existing unsecured notes and the notes then outstanding for cash at 101% of the principal amount plus accrued and unpaid interest. The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from our operations or other sources, including:

•	borrowings under our credit agreement or other sources;

•	sales of assets; or

•	sales of equity.

We cannot assure you that sufficient funds would be available at the time of any change of control to repurchase your notes after first repaying any of our senior debt that may exist at the time. In addition, restrictions under our credit agreement or any future credit facilities will not allow such repurchases. Additionally, a “change of control” (as defined in the indenture governing the notes) will be an event of default under our credit agreement, which would permit the lenders to accelerate the debt outstanding under the credit agreement. Finally, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could have a negative impact on our ability to conduct our business operations.

Holders of notes do not have the right to require us to repurchase notes following certain kinds of change of control events unless such a change of control event is followed by a rating decline.

Holders of notes do not have the right to require us to repurchase notes following certain kinds of change of control events unless such a change of control event is followed by a rating decline. Moreover, because the change of control offer provisions of our 2024 notes do not include a requirement that the change of control event be followed by a rating decline in order to be triggered, we may be obligated to offer to purchase our 2024 notes, following a change of control event that is not followed by a rating decline, even though holders of notes would not have such right.

The guarantee of a subsidiary could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, our subsidiary guarantees can be voided, or claims under the guarantee of a subsidiary may be further subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

The guarantee of a subsidiary may also be voided, without regard to the above factors, if a court found that the subsidiary guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if that subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a subsidiary guarantee, you would no longer have a claim against that subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from that subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee contains a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. Such provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

Many of the covenants contained in the indenture governing the notes will be terminated if the notes are rated investment grade by both Standard & Poor’s and Moody’s and no default or event of default has occurred and is continuing.

Many of the covenants in the indenture governing the notes will be terminated if the notes are rated investment grade by both Standard & Poor’s and Moody’s provided at such time no event of default has occurred and is continuing. These covenants will include those that restrict, among other things, our ability to pay dividends, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, termination of these covenants would allow us to engage in certain transactions that would not have been permitted while these covenants were in force. Please see “Description of Notes—Certain Covenants—Covenant Termination.”

A financial failure by us or our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us or our subsidiaries could affect payment of the notes if a bankruptcy court were to substantively consolidate us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would become subject to the claims of creditors of all entities. This would expose holders of notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the “cram-down” provisions of the U.S. bankruptcy code. Under these provisions, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

The interruption of distributions to us from our subsidiaries and joint ventures could affect our ability to make payments on our commitments, including the notes.

We are a holding company. As such, our primary assets are the equity interests in our subsidiaries and joint ventures. Consequently, our ability to fund our commitments, including payments on the notes, depends upon the earnings and cash flow of our subsidiaries and joint ventures and the distribution of that cash to us. While some of our joint ventures and GA ORRI Holdings, LLC and GA ORRI, LLC may generally be required to make cash distributions to us on a quarterly or other periodic basis, distributions from our joint ventures are subject to the discretion of their respective management committee or similar governing body in one or more respects even if such distributions are generally required, such as with respect to the establishment of cash reserves. Further, the charter documents of certain of our joint ventures and GA ORRI Holdings, LLC and GA ORRI, LLC may vest in the management committee or similar governing body certain discretion or contain certain limitations regarding cash distributions even if such distributions are generally required. Accordingly, our joint ventures and GA ORRI Holdings, LLC and GA ORRI, LLC may not continue to make distributions to us at current levels or at all.

We distribute all of our available cash to our unitholders, which may limit the cash available to service the notes or repay them at maturity.

Subject to the limitations on restricted payments contained in our credit agreement and the indentures governing the existing unsecured notes and that will be contained in the indenture governing the notes, we will distribute all of our “available cash” each quarter to our unitholders. “Available cash” is defined in our limited partnership agreement. As a result, we may not accumulate significant amounts of cash. If our general partner’s board of directors fails to establish sufficient reserves, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the notes.

Restrictive covenants under the indentures governing our existing unsecured notes, our credit agreement and the indenture that will govern the notes may adversely affect our operations.

Our credit agreement and the indentures governing our existing unsecured notes contain, and the indenture governing the notes will contain, and any future indebtedness we incur may contain, a number of restrictive covenants that impose or will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	sell assets, including equity interests in our subsidiaries;

•	pay distributions on, redeem or repurchase our units or redeem or repurchase our subordinated debt;

•	make investments;

•	incur or guarantee additional indebtedness or issue preferred units;

•	create or incur certain liens;

•	enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of our assets;

•	engage in transactions with affiliates;

•	create unrestricted subsidiaries;

•	enter into sale and leaseback transactions; and

•	engage in certain business activities.

As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or to finance future operations or capital needs.

Unrestricted subsidiaries will not be subject to the covenants in the indenture governing the notes.

We have designated the Existing Unrestricted Subsidiaries as unrestricted subsidiaries under the indentures governing our existing unsecured notes and our credit agreement. These entities will not guarantee the notes and include GA ORRI Holdings, LLC, GA ORRI, LLC, Poseidon, CHOPS, and certain immaterial other unrestricted subsidiaries. As of September 30, 2022, after giving pro forma effect to the redemption of the Alkali Business preferred units and related transactions as if such transaction happened on January 1, 2022, the Consolidated Unrestricted Subsidiaries had no outstanding preferred equity and $425 million in outstanding indebtedness, which would be structurally senior to the notes, and we derived approximately 5% of our consolidated revenues and approximately 13% of our segment margin for the nine month period then ended from such Consolidated Unrestricted Subsidiaries. We will have significant flexibility to designate any of our other subsidiaries as additional unrestricted subsidiaries under the indenture governing the notes. Unrestricted subsidiaries are not subject to the covenants in the indenture governing the notes. Accordingly, we may secure indebtedness with the assets of any subsidiary we designate as unrestricted, which could reduce the amount of our assets that would be available to satisfy your claims as holders of the notes should we default on the notes.

There may be no public trading market for the notes.

The notes are a new issue of securities for which there is currently no established trading market. A market for the notes may not develop or, if one does develop, it may not be maintained. If a market develops, the notes could trade at prices that may be higher or lower than the initial offering price or the price at which you purchased the notes, depending on many factors, including prevailing interest rates, our financial performance, the amount of indebtedness we have outstanding, the market for similar securities and the time remaining to maturity of your notes. We have not applied and do not intend to apply for listing the notes on any securities exchange or any automated quotation system. If an active market for the notes fails to develop or be sustained, the trading price and liquidity of the notes could be adversely affected.

Ratings of the notes may not reflect all risks of an investment in the notes.

The notes will be rated at time of original issue by at least one nationally recognized statistical rating organization. The ratings of our notes will primarily reflect our perceived financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading values of, your notes.

An increase in market rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Our tax treatment will depend on our status as a partnership for U.S. federal income tax purposes. The tax treatment of publicly traded partnerships could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

A publicly traded partnership such as us may be treated as a corporation for U.S. federal income tax purposes unless it satisfies a “qualifying income” requirement. Based on our current operations and current U.S. Treasury regulations, we believe that we satisfy the qualifying income requirement. Failing to meet the qualifying income requirement or a change in current law could cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to entity-level taxation.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes that is not taxable as a corporation, affect or cause us to change our business activities, affect the tax considerations of an investment in us and change the character or treatment of portions of our income. For example, from time to time, the President and members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that would adversely affect the tax treatment of certain publicly traded partnerships, including the elimination of partnership tax treatment for publicly traded partnerships. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted.

Despite the fact that we are a limited partnership under Delaware law, if we were classified as a corporation for U.S. federal income tax purposes, we would be required to pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently 21%, and would likely pay state income tax and franchise tax at varying rates. Treatment of us as a corporation would cause a material reduction in our anticipated cash flow, which could materially and adversely affect our ability to make payments on the notes.

In addition, legislation applicable to partnership tax years beginning after 2017 changes the audit procedures for large partnerships and in certain circumstances would permit the IRS to assess and collect taxes (including any applicable penalties and interest) resulting from partnership-level federal income tax audits directly from us in the year in which the audit is completed. If we are required to make payments of taxes, penalties and interest resulting from audit adjustments, our cash available for payment of principal and interest on the notes might be substantially reduced.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $392 million, after deducting the underwriters’ discount and payment of the estimated offering expenses.

We intend to use the net proceeds from this offering (i) to fund the purchase price and accrued and unpaid interest for all of our 2024 notes validly tendered and accepted for payment in the Tender Offer; (ii) to fund the redemption price and any accrued and unpaid interest for any 2024 notes that remain outstanding after the completion or termination of the Tender Offer; and (iii) for general partnership purposes, including repaying a portion of the revolving borrowings outstanding under our credit facility, which had approximately $120.2 million outstanding as of September 30, 2022. Pending the potential use of the net proceeds from this offering as described in (i) and (ii) above, we intend to use such net proceeds from this offering to make short-term liquid investments or for the repayment of outstanding revolving borrowings under our credit agreement, at our discretion.

Our credit facility matures in March 2024 and bears interest at a variable rate, which was approximately 6.2% per annum as of September 30, 2022. Our outstanding borrowings under our credit facility were incurred in connection with organic growth projects, funding maintenance capital expenditures and general working capital purposes. Please see “Description of Certain Other Indebtedness.”

Affiliates of certain underwriters of the notes are lenders under our credit facility and, accordingly, may receive a portion of the net proceeds of this offering. See “Underwriting.”

Wells Fargo Securities, LLC is acting as dealer manager for the Tender Offer, for which it will receive indemnification against certain liabilities and reimbursement of expenses. Additionally, certain of the underwriters or their affiliates are holders of our 2024 notes and, accordingly, may receive a portion of the proceeds of this offering in the Tender Offer or any redemption of the 2024 notes. Please see “Underwriting.”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2022:

(1)	on a historical basis; and

(2)

on a pro forma basis to give effect to the issuance of the notes by us in this offering and the application of the net proceeds to fund the purchase of all of our outstanding 2024 notes at an assumed Tender Offer price of $1,001.70 per $1,000 principal amount plus accrued and unpaid interest.

The following table should be read together with our historical financial statements and the related notes thereto that are incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	As of September 30, 2022
	Historical	Pro forma
	(in millions)
Cash and cash equivalents(1)	$5.8	$5.8
Long-term debt:
Credit facility(2)(3)(4)	120.2	71.4
2024 Notes	341.1	—
2025 Notes	534.8	534.8
2026 Notes	339.3	339.3
2027 Notes	981.2	981.2
2028 Notes	679.4	679.4
2030 Notes offered hereby	—	400.0
Total long-term debt	2,996.0	3,006.1

Alkali Senior Secured Notes	425.0	425.0

Mezzanine and Partners’ capital:
Mezzanine capital:
Class A Convertible Preferred Units	891.9	891.9
Partners’ capital:
Common unitholders	562.4	562.4

Total capitalization	$4,875.3	$4,885.4

(1)	Excludes approximately $18.6 million of restricted cash held by GA ORRI, LLC.

(2)	Does not include $4.5 million in outstanding letters of credit.

(3)

On April 8, 2021, we extended the maturity on our credit facility from May 2022 to March 2024 by entering into the Fifth Amended and Restated Credit Agreement. See “Description of Certain Other Indebtedness.”

(4)	As of January 17, 2023, we had $250.5 million outstanding under our revolving loan facility. Our term loan was paid off in full (See discussions under “Description of Certain Other Indebtedness”).

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Credit Facility

We currently have a $950 million senior secured credit facility, comprising a term loan facility of $300 million and a revolving loan facility of $650 million, with a group of banks led by Wells Fargo Bank, National Association. Our credit agreement includes an accordion feature whereby the total credit available can be increased up to $1.15 billion, subject to lender consent and certain other customary conditions. Our credit agreement includes a $200 million inventory financing sublimit tranche, which we may use to finance the purchase and sale of certain petroleum products subject to sales contracts or hedging agreements and related storage and transportation costs. Our term loan was paid off in full with a portion of the proceeds received from the sale of a minority interest in the CHOPS pipeline (see the discussion under “Summary—Recent Events”).

At September 30, 2022, we had approximately $120.2 million borrowed under our credit facility, with $11.3 million of that amount designated as a loan under the inventory sublimit tranche. Additionally, we had $4.5 million in letters of credit outstanding. On April 8, 2021, we entered into the Fifth Amended and Restated Credit Agreement. Due to the nature of the revolving loans under our credit facility, additional borrowings and periodic repayments and re-borrowings of revolving loans may be made until the maturity date of March 15, 2024. Our credit facility is secured by substantially all of our assets. Our obligations under the credit facility are guaranteed by all of our subsidiaries (other than ANSAC and the Existing Unrestricted Subsidiaries).

The key terms for rates under our credit facility, which are dependent on our leverage ratio (as defined in the Credit Agreement), are as follows:

•

The interest rate on borrowings may be based on an alternate base rate or a Term SOFR rate (as defined in our credit agreement), at our option. The alternate base rate is equal to the sum of (a) the greatest of (i) the prime rate as established by the administrative agent for the revolving credit facility, (ii) the federal funds effective rate plus one-half of 1% and (iii) the Adjusted Term SOFR rate for a one-month maturity plus 1% and (b) the applicable margin. The Adjusted Term SOFR rate (as defined in our credit agreement) is equal to the sum of (a) the Term SOFR rate (as defined in our credit agreement) for such period plus (b) the Term SOFR Adjustment of 0.1% plus (c) the applicable margin. The applicable margin varies from 2.25% to 3.75% on Term SOFR borrowings and from 1.25% to 2.75% on alternate base rate borrowings, depending on our leverage ratio. Our leverage ratio is recalculated quarterly.

•	Letter of credit fees range from 2.25% to 3.75% based on our leverage ratio as computed under the revolving credit facility. The rate can fluctuate quarterly.

•

We pay a commitment fee on the unused portion of the $650 million revolving loan under our credit facility. The commitment fee on the unused committed amount will range from 0.30% to 0.50% per annum depending on our leverage ratio.

Our credit agreement contains customary covenants (affirmative, negative and financial) that limit the manner in which we may conduct our business. Our credit agreement also requires a mandatory prepayment on the term loans with the net cash proceeds from certain asset sales. In addition, our credit agreement contains three primary financial covenants—a leverage ratio, a senior secured leverage ratio and an interest coverage ratio. In general, our leverage ratio calculations compare our consolidated funded debt (excluding the amounts borrowed under the inventory sublimit in our credit agreement) to EBITDA (as defined and adjusted in accordance with our credit agreement). Our interest coverage ratio compares EBITDA (as adjusted) to interest expense. Our credit agreement provides, among other things, that, if and when we achieve specified investment grade ratings, certain restrictive covenants will cease to apply and the applicable margin for both alternate base rate and Term SOFR loans and the commitment fee on the unused committed amount will be reduced by specified amounts. So long as we are in compliance with the terms of our credit agreement, we have no limitations on our ability to distribute all of our available cash (as defined in and in accordance with our partnership agreement).

Under the credit agreement, our maximum leverage ratio as of the last day of each period of four consecutive fiscal quarters then ended is not to exceed: 5.50 to 1.00 as of June 30, 2022 and each period thereafter until the maturity of our credit facility.

2024 Notes

On May 15, 2014, Genesis and Finance Corp., as co-issuers, issued $350 million in aggregate principal amount of our 2024 notes (the “2024 notes”). The 2024 notes mature on June 15, 2024 and bear interest at a rate of 5.625% per annum, payable semi-annually in cash on arrears on June 15 and December 15 of each year. The 2024 notes are guaranteed on a senior basis by all of our subsidiaries (other than Finance Corp. as co-issuer, ANSAC and the Existing Unrestricted Subsidiaries). If ANSAC guarantees the obligations under the Credit Agreement, it will guarantee the notes in accordance with the indenture. The 2024 notes were issued under and are governed by an indenture dated as of May 15, 2014 among Genesis, Finance Corp., the guarantors and Regions Bank (as successor to U.S. Bank National Association), as trustee. The indenture governing the 2024 notes contains customary terms, events of default and covenants relating to, among other things, the incurrence of indebtedness, the payment of restricted payments, engaging in transactions with affiliates and making certain investments. Indebtedness under the 2024 notes may be accelerated in certain circumstances upon an event of default as set forth in the indenture governing such notes.

We have the option to redeem the 2024 notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) of 100% beginning on June 15, 2022, together with any accrued and unpaid interest to, but not including, the date of redemption.

We intend to use a portion of the net proceeds from this offering to fund the purchase price and accrued and unpaid interest for all of our 2024 notes validly tendered and accepted for payment in the Tender Offer and the redemption of any 2024 notes that remain outstanding after the completion or termination of the Tender Offer.

2025 Notes

On August 14, 2017, Genesis and Finance Corp., as co-issuers, issued $550 million in aggregate principal amount of our 2025 notes (the “2025 notes”). The 2025 notes mature on October 1, 2025 and bear interest at a rate of 6.50% per annum, payable semi-annually in cash on arrears on April 1 and October 1 of each year. The 2025 notes are guaranteed on a senior basis by all of our subsidiaries (other than Finance Corp. as co-issuer, ANSAC and the Existing Unrestricted Subsidiaries). If ANSAC guarantees the obligations under the Credit Agreement, it will guarantee the notes in accordance with the indenture. The 2025 notes were issued under and are governed by an indenture dated as of May 21, 2015 among Genesis, Finance Corp., the guarantors and Regions Bank (as successor to U.S. Bank National Association), as trustee. The indenture governing the 2025 notes contains customary terms, events of default and covenants relating to, among other things, the incurrence of indebtedness, the payment of restricted payments, engaging in transactions with affiliates and making certain investments. Indebtedness under the 2025 notes may be accelerated in certain circumstances upon an event of default as set forth in the indenture governing such notes.

We have the option to redeem the 2025 notes, in whole or in part at the redemption prices (expressed as percentages of principal amount) of 103.250% for the twelve-month period beginning on October 1, 2021, 101.625% for the twelve-month period beginning on October 1, 2022 and 100% beginning on October 1, 2023, together with any accrued and unpaid interest to, but not including, the date of redemption. Before October 1, 2020, we may redeem all or any part of the 2025 notes for a redemption price equal to the sum of the principal amount thereof plus a make-whole premium plus any accrued and unpaid interest to, but not including, the date of redemption.

2026 Notes

On December 11, 2017, Genesis and Finance Corp., as co-issuers, issued $450 million in aggregate principal amount of our 2026 notes (the “2026 notes”). The 2026 notes mature on May 15, 2026 and bear interest at a rate of 6.25% per annum, payable semi-annually in cash on arrears on May 15 and

November 15 of each year. The 2026 notes are guaranteed on a senior basis by all of our subsidiaries (other than Finance Corp. as co-issuer, ANSAC and the Existing Unrestricted Subsidiaries). If ANSAC guarantees the obligations under the Credit Agreement, it will guarantee the notes in accordance with the indenture. The 2026 notes were issued under and are governed by an indenture dated as of May 21, 2015 among Genesis, Finance Corp., the guarantors and Regions Bank (as successor to U.S. Bank National Association), as trustee. The indenture governing the 2026 notes contains customary terms, events of default and covenants relating to, among other things, the incurrence of indebtedness, the payment of restricted payments, engaging in transactions with affiliates and making certain investments. Indebtedness under the 2026 notes may be accelerated in certain circumstances upon an event of default as set forth in the indenture governing such notes.

We have the option to redeem the 2026 notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) of 103.125% for the twelve-month period beginning on February 15, 2022, 101.563% for the twelve-month period beginning on February 15, 2023 and 100% beginning on February 15, 2024, together with any accrued and unpaid interest to, but not including, the date of redemption.

2027 Notes

On December 17, 2020, Genesis and Finance Corp., as co-issuers, issued $750 million in aggregate principal amount of our 2027 notes, and on April 22, 2021 Genesis and Finance Corp., as co-issuers, issued additional $250 million in aggregate principal amount of our 2027 notes (collectively, the “2027 notes”). The 2027 notes mature on January 15, 2027 and bear interest at a rate of 8.0% per annum, payable semi-annually in cash on arrears on January 15 and July 15 of each year. The 2027 notes are guaranteed on a senior basis by all of our subsidiaries (other than Finance Corp. as co-issuer, ANSAC and the Existing Unrestricted Subsidiaries). If ANSAC guarantees the obligations under the Credit Agreement, it will guarantee the notes in accordance with the indenture. The 2027 notes were issued under and are governed by an indenture dated as of May 21, 2015 among Genesis, Finance Corp., the guarantors and Regions Bank (as successor to U.S. Bank National Association), as trustee. The indenture governing the 2027 notes contains customary terms, events of default and covenants relating to, among other things, the incurrence of indebtedness, the payment of restricted payments, engaging in transactions with affiliates and making certain investments. Indebtedness under the 2027 notes may be accelerated in certain circumstances upon an event of default as set forth in the indenture governing such notes.

We will have the option to redeem the 2027 notes, in whole or in part, at any time on or after January 15, 2024, at the redemption prices (expressed as percentages of principal amount) of 104% for the twelve-month period beginning on January 15, 2024, 102% for the twelve-month period beginning on January 15, 2025, and 100% for the twelve-month period beginning on January 15, 2026, together with any accrued and unpaid interest to, but not including, the date of redemption. Before January 15, 2024, we may redeem all or any part of the 2027 notes for a redemption price equal to the sum of the principal amount thereof plus a make-whole premium plus any accrued and unpaid interest to, but not including, the date of redemption.

2028 Notes

On January 16, 2020, Genesis and Finance Corp., as co-issuers, issued $750 million in aggregate principal amount of our 2028 notes (the “2028 notes”). The 2028 notes mature on February 15, 2028 and bear interest at a rate of 7.75% per annum, payable semi-annually in cash on arrears on February 1 and August 1 of each year. The 2028 notes are guaranteed on a senior basis by all of our subsidiaries (other than Finance Corp. as co-issuer, ANSAC and the Existing Unrestricted Subsidiaries). If ANSAC guarantees the obligations under the Credit Agreement, it will guarantee the notes in accordance with the indenture. The 2028 notes were issued under and are governed by an indenture dated as of May 21, 2015 among Genesis, Finance Corp., the guarantors and Regions Bank (as successor to U.S. Bank National Association), as trustee. The indenture governing the 2028 notes contains customary terms, events of default and covenants relating to, among other things, the incurrence of indebtedness, the payment of restricted payments, engaging in transactions with affiliates and making certain investments. Indebtedness under the 2028 notes may be accelerated in certain circumstances upon an event of default as set forth in the indenture governing such notes.

We will have the option to redeem the 2028 notes, in whole or in part, at any time on or after February 1, 2023, at the redemption prices (expressed as percentages of principal amount) of 105.813% for the twelve-month period beginning on February 1, 2023, 103.875% for the twelve-month period beginning on February 1, 2024, 101.938% for the twelve-month period beginning on February 1, 2025 and 100% beginning on February 1, 2026, together with any accrued and unpaid interest to, but not including, the date of redemption. Before February 1, 2023, we may redeem all or any part of the 2028 notes for a redemption price equal to the sum of the principal amount thereof plus a make-whole premium plus any accrued and unpaid interest to, but not including, the date of redemption.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the general description of the debt securities included in the accompanying base prospectus. You should review this description together with the description of the debt securities included in the accompanying base prospectus. To the extent this description is inconsistent with the description in the accompanying base prospectus this description will control and replace the inconsistent description in the accompanying base prospectus.

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the term “Company,” “us,” “our” or “we” refers only to Genesis Energy, L.P. and not to any of its subsidiaries, the term “Finance Corp.” refers to Genesis Energy Finance Corporation, the term “Issuers” refers to the Company and Finance Corp and the term “ANSAC” refers to American Natural Soda Ash Corp. The term “notes” refers to the Issuers’ notes being offered hereby. For purposes of this “Description of Notes” section, references to the “Issuers” do not include the subsidiaries of those Issuers.

The Issuers will issue the notes under an eighteenth supplemental indenture to the indenture dated as of May 21, 2015 (the “base indenture”) among the Issuers, the Guarantors and Regions Bank (as successor to U.S. Bank National Association), as trustee (the “trustee”) (the “supplemental indenture”; and the base indenture as supplemented by the supplemental indenture, the “indenture”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The notes will be a separate series of “senior debt securities” (as that term is used in the accompanying base prospectus).

The following summary of certain provisions of the indenture does not purport to be complete and (except to the extent inconsistent with the following summary) is supplemented by the description of debt securities contained in the accompanying base prospectus and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and to all of the provisions of the indenture, including the definitions of certain terms therein and those terms made a part of the indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. A copy of the form of the indenture may be obtained from the Issuers.

The following description is a summary of the material provisions of the indenture relating to the notes. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines the rights of Holders of the notes. Certain defined terms used in this description but not defined below under the subheading “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes. The notes:

•	are general unsecured obligations of the Issuers;

•	are equal in right of payment with our existing notes and all existing and future Senior Debt (as defined below) of either of the Issuers; and

•	are unconditionally guaranteed by the Guarantors on a senior unsecured basis.

The Subsidiary Guarantees. Initially, the notes are guaranteed by all of the Company’s existing Subsidiaries (other than Finance Corp., ANSAC and the Existing Unrestricted Subsidiaries referred to below). If ANSAC guarantees the obligations under the Credit Agreement, it will guarantee the notes in accordance with the indenture.

Each guarantee of the notes:

•	is a general unsecured obligation of that Guarantor; and

•	is equal in right of payment with all existing and future Senior Debt of that Guarantor, including its guarantee of the existing notes.

At September 30, 2022, on a pro forma basis after giving effect to the application of the net proceeds of $400 million of notes in this offering as described herein and assuming the purchase of $341.1 million aggregate principal amount of our 2024 notes pursuant to the Tender Offer as set forth under “Capitalization,” the Company and the Guarantors would have had:

•

total Senior Debt of approximately $3,006.1 million, consisting of $400 million aggregate principal amount of the notes, approximately $2,534.7 million aggregate principal amount of our existing notes and approximately $71.4 million of secured Senior Debt outstanding under our senior secured revolving credit facility (excluding letters of credit aggregating approximately $4.5 million); and

•	no Indebtedness contractually subordinated to the notes, our existing notes or the guarantees, as applicable.

The indenture will permit us and the Guarantors to incur additional Indebtedness, including additional Senior Debt.

Initially, all of our existing Subsidiaries (other than Finance Corp., ANSAC and the Existing Unrestricted Subsidiaries) will guarantee the notes. If ANSAC guarantees the obligations under the Credit Agreement, it will guarantee the notes in accordance with the indenture. Under the circumstances described below under the subheading “—Certain Covenants—Additional Subsidiary Guarantees,” in the future one or more of our newly created or acquired Subsidiaries may not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay current outstanding obligations to the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

As of the Issue Date, each of our Subsidiaries, except for the Existing Unrestricted Subsidiaries, will be a “Restricted Subsidiary.” The Existing Unrestricted Subsidiaries will constitute “Unrestricted Subsidiaries” under the indenture. Under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate additional Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes. For the nine months ended September 30, 2022, after giving pro forma effect to the redemption of the Alkali Business preferred units and related transactions as if such transaction happened on January 1, 2022, the Consolidated Unrestricted Subsidiaries had no outstanding preferred equity and $425 million in our outstanding indebtedness, which would be structurally senior to the notes, and comprised approximately 5% of our consolidated revenues and approximately 13% of our segment margin. Poseidon’s results are not consolidated with our historical consolidated financial statements as we account for Poseidon under the equity method of accounting. Prior to January 1, 2023, ANSAC was not our subsidiary so its results are not consolidated with our historical consolidated financial statements.

We own a 50% interest in T&P Syngas Supply Company, a 29% interest in Odyssey Pipeline L.L.C. and a 25.67% interest in Neptune Pipeline Company, L.L.C. (which indirectly owns a 50% interest in Atlantis Offshore, LLC), none of which Joint Ventures will initially (i) be classified as a Subsidiary of the Company or (ii) guarantee the notes.

Principal, Maturity and Interest

The Issuers will issue notes with an initial maximum aggregate principal amount of $400 million, maturing on     , 2030. The Issuers may issue additional notes having substantially identical terms and conditions to the notes offered in this offering (the “additional notes”) from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture, will be treated as a single series under the indenture for all purposes, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Interest on the notes will accrue at the rate of     % per annum, and will be payable semi-annually in arrears on and         , commencing on ,             2023. The Issuers will make each interest payment to the Holders of record on the and immediately preceding each interest payment date.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made, without penalty, on the next succeeding Business Day with the same force and effect as if made on such interest payment date.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions to an account in the United States. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as the paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by the Issuers, the trustee or the registrar for any registration of transfer or exchange of notes, but Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

Initially, all of our existing Subsidiaries, excluding Finance Corp., ANSAC and the Existing Unrestricted Subsidiaries, will guarantee the notes on a senior unsecured basis. If ANSAC guarantees the obligations under the Credit Agreement, it will guarantee the notes in accordance with the indenture. In the future, the Restricted Subsidiaries of the Company will be required to guarantee the notes under the circumstances described under “—Certain Covenants—Additional Subsidiary Guarantees.” These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to the Notes—The guarantee of a subsidiary could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

1. immediately after giving effect to such transaction, no Default or Event of Default exists; and

2. either:

a. the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes, pursuant to a supplemental indenture substantially in the form specified in the indenture, all the obligations of that Guarantor under the notes, the indenture and its Subsidiary Guarantee on terms set forth therein; or

b. if the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger is not (either before or after giving effect to such transaction) a Guarantor, such transaction complies with the “Asset Sales” provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

1. in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor or such Guarantor’s direct or indirect parent (including by way of merger or consolidation) to one or more Persons that are not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sales” provisions of the indenture;

2. in connection with any sale or other disposition of all of the Capital Stock of such Guarantor or such Guarantor’s direct or indirect parent to one or more Persons that are not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sales” provisions of the indenture;

3. if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

4. upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the indenture as described below under the caption “—Legal Defeasance, Covenant Defeasance and Satisfaction and Discharge”;

5. upon the liquidation or dissolution of such Guarantor, provided no Default or Event of Default has occurred that is continuing; or

6. at such time as such Guarantor ceases to guarantee any other Indebtedness of either of the Issuers or any other Guarantor.

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to         , 2026, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes (including any additional notes) issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price of     % of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount not greater than the net cash proceeds of one or more Equity Offerings by the Company, provided that:

1. at least 65% of the aggregate principal amount of the notes (including any additional notes) issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

2. the redemption occurs within 120 days of the date of the closing of such Equity Offering.

On and after         , 2026, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest

payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on          of the years indicated below:

Year	Percentages
2026	%
2027	%
2028 and thereafter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	100.000%

Prior to     , 2026, the Issuers may redeem all or part of the notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of:

1. the principal amount thereof, plus

2. the Make-Whole Premium at the redemption date,

plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

1. if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

2. if the notes are not listed on any national securities exchange, on a pro rata basis, or when the notes are in global form, pursuant to the applicable procedures of DTC.

No notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be mailed by first class mail, and when all the notes are in global form, sent pursuant to the applicable procedures of DTC, at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that optional redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may, at the Company’s discretion, be subject to (i) one or more conditions precedent and (ii) in the case of a redemption with the net proceeds of an Equity Offering pursuant to the first paragraph under the “—Optional Redemption” section, completion of the related Equity Offering.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

A notice of redemption with respect to any redemption pursuant to the last paragraph under the caption “—Optional Redemption” need not set forth the Make-Whole Premium but only the manner of calculation thereof in reasonable detail. The Issuers will notify the trustee of the Make-Whole Premium with respect to any such redemption promptly after the calculation, and the trustee shall not be responsible for such calculation.

Mandatory Redemption

Neither of the Issuers is required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described below under “—Repurchase at the Option of Holders.” The Issuers may, at any time and from time to time, purchase notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Issuers have previously or concurrently exercised their right to redeem all of the notes as described under “—Optional Redemption,” each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Within 30 days following any Change of Control, unless the Issuers have previously or concurrently exercised their right to redeem all of the notes as described under “—Optional Redemption,” the Company will send a notice to each Holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes as of the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Settlement Date, the Company will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date, the Company will:

1. deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

2. deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

On the Change of Control Settlement Date, the paying agent will mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company’s ability to repurchase notes pursuant to a Change of Control Offer may be restricted by the terms of any Credit Facility and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the Company’s financial resources. The exercise by the Holders of notes of their right to require the Company to repurchase the notes upon a Change of Control Offer could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company or otherwise. The Credit Agreement provides that certain change of control events with respect to the Company would constitute an event of default thereunder, entitling the lenders, among other things, to accelerate the maturity of all Senior Debt outstanding thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company or any Guarantor becomes a party may contain similar restrictions and provisions. The indenture provides that, prior to complying with any of the provisions of this “Change of Control” covenant, but in any event no later than the Change of Control Settlement Date, the Company or any Guarantor must either repay all of its other outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing such Senior Debt to permit the repurchase of notes required by this covenant. If the Company does not obtain the requisite consents or repay all of its other outstanding Senior Debt, the Company may remain prohibited from purchasing notes under those other agreements. The Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other Indebtedness.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (ii) irrevocable notice of redemption of all notes has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in effect for the Change of Control at the time of making the Change of Control Offer.

In the event that upon consummation of a Change of Control Offer less than 10% of the aggregate principal amount of the notes (including any additional notes) that were originally issued are held by Holders other than the Issuers or Affiliates thereof, the Issuers will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Offer payment amount plus, to the extent not included in the Change of Control Offer payment amount, accrued and unpaid interest on the notes that remain outstanding, to the date of redemption (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the indenture relative to the Company’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified, prior to the occurrence of a Change of Control, with the written consent of the Holders of a majority in principal amount of the outstanding notes (including any additional notes).

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

1. the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

2. at least 75% of the aggregate consideration received by the Company and its Restricted Subsidiaries in the Asset Sale and all other Asset Sales since the Issue Date is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

a. any liabilities, as shown on the Company’s or any Restricted Subsidiary’s most recent balance sheet, of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability (or in lieu of such a release, the agreement of the acquiror or its parent company to indemnify and hold the Company or such Restricted Subsidiary harmless from and against any loss, liability or cost in respect of such assumed Indebtedness or liabilities accompanied by the posting of a letter of credit (issued by a commercial bank that has an Investment Grade Rating) in favor of the Company or such Restricted Subsidiary for the full amount of the liability and for so long as the liability remains outstanding; provided, however, that such indemnifying party (or its long term debt securities) shall have an Investment Grade Rating (with no indication of a negative outlook or credit watch with negative implications, in any case, that contemplates such indemnifying party (or its long term debt securities) failing to have an Investment Grade Rating) at the time the indemnity is entered into);

b. any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 180 days after the Asset Sale, converted by the Company or such Subsidiary into cash, to the extent of the cash received in that conversion; and

c. any stock or assets of the kind referred to in clauses (2), (3) or (5) of the following paragraph.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

1.	to repay Senior Debt;

2.	to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business;

3.	to acquire a majority of the Voting Stock of a Person primarily engaged in a Permitted Business;

4.	to make capital expenditures; or

5.	to acquire other long-term assets that are used or useful in a Permitted Business.

The acquisition of stock or assets, or making of a capital expenditure, pursuant to clauses (2), (3), (4) or (5) of the preceding paragraph shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditure referred to therein is entered into by the Company or any Restricted Subsidiary with a Person other than an Affiliate of the Company within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such agreement within six months following the date such agreement is entered into.

Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”

On the 361st day after the Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $25.0 million, the Company will make an Asset Sale Offer to all Holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 360 days (or such longer period provided above). If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis (based on principal amounts of notes and pari passu Indebtedness (or, in the case of pari passu Indebtedness issued with significant original issue discount, based on the accreted value thereof) tendered). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company’s ability to repurchase notes in an Asset Sale Offer may be restricted by the terms of any Credit Facility, and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the Company’s financial resources. The exercise by the Holders of notes of their right to require the Company to repurchase the notes upon an Asset Sale Offer could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on the Company or otherwise. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of the applicable lenders to the purchase of notes or could attempt to Refinance the Indebtedness that contains such prohibitions. If the Company does not obtain a consent or repay the Indebtedness, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other Indebtedness.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sales” provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Asset Sales” provisions of the indenture by virtue of such conflict.

The provisions under the indenture relative to the Company’s obligation to make an offer to repurchase the notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the outstanding notes (including any additional notes).

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

1. declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

2. purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company held by any Person (other than a Restricted Subsidiary) other than through the exchange therefor solely of Equity Interests (other than Disqualified Stock) of the Company;

3. make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value before twelve months prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinated in right of payment to the notes or the Subsidiary Guarantees (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof (other than a purchase, redemption or other acquisition or retirement for value of any such subordinated Indebtedness that is so purchased, redeemed or otherwise acquired or retired for value in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within 120 days of the date of such purchase, redemption or other acquisition or retirement for value); or

4. make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

1. if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment (the “Trailing Four Quarters”) is not less than 1.75 to 1.0, such Restricted Payment, together with (without duplication of amounts included in (e) below) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8), (9), (10), (11) and (14) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

a. Available Cash with respect to the Company’s preceding fiscal quarter, plus

b. 100% of the aggregate net cash proceeds received by the Company (including the fair market value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) after the Measuring Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

c. to the extent that any Restricted Investment that was made after the Measuring Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

d. the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash for any period commencing on or after the Measuring Date (items (b), (c) and (d) being referred to as “Incremental Funds”), minus

e. the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

2. if the Fixed Charge Coverage Ratio for the Trailing Four Quarters is less than 1.75 to 1.0, such Restricted Payment, together with (without duplication of amounts included in (a) or (b) below) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8), (9), (10),

(11) and (14) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on the Company’s common units, subordinated units, or incentive distribution rights, plus the related distribution on the general partner interest), is less than the sum, without duplication, of:

a. $80.0 million less the aggregate amount of all prior Restricted Payments made by the Company and its Restricted Subsidiaries pursuant to this clause (2)(a) since the Issue Date, plus

b. Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

So long as no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would be caused thereby (except with respect to clauses (1), (2), (3), (4), (7), (8), (10), (11), (12) and (13) below under which the Restricted Payment is permitted), the preceding provisions will not prohibit:

1. the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of the indenture;

2. the purchase, redemption, defeasance or other acquisition or retirement of any Indebtedness of the Company or any Guarantor that is subordinate in right of payment to the notes or such Guarantor’s Subsidiary Guarantee thereof or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company in respect of or (b) sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock), with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or other acquisition occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded (or deducted, if included) from the calculation of Available Cash and Incremental Funds;

3. the purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of the Company or any Guarantor that is subordinate in right of payment to the notes or such Guarantor’s Subsidiary Guarantee thereof or Disqualified Stock of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

4. the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

5. the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company pursuant to any director or employee equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year plus (A) the cash proceeds received during such calendar year by the Company or any of its Restricted Subsidiaries from the sale of the Equity Interests of the Company (other than Disqualified Stock) to any such directors or employees (provided that the amount of such cash proceeds utilized for any such purchase, redemption or other acquisition or retirement for value will not increase the amount of Incremental Funds under clause (1)(b) of the immediately preceding paragraph) plus (B) the cash proceeds of key man life insurance policies received during such calendar year by the Company and its Restricted Subsidiaries;

6. the purchase, redemption or other acquisition or retirement for value of Indebtedness that is subordinated or junior in right of payment to the notes or a Subsidiary Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any Change of Control Offer or Asset Sale Offer required by the terms of such Indebtedness, but only if:

(a) in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations under the provisions described under the caption “—Repurchase at the Option of Holders—Change of Control”; or

(b) in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations in accordance with the covenant under the caption “—Repurchase at the Option of Holders—Asset Sales”;

7. the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary representing fractional shares of such Equity Interests in connection with a merger or consolidation involving the Company or Restricted Subsidiary or any other transaction permitted by the indenture;

8. the purchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants or other convertible securities if such Equity Interests represents a portion of the exercise or conversion price thereof;

9. the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred securities of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

10. the payment of any dividend or any similar distribution by a Restricted Subsidiary to the holders (other than the Company or any Restricted Subsidiary) of Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Equity Interests (including, to the extent holding such Equity Interests, the Company and its Restricted Subsidiaries) on a pro rata basis based on their respective holdings of such Equity Interests;

11. the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any current or former officers, directors or employees of the Company or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

12. any payments to dissenting equityholders not to exceed $5.0 million in the aggregate after the Issue Date (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the indenture;

13. any redemption of share purchase rights at a redemption price not to exceed $0.01 per right;

14. the purchase, redemption or other acquisition or retirement for value of any Acquired Debt of the Company or any Guarantor that is subordinated or junior in right of payment to the notes or such Guarantor’s Subsidiary Guarantee, as the case may be, by application of (i) cash provided from operations in the ordinary course of business or (ii) proceeds from borrowings under the revolving portion of a Credit Facility (so long as within 30 days prior to such purchase, redemption or other acquisition or retirement for value, a corresponding amount of borrowings under the revolving portion of a Credit Facility was repaid from cash provided from operations in the ordinary course of business); provided, in any such case, that the Company is able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” after giving effect to such purchase or redemption; provided further, that this clause (14) shall not permit the application of any proceeds from any other borrowings under any Credit Facility to effect any such purchase, redemption or other acquisition or retirement for value; or

15. any other Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate outstanding amount not to exceed $10.0 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. In determining the aggregate net cash proceeds or fair market value of Property other than cash received by the Company from the issuance and sale of Equity Interests of the Company (other than Disqualified Stock) in accordance with clause (1)(b) of the second preceding paragraph, amounts of cash received by the Company pursuant to clause (2) of the preceding paragraph or clause (5) of the definition of “Permitted Investments” shall be excluded from such calculation. For purposes of determining compliance with this covenant, (x) in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (15) of the immediately preceding paragraph or is entitled to be made pursuant to the first paragraph of this covenant, the Company shall be permitted, in its sole discretion, to classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this covenant; and (y) in the event a Restricted Payment is made pursuant to clause (1) or (2) of the second preceding paragraph, the Company will be permitted to classify whether all or any portion thereof is being (and in the absence of such classification shall be deemed to have classified the minimum amount possible as having been) made with Incremental Funds. Not later than the date of making any Restricted Payment (excluding any Restricted Payment described in clauses (2) through (15) of the preceding paragraph) the Company will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any preferred securities; provided, however, that the Company and any of the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred securities, if, for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred securities are issued, the Fixed Charge Coverage Ratio would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred securities had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit incurrence or issuance of any of the following items of Indebtedness or Disqualified Stock or preferred securities (collectively, “Permitted Debt”) described below:

1. the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (including letters of credit) under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $1.7 billion or (b) $750 million plus 20.0% of the Company’s Consolidated Net Tangible Assets as of the date of incurrence;

2. the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness;

3. the incurrence by the Company and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees issued on the Issue Date;

4. the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $25.0 million or (b) 2.5% of the Company’s Consolidated Net Tangible Assets as of the date of incurrence;

5. the incurrence or issuance by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund Indebtedness or Disqualified Stock that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (13) or (16) of this paragraph or this clause (5);

6. the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

a. if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor; and

b. (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence (as of the date of such issuance or transfer) of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

7. the incurrence by the Company or any of its Restricted Subsidiaries of obligations under Hedging Contracts in the ordinary course of business and not for speculative purposes;

8. the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

9. the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net Hydrocarbon balancing positions arising in the ordinary course of business and consistent with past practice;

10. the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of self-insurance, bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

11. the issuance by (x) any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any Disqualified Stock or preferred securities or (y) the Company or any of its Restricted Subsidiaries of any Disqualified Stock; provided, however, that, in the case of (x) or (y):

a. any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock or preferred securities being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

b. any sale or other transfer of any such Disqualified Stock or preferred securities to a Person that is not either the Company or a Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute an issuance of such Disqualified Stock or preferred securities by such Restricted Subsidiary or the Company, as applicable, that was not permitted by this clause (11);

12. the incurrence by the Company or any of its Restricted Subsidiaries of liability in respect of the Indebtedness of any Unrestricted Subsidiary of the Company or any Joint Venture but only to the extent that such liability is the result of the Company’s or any such Restricted Subsidiary’s being a general partner of such Unrestricted Subsidiary or Joint Venture and not as guarantor of such Indebtedness and provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (12) and then outstanding does not exceed $25.0 million;

13. the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with a merger or consolidation satisfying either one of the financial tests set forth in clause (4) under the caption “—Merger, Consolidation or Sale of Assets”;

14. the incurrence of Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

15.    the incurrence of Indebtedness or the issuance of Disqualified Stock or preferred securities of any of the Company and the Restricted Subsidiaries to the extent the net proceeds thereof are concurrently (a) used to redeem all of the outstanding notes or (b) deposited to effect Covenant Defeasance or Legal Defeasance or satisfy and discharge the indenture as described below under the caption “—Legal Defeasance, Covenant Defeasance and Satisfaction and Discharge”;

16. the incurrence of Indebtedness of the Company or any of its Restricted Subsidiaries consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and the Restricted Subsidiaries; and

17. the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Company or any of its Restricted Subsidiaries of Disqualified Stock; provided that, after giving effect to any such incurrence or issuance, the aggregate principal amount of all Indebtedness incurred and Disqualified Stock issued under this clause (17) and then outstanding does not exceed the greater of (a) $50.0 million or (b) 5.0% of the Company’s Consolidated Net Tangible Assets as of the date of incurrence or issuance.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness or Disqualified Stock or preferred securities (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness or Disqualified Stock or preferred securities in any manner (including by dividing and classifying such item of Indebtedness or Disqualified Stock or preferred securities in more than one type of Indebtedness or Disqualified Stock or preferred securities permitted under such covenant) that complies with this covenant. The dollar equivalent principal amount of any Indebtedness denominated in a foreign currency and incurred pursuant to any dollar-denominated restriction on the incurrence of Indebtedness shall be calculated based on the relevant exchange rates in effect at the time of incurrence. Any Indebtedness under Credit Facilities on the Issue Date shall be considered incurred under the first paragraph of this covenant, subject to any subsequent classification or reclassification permitted pursuant to this paragraph.

The accrual of interest, the accretion or amortization of original issue discount, the accretion of principal with respect to a non-interest bearing or other discount security, the payment of interest on any

Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred securities in the form of additional shares of the same class of Disqualified Stock or preferred securities will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred securities for purposes of this covenant, provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued (adjusted, in the case of dividends, by the fraction specified in clause (4)(b) of the definition of “Fixed Charges”). For purposes of this covenant, (i) the accrual of an obligation to pay a premium in respect of Indebtedness or Disqualified Stock or preferred securities arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness or Disqualified Stock or preferred securities and (ii) unrealized losses or charges in respect of Hedging Contracts (including those resulting from the application of SFAS 133) will, in case of (i) or (ii), not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock or preferred securities. Further, the accounting reclassification of any obligation or Disqualified Stock or preferred securities of the Company or any of its Restricted Subsidiaries as Indebtedness or Disqualified Stock or preferred securities will not be deemed an incurrence of Indebtedness or issuance of Disqualified Stock or preferred securities for purposes of this covenant.

For purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (1) of the definition of “Permitted Debt” and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless the notes or any Subsidiary Guarantee of such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis with (or on a senior basis (to at least the same extent as the notes are senior in right of payment) to, in the case of obligations subordinated in right of payment to the notes or such Subsidiary Guarantee, as the case may be) the obligations so secured until such time as such obligations are no longer secured by a Lien. Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

1. pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

2. make loans or advances to the Company or any of its Restricted Subsidiaries; or

3. transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

1. agreements (including the Credit Agreement) as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment and transfer restrictions than those contained in those agreements on the Issue Date;

2. the indenture, the notes and the Subsidiary Guarantees;

3. applicable law;

4. any instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of any instrument governing Indebtedness, such Indebtedness was otherwise permitted by the terms of the indenture to be incurred;

5. customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses or leases, in each case entered into in the ordinary course of business and consistent with past practices;

6. Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

7. any agreement for the sale or other disposition of all or substantially all the Capital Stock or assets of a Restricted Subsidiary of the Company as to restrictions on distributions by that Restricted Subsidiary pending its sale or other disposition or other customary restrictions pursuant thereto;

8. Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;

9. Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

10. customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements or other customary provisions;

11. any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

12. restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

13. any other agreement governing Indebtedness or Disqualified Stock or preferred securities of the Company or any Guarantor that is permitted to be incurred or issued by the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in the indenture or the Credit Agreement as it exists on the Issue Date;

14. encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; and

15. Hedging Contracts permitted from time to time under the indenture.

Merger, Consolidation or Sale of Assets

Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:

1. either: (a) such Issuer is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person unless the Person formed by or surviving such consolidation or merger is a corporation satisfying such requirement so long as the Company is not a corporation;

2. the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made expressly assumes all the obligations of such Issuer under the notes and the indenture pursuant to an indenture supplemental hereto, executed and delivered to the Trustee;

3. immediately after such transaction no Default or Event of Default exists;

4. in the case of a transaction involving the Company and not Finance Corp., either

a. the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction immediately after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

b. immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transactions; and

5. such Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture comply with the indenture; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner.

Notwithstanding the restrictions described in the foregoing clause (4), (i) any Restricted Subsidiary (other than Finance Corp.) may consolidate with, merge into or dispose of all or part of its properties and assets to the Company or (ii) the Company may consolidate or merge with or into a Subsidiary of the Company, in each case, without the Company being required to comply with the preceding clause (4) in connection with any such consolidation, merger or disposition.

Notwithstanding the second preceding paragraph, the Company is permitted to reorganize as any other form of entity in accordance with the following procedures; provided that:

1. the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Company into a form of entity other than a limited partnership formed under Delaware law;

2. the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

3. the entity so formed by or resulting from such reorganization expressly assumes all the obligations of the Company under the notes and the indenture pursuant to an indenture supplemental hereto, executed and delivered to the Trustee;

4. immediately after such reorganization no Default or Event of Default exists; and

5. such reorganization is not materially adverse to the Holders or Beneficial Owners of the notes (for purposes of this clause (5), a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law); and

6. the Company has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such reorganization and such supplemental indenture comply with the indenture; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner.

Upon any consolidation or merger or any disposition of all or substantially all of the properties or assets of the Company in accordance with the foregoing, in which the Company is not the surviving entity, the surviving entity formed by such consolidation or into which the Company is merged or to which such disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such surviving entity had been named as such, and thereafter (except in the case of a lease of all or substantially all of the Company’s properties or assets) the Company will be relieved of all obligations and covenants under the indenture and the notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

The covenant described under “Mergers and Similar Transactions” in the accompanying base prospectus will not apply to the notes except as and to the extent of the covenant described above.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

1. the Affiliate Transaction is on terms, taken as a whole, that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

2. the Company delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company or the Company’s Conflicts Committee (or other committee serving a similar function).

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

1. any employment, severance, employee benefit, director or officer indemnification, equity award, equity option or equity appreciation or other compensation agreement or plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances of securities pursuant thereto;

2. transactions between or among any of the Company and its Restricted Subsidiaries;

3. transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or otherwise controls, such Person;

4. transactions effected in accordance with the terms of (a) agreements described in the annual report on Form 10-K of Genesis Energy, L.P. for the fiscal year ended December 31, 2021 under the caption “Transactions with Related Persons” or in note 13 to our audited historical financial statements included in such annual report, in each case, as such agreements are in effect on the Issue Date, (b) any amendment or replacement of any of such agreements or (c) any agreements entered into hereafter that are similar to any of such agreements, so long as, in the case of clause (b) or (c), the terms of any such amendment or replacement agreement or future agreement are, on the whole no less advantageous to the Company, or no less favorable to the Holders, in any material respect than the agreement so amended or replaced or the similar agreement referred to in the preceding clause (a), respectively;

5. customary compensation, indemnification and other benefits made available to officers, directors or employees of the Company or a Restricted Subsidiary or Affiliate of the Company, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

6. sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company, or receipt by the Company of capital contributions from holders of its Equity Interests;

7. Permitted Investments or Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments”;

8. payments to the General Partner with respect to reimbursement for expenses in accordance with the Partnership Agreement as in effect on the Issue Date and as it may be amended, modified or supplemented from time to time, so long as any such amendment, modification or supplement is no less favorable to the Company in any material respect than the agreement prior to such amendment, modification or supplement;

9. in the case of contracts for gathering, transporting, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any Restricted Subsidiary and third parties, or if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, then the terms are no less favorable than those available from third parties on an arm’s-length basis;

10. (a) guarantees by the Company or any of its Restricted Subsidiaries of performance of obligations of Unrestricted Subsidiaries or Joint Ventures in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the Company or any Restricted Subsidiary of Capital Stock in Unrestricted Subsidiaries or Joint Ventures for the benefit of lenders or other creditors of Unrestricted Subsidiaries or Joint Ventures as contemplated by clause (9) of the definition of “Permitted Liens” with respect to clause (b) so long as any such transaction, if involving aggregate consideration in excess of $25.0 million, has been approved by a majority of the disinterested members of the Board of Directors of the Company;

11. transactions between the Company and any Person, a director of which is also a director of the General Partner or, if applicable, the Company; provided, however, that such director abstains from voting as a director of the General Partner or, if applicable, the Company on any matter involving such other Person; and

12. any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an Independent Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of the first paragraph of this covenant.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will either be deemed to be an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or represent Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” either as “Permitted Debt” or pursuant to the first paragraph thereof with the Fixed Charge Coverage Ratio, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

Additional Subsidiary Guarantees

If, after the Issue Date, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any other Indebtedness of either of the Issuers or any other Guarantor which, when combined with any other Indebtedness for which such Restricted Subsidiary is an obligor or guarantor, is at least $10.0 million in aggregate principal amount, then that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 20 Business Days of the date on which it guaranteed or incurred such Indebtedness, as the case may be; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph will be released in the circumstances under “—Subsidiary Guarantees.”

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction other than an Equipment Lease Transaction; provided, however, that the Company or any of its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if:

1. the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”;

2. the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in accordance with the definition of that term and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that Sale and Leaseback Transaction; and

3. the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Finance Corp. may not incur Indebtedness unless (1) the Company is an obligor or a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to the Company, used to acquire outstanding debt securities issued by the Company or used to repay Indebtedness of the Company as permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.” Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Company or its Restricted Subsidiaries.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, the Company will file with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing), and, if the Commission will not accept such a filing, the Company will furnish to the trustee and, upon its prior request, to any of the Holders or Beneficial Owners of notes (by hard copy or internet access), within five Business Days of the date such filing would otherwise be required to be made with the Commission:

1. quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, prepared in all material respects in accordance with the rules and regulations applicable to such Forms, and, with respect to the annual information only, a report on the annual financial statements that would be required to be contained in a Form 10-K by the Company’s certified independent accountants; and

2. all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries (other than Unrestricted Subsidiaries that, when taken together with all other Unrestricted Subsidiaries, are “minor” within the meaning of Rule 3-10 of Regulation S-X, substituting 5% for 3% where applicable), then, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, or in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The Company will be deemed to have furnished to the Holders and Beneficial Owners of notes and securities analysts and prospective investors the reports referred to in clauses (1) and (2) of the first paragraph of this covenant or the information referred to in the third paragraph of this covenant if the Company has posted such reports or information on the Company Website and issued a press release in respect thereof. For purposes of this covenant, the term “Company Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.genesisenergy.com or such other address as the Company may from time to time designate in writing to the Trustee.

Covenant Termination

If at any time (a) the rating assigned to the notes by S&P and Moody’s is an Investment Grade Rating, (b) no Event of Default has occurred and is continuing under the indenture and (c) the Issuers have delivered to the trustee an officers’ certificate certifying to the matters specified in clauses (a) and (b) of this sentence as of the date of such certificate, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Asset Sales” and the following provisions of the indenture described under the caption “—Certain Covenants”:

•	“—Restricted Payments,”

•	“—Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“—Dividend and Other Payment Restrictions Affecting Subsidiaries,”

•	“—Transactions with Affiliates,”

•	“—Business Activities,”

•	“—Designation of Restricted and Unrestricted Subsidiaries,”

•	clause (4) of the first paragraph of “—Merger, Consolidation or Sale of Assets,” and

•	“—Sale and Leaseback Transactions.”

However, the Company and its Restricted Subsidiaries will remain subject to the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control,” and the following provisions of the indenture described above under the caption “— Certain Covenants”:

•	“—Liens,”

•	“—Merger, Consolidation or Sale of Assets” (other than clause (4) of the first paragraph of such covenant),

•	“—Additional Subsidiary Guarantees,”

•	“—Reports,” and

•	the covenant respecting payments for consent described below in the last paragraph under the caption “—Amendment, Supplement and Waiver.”

Events of Default and Remedies

Each of the following is an “Event of Default”:

1. default for 30 days in the payment when due of interest on the notes;

2. default in payment when due of the principal of, or premium, if any, on the notes;

3. failure by the Company to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

4. failure by the Company for 180 days after notice as provided below to comply with the provisions described under “—Certain Covenants—Reports”;

5. failure by the Company for 60 days after notice as provided below to comply with any of its other agreements in the indenture (including the provisions described under the captions “—Repurchase at the Option of Holders—Asset Sales” and “—Repurchase at the Option of Holders—Change of Control”);

6. default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

a. is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

b. results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; provided, however, that if any such

Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

7. failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days;

8. any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than, in any such case, by reason of release of a Guarantor in accordance with the terms of the indenture); and

9. certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to Finance Corp., the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization described in the indenture, with respect to Finance Corp., the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes (including any additional notes) may declare all the notes to be due and payable immediately. However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes (including any additional notes) notify the Issuers in writing and, in the case of a notice given by the holders, the trustee of the default and the Issuers do not cure such default within the respective times specified in clauses (4) and (5) of this paragraph after receipt of such notice.

The indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders of a majority in principal amount of the notes (including any additional notes) may rescind and cancel such declaration and its consequences if:

1. the rescission would not conflict with any judgment or decree;

2. all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

3. to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due other than by such declaration of acceleration, has been paid; and

4. the Issuers have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Holders of the notes may not enforce the indenture or the notes except as will be provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes (including any additional notes) may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.

The Holders of a majority in principal amount of the notes (including any additional notes) then outstanding (including, without limitation, waivers obtained in connection with a purchase of, or tender offer or exchange offer for, notes) by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes.

The Issuers will be required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon any officer of the General Partner or Finance Corp. becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

The matters described under “Default, Remedies and Waiver of Default” in the accompanying base prospectus will not apply to the notes except as and to the extent described above.

No Personal Liability of Directors, Officers, Employees and Unitholders and No Recourse to General Partners

None of the General Partner or any director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the General Partner, Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or any Guarantor under the notes, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance, Covenant Defeasance and Satisfaction and Discharge

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

1. the rights of Holders of outstanding notes to receive payments in respect of the principal of, and interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

2. the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

3. the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

4. the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to terminate their obligations under the caption “—Repurchase at the Option of Holders” and under all of the covenants that are described under the caption “—Certain Covenants” (other than the covenant described in the first paragraph under the caption “—Merger, Consolidation or Sale of Assets,” except to the extent described below) and the operation of clause (3) through (8) under the caption “—Events of Default and Remedies” and the limitations described in clause (4) of the first paragraph under the caption “—Merger, Consolidation or Sale of Assets” (“Covenant Defeasance”) and thereafter any failure to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes. If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

1. the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, and interest and premium, if any, on, the outstanding notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to the date of fixed maturity or to a particular redemption date;

2. in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

a. the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

b. since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner;

3. in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner;

4. no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of which are to be applied to such deposit);

5. such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the company or any of its Subsidiaries is bound;

6. the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

7. the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner.

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

1. either:

a. all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

b. all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the delivery of a notice of redemption or otherwise and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

2. no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the granting of Liens securing such Indebtedness or other borrowing of funds, all or a portion of which are to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

3. the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

4. the Issuers have delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at fixed maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner.

The matters described under “Legal Defeasance, Covenant Defeasance and Satisfaction and Discharge” in the accompanying base prospectus will not apply to the notes except as and to the extent of the matters described above.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding notes (including any additional notes) issued under the indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including any additional notes) issued under the indenture including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes.

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

1. reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

2. reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

3. reduce the rate of or change the time for payment of interest on any note;

4. waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

5. make any note payable in currency other than that stated in the notes;

6. make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes (other than payments required by one of the covenants described under the caption “—Repurchase at the Option of Holders”);

7. waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

8. release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

9. make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture or the notes:

1. to cure any ambiguity, defect or inconsistency;

2. to provide for uncertificated notes in addition to or in place of certificated notes;

3. to provide for the assumption of an Issuer’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s properties or assets;

4. to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder or to conform the indenture to this prospectus supplement;

5. to secure the notes or the Subsidiary Guarantees pursuant to the requirements of the covenant described above under the subheading “—Certain Covenants—Liens”;

6. to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

7. to add any additional Guarantor or to evidence the release of any Guarantor from its Subsidiary Guarantee, in each case as provided in the indenture;

8. to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

9. to evidence or provide for the acceptance of appointment under the indenture of a successor trustee;

10. to conform the text of the indenture or the notes to any provision of the “Description of Notes” contained in this prospectus supplement; or

11. to provide for the reorganization of the Company as any other form of entity in accordance with the third paragraph of “—Certain Covenants—Merger, Consolidation or Sale of Assets.”

Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of the indenture or the notes, unless such consideration is offered to be paid or agreed to be paid to all Beneficial Owners and Holders of the notes which so consent in the time frame set forth in solicitation documents relating to such consent.

The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the indenture becomes effective, the Company is required to send to the Holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.

The matters described under “Modifications and Waivers” in the accompanying base prospectus will not apply to the notes except as and to the extent of the matters described above.

Concerning the Trustee

If the trustee becomes a creditor of an Issuer or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Genesis Energy, L.P., 811 Louisiana, Suite 1200, Houston, Texas 77002, Attention: Chief Financial Officer.

Book Entry, Delivery and Form

Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will be issued at the closing of this offering only against payment in immediately available funds.

The notes initially will be represented by one or more notes in registered, global form without interest coupons (the “global notes”). The global notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Ownership of beneficial interests in a global note is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global note. Ownership of beneficial interests in a global note by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the notes. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of notes they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global note.

We will make payment of principal of, and interest on, notes represented by a global note registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note representing those notes. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global note, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global note, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global note held through those participants will be governed by standing instructions and customary practices, as is now the case with notes held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global note or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global note is exchangeable for definitive notes registered in the name of, and a transfer of a global note may be registered to, any person other than DTC or its nominee, only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 90 days; or

•	we notify the trustee that we wish to terminate that global security.

Any global note that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive notes in registered form, of like tenor and of an equal aggregate principal amount as the global note, in denominations specified in the applicable prospectus supplement, if other than $2,000 and multiples of $1,000. The definitive notes will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global note.

Except as provided above, owners of the beneficial interests in a global note will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of notes for any purpose under the indenture. No global note shall be exchangeable except for another global note of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global note or the indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global note desires to give or take any action that a holder is entitled to give or take under the notes or the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal

Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in notes through electronic book- entry changes in accounts of the participants. By doing so, DTC eliminates the need for physical movement of notes certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., NYSE Amex Equities. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

Investors may hold interests in the notes outside the U.S. through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include any agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book- entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including agents, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include any agents. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the descriptions herein of the operations and procedures of DTC, Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream and are subject to change by them from time to time. We believe that the sources from which the information in this section and elsewhere in this prospectus concerning DTC, Euroclear, the Euroclear Operator, the Cooperative, Euroclear’s system, Clearstream and Clearstream’s system has been obtained are reliable, but neither we, any underwriters nor the trustee takes any responsibility for the accuracy of the information.

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds. Secondary market trading between Euroclear Participants and/or Clearstream Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear Participants or Clearstream Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Credits or any transactions in securities settled during this processing will be reported to the relevant Euroclear or Clearstream Participants on that following business day. Cash received in Euroclear or Clearstream as a result of sales of notes by or through a Euroclear Participant or a Clearstream Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

Certain Definitions

Set forth below are certain defined terms that will be used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

1. Indebtedness or Disqualified Stock of any other Person existing at the time such other Person was merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness or Disqualified Stock is incurred or issued in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, but excluding Indebtedness or Disqualified Stock which is extinguished, retired, cancelled or repaid in connection with such Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

2. Indebtedness secured by a Lien encumbering any asset acquired by such specified Person but excluding Indebtedness which is extinguished, retired, cancelled or repaid in connection with such asset being acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control by the other Person; and further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be an Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

1. the sale, lease, conveyance or other disposition of any properties or assets (including by way of a merger or consolidation or by way of a Sale and Leaseback Transaction); and

2. the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries; provided, however, that, in the case of clause (1) or (2), the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will not constitute an “Asset Sale” but will be governed by the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sales covenant;

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

1. any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $25.0 million;

2. a transfer of properties or assets between or among any of the Company and its Restricted Subsidiaries;

3. an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

4. the sale, lease or other disposition of equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business;

5. the sale or other disposition of cash or Cash Equivalents, Hedging Contracts or other financial instruments in the ordinary course of business;

6. a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment (including, without limitation, unwinding any Hedging Contracts);

7. the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption “—Certain Covenants—Liens”;

8. dispositions in connection with Permitted Liens;

9. surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

10. the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

11. an Asset Swap; and

12. an Equipment Lease Transaction.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in a Permitted Business between the Company or any of its Restricted Subsidiaries and another Person; provided that any Net Proceeds received must be applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” as if the Asset Swap were an Asset Sale.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the Issue Date.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned,” and “Beneficial Ownership” have correlative meanings.

“Board of Directors” means:

1. with respect to Finance Corp., its board of directors;

2. with respect to the Company, the Board of Directors of the General Partner (or any other Person serving a similar function for the Company) or any authorized committee thereof; and

3. with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP (other than any obligation that is required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP as in effect on the Issue Date), and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under the caption “—Certain Covenants—Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” means:

1. in the case of a corporation, corporate stock;

2. in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

3. in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

4. any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

1. United States dollars;

2. securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

3. marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

4. certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank or any United States branch of a foreign bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

5. repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

6. commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

7. money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

8. marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within 24 months after the date of creation thereof.

“Change of Control” means the occurrence of any of the following:

1. the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), which occurrence is followed within 60 days thereafter by a Rating Decline;

2. the adoption of a plan relating to the liquidation or dissolution of the Company or removal of the General Partner by the limited partners of the Company; or

3. the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, units or the like, which occurrence is followed within 60 days thereafter by a Rating Decline; provided, however, that a Change of Control shall not have occurred as a result of the Beneficial Ownership of more than 50% of the Voting Stock of the Company by the Qualified Owners, so long as at least 20% of the common units of the Company remain registered and listed for trading on a national securities exchange or quoted on an established automated over-the-counter trading market in the United States.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange (pursuant to merger or otherwise) of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned, directly or indirectly, the Voting Stock of the Company immediately prior to such transactions continue to Beneficially Own, directly or indirectly, in the aggregate more than 50% of the Voting Stock of such entity or any parent thereof or its general partner, as applicable, or continue to Beneficially Own, directly or indirectly, sufficient Equity Interests in such entity or any parent thereof or its general partner, as applicable, to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or any parent thereof or its general partner, as applicable, and, in either case no “person” Beneficially Owns, directly or indirectly, more than 50% of the Voting Stock of such entity or any parent thereof or its general partner, as applicable; provided, however, that a Change of Control shall not have occurred as a result of the Beneficial Ownership of more than 50% of the Voting Stock of such entity or any parent thereof or its general partner, as applicable, by the Qualified Owners, so long as at least 20% of the common units, or other comparable common equity, of such entity or any parent thereof or its general partner, as applicable, remains registered and listed for trading on a national securities exchange or quoted on an established automated over-the-counter trading market in the United States.

“Change of Control Offer” means, upon a Change of Control, an offer required to be made by the Company to repurchase all or any part of each Holder’s notes on the terms set forth in the indenture.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto.

“Commission” or “SEC” means the United States Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

1. an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

2. provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

3. consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

4. depreciation, depletion and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, non-cash equity based compensation expense and other non-cash items (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash items that were deducted in computing such Consolidated Net Income; plus

5. unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

6. all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense and, without duplication, Transaction Costs; plus

7. any cash received by the Company or any Restricted Subsidiary pursuant to any Direct Financing Lease during such period; plus

8. any deferred or non-cash equity compensation or stock option or similar compensation expense, including all expense recorded for the Company’s equity appreciation rights plan in excess of cash payments for exercised rights, in each case during such period; provided, however, that actual cash payments made with respect to such deferred compensation during such period shall reduce Consolidated Cash Flow for such period; plus

9. an amount equal to dividends or distributions paid during such period in cash to such Person or any of its Restricted Subsidiaries by a Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting; minus

10. non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

1. the aggregate Net Income (but not net loss in excess of such aggregate Net Income) of each of the Persons that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded;

2. the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

3. the cumulative effect of a change in accounting principles will be excluded;

4. unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of Statement of Financial Accounting Standards No. 133 will be excluded;

5. any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded;

6. any asset (including goodwill) impairment or writedown on or related to non-current assets under applicable GAAP or Commission guidelines will be excluded; and

7. any income or losses attributable to Direct Financing Leases will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“consolidation” means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided, however, that “consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term “consolidated” has a correlative meaning to the foregoing.

“Credit Agreement” means the Fifth Amended and Restated Credit Agreement, dated as of April 8, 2021, by and among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent, Bank of America N.A, as syndication agent, and each of the other lenders party thereto, as amended by the First Amendment thereto, dated November 17, 2021, and the Second Amendment thereto, dated May 17, 2022, or any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, Refinancing, replacing, increasing or otherwise restructuring all or any portion of the Indebtedness under such agreements.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or debt issuances, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose entities formed to borrow from such lenders against such receivables or inventory), commercial paper, debt securities or letters of credit, in each case, as amended, restated, modified, or Refinanced (including Refinancing with any capital markets transaction) in whole or in part from time to time.

“Davison Family” means James E. Davison, James E. Davison, Jr., Steven Davison, Todd Davison and the members of their Families.

“Davison Group” means (i) any member of the Davison Family, (ii) any Related Person of any such member, and (iii) the James Ellis Davison, Jr. Grantor Retained Annuity Trust, the Steven Davison Family Trust, the Todd Davison Children’s Trust c/o Argent Trust, and the Todd Davison Legacy Trust-2010 c/o Argent Trust. For the avoidance of doubt, the Persons named in (iii) above may be Related Persons of members of the Davison Family.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Direct Financing Lease” means any arrangement in respect of which cash received pursuant to such arrangements is shown on the Company’s consolidated statement of cash flows as being attributable to “direct financing leases.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the final Stated Maturity of the notes. Notwithstanding the preceding sentence, (a) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments” and (b) any Capital Stock issued pursuant to any plan of the Company or any of its Affiliates for the benefit of one or more employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Affiliates in order to satisfy applicable contractual, statutory or regulatory obligations.

For purposes of the covenant under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the “amount” or “principal amount” of any Disqualified Stock or preferred securities shall equal the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, in each case, exclusive of accrued dividends. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or preferred securities which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred securities as if such Disqualified Stock or preferred securities were redeemed, repaid or repurchased on the date on which the “amount” or “principal amount” thereof shall be required to be determined pursuant to the indenture; provided, however, that if such Disqualified Stock or preferred securities could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock or preferred securities as reflected in the most recent financial statements of such Person.

“Equipment Lease Transactions” means sales or transfers of new equipment within 30 days of its acquisition by the Company or any of its Restricted Subsidiaries in the ordinary course of business consistent with historical practice to any Person whereby the Company or any of its Restricted Subsidiaries shall then or thereafter rent or lease as lessee such new equipment or any part thereof to use for substantially the same purpose or purposes as such new equipment sold or transferred.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means (i) any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the Issue Date; or (ii) any contribution to capital of the Company in respect of Capital Stock of the Company, provided that at any time on or after Change of Control, any sale of Capital Stock to, or contribution to capital by, an Affiliate of the Company shall not be deemed an Equity Offering.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness or Disqualified Stock of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement, which is considered incurred under the first paragraph under the covenant entitled “—Incurrence of Indebtedness and Issuance of Preferred Stock,” and other than intercompany Indebtedness or Disqualified Stock) in existence on the Issue Date, until such amounts are repaid.

“Existing Unrestricted Subsidiaries” means Cameron Highway Oil Pipeline, LLC, GA ORRI Holdings, LLC, GA ORRI, LLC, Independence Hub, LLC, Poseidon Oil Pipeline Company, LLC, TDC Americas, LLC, TDC Chile, SpA, TDC Energy Canada Ltd., TDC Peru S.A.C., and TDC South America, LLC.

“fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $30.0 million or more and otherwise by an officer of the General Partner, which determination will be conclusive for all purposes under the indenture.

“Family” means, with respect to any natural person, (i) such Person, (ii) any spouse or descendant of such Person, (iii) any other natural person who is a member of the family of any such Person referenced in (i)-(ii) above and (iv) any other natural person who has been adopted by such person referenced in (i)-(iii) above.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred securities subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred securities, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

1. acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries (or by any Person acquired by such Person or any of its Restricted Subsidiaries), including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), and including in each case any related financing transactions (including repayment of Indebtedness) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of the chief financial or accounting officer of the General Partner (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

2. the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

3. the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

4. interest income reasonably anticipated by such Person to be received during the applicable four- quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

For purposes of this definition, (a) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the reference period; and (b) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the reference period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

1. the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts; plus

2. the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

3. any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

4. the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and determined in accordance with GAAP.

Furthermore, in calculating “Fixed Charges” for purposes of determining the “Fixed Charge Coverage Ratio”:

a. interest on outstanding Indebtedness determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Calculation Date;

b. if interest on any Indebtedness actually incurred on the Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Calculation Date will be deemed to have been in effect during the reference period;

c. notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Hedging Contracts, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements; and

d. interest on Indebtedness referred to in clause (3) will be included only to the extent attributable to the portion of such Indebtedness that is so guaranteed by such Person or its Restricted Subsidiaries or so secured by a lien on the assets thereof (provided that the amount of such Indebtedness so secured will be the lesser of (a) the fair market value of such assets at the date of determination and (b) the amount of such Indebtedness).

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“General Partner” means Genesis Energy, LLC and its successors and permitted assigns as general partner of the Company.

“Genesis Energy, LLC” means Genesis Energy, LLC, a Delaware limited liability company, and any successor thereto.

“Government Securities” means securities that are:

1. direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

2. obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets, acting as co-obligor or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness; provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each of:

1. the Subsidiaries of the Company, other than Finance Corp., executing the indenture as initial Guarantors; and

2. any other Restricted Subsidiary of the Company that becomes a Guarantor in accordance with the provisions of the indenture;

and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person is released in accordance with the provisions of the indenture.

“Hedging Contracts” means, with respect to any specified Person:

1. (i) any agreement of such Person with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount or (ii) any interest rate swap agreement, interest rate future agreement, interest rate option agreement, interest rate cap agreement or interest rate collar agreement entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

2. any foreign exchange contract or similar currency protection agreement entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

3. any commodity futures contract, forward contract, commodity swap agreement, commodity option or other similar agreement or arrangement or any combination thereof designed to protect against fluctuations in the price of Hydrocarbons purchased, used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

4. any other agreement or arrangement designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.

“Holder” means a Person in whose name a note is registered.

“Hydrocarbons” means (i) crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products, by-products and all other substances (whether or not hydrocarbon in nature) produced in connection therewith or refined, separated, settled or derived therefrom or the processing thereof, (ii) all other minerals and substances, including, but not limited to, liquefied petroleum gas, natural gas, kerosene, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and (iii) any and all other minerals, ores, or substances of value, and the products and proceeds therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, without duplication and whether or not contingent:

1. in respect of borrowed money;

2. evidenced by bonds, notes, debentures or similar instruments;

3. in respect of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under such letters of credit issued for the account of such Person;

4. in respect of bankers’ acceptances;

5. representing Capital Lease Obligations;

6. representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

7. representing any obligations under Hedging Contracts,

if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the irrevocable deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness (and subject to no other Liens) and the other applicable terms of the instrument governing such indebtedness shall not constitute “Indebtedness.” In addition, the term “Indebtedness” includes, with respect to any Person, all Indebtedness of other Persons secured by a Lien on any asset of the specified Person (other than Indebtedness of an Unrestricted Subsidiary or Joint Venture of the specified Person to the extent secured by a Lien on or pledge of Equity Interests of such Unrestricted Subsidiary or Joint Venture as contemplated by clause (9) of the definition of “Permitted Liens”), whether or not such Indebtedness is assumed by the specified Person (provided that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. For the avoidance of doubt, the term “Indebtedness” excludes

(i) any obligation arising from any agreement providing for indemnities, purchase price adjustments, holdbacks, contingency payment obligations based on a final financial statement or report or the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by the specified Person in connection with the acquisition or disposition of assets;

(ii) accrued expenses and trade accounts payable arising in the ordinary course of business;

(iii) any unrealized losses or charges in respect of Hedging Contracts (including those resulting from the application of FAS 133);

(iv) any obligations in respect of (a) bid, performance, completion, surety, appeal and similar bonds, (b) obligations in respect of bankers’ acceptances, (c) insurance obligations or bonds and other similar bonds and obligations and (d) any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations; provided, however, that such bonds or obligations mentioned in subclause (a), (b), (c) or (d) of this clause (iv) are incurred in the ordinary course of the business of the Company and its Restricted Subsidiaries and do not relate to obligations for borrowed money;

(v) any obligations in respect of completion bonds, performance bonds, bid bonds, appeal bonds, surety bonds, bankers’ acceptances, letters of credit, insurance obligations or bonds and other similar bonds and obligations incurred by the Company or any Restricted Subsidiary in the ordinary course of business and any guarantees and obligations of the Company or any Restricted Subsidiary with respect to or letters of credit functioning as or supporting any of the foregoing bonds or obligations; and

(vi) any contracts and other obligations, agreements instruments or arrangements described in clause (11) of the definition of “Permitted Liens.”

The “amount” or “principal amount” of any Indebtedness outstanding as of any date will be, except as specified below, determined in accordance with GAAP:

1. in the case of any Indebtedness issued with original issue discount, the accreted value of the Indebtedness;

2. in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date;

3. in the case of any Capitalized Lease Obligation, the amount determined in accordance with the definition thereof;

4. in the case of other unconditional obligations (other than those specified in clauses (1) or (2) of the first paragraph of this definition), the amount of the liability thereof determined in accordance with GAAP;

5. in the case of other contingent obligations (other than those specified in clauses (1) or (2) of the first paragraph of this definition), the maximum liability at such date of such Person; and

6. the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Independent Advisor” means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm (a) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in the Company and (b) which, in the judgment of the Board of Directors of the Company, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, if either such rating agency ceases to rate the notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any other nationally recognized statistical rating agency selected by the Company.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. Except as otherwise provided in the indenture, the amount of any Investment shall be its fair market value at the time the investment is made and shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Issue Date” means                 , 2023, the date of original issuance of the notes (excluding, for such purposes, any additional notes).

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Make-Whole Premium” means, with respect to a note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such note at     , 2026 (such redemption price being set forth in the table appearing under the caption “—Optional Redemption”) plus (ii) any required interest payments due on such note through         , 2026 (except for accrued and unpaid interest at such time), computed using a discount rate equal to the Treasury Rate at such time plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such note.

“Measuring Date” means November 18, 2010.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred securities dividends, excluding, however:

1. any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and

2. any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

1. the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions, severance costs and any relocation expenses incurred as a result of the Asset Sale;

2. taxes paid or payable, or taxes required to be accrued as a liability under GAAP, as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

3. amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

4. any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be; and

5. all distributions and other payments required to be made to minority interest holders in the Restricted Subsidiaries or Joint Ventures that are the subject of such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

1. as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

2. no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

3. the explicit terms of which provide there is no recourse against any of the Capital Stock or assets of the Company or any of its Restricted Subsidiaries except as contemplated by clause (9) of the definition of “Permitted Liens.”

For purposes of determining compliance with the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” above, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“pari passu Indebtedness” means any Indebtedness of the Issuers or any Guarantor that ranks pari passu in right of payment with the notes or such Guarantor’s Subsidiary Guarantees, as applicable.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Company, dated as of December 28, 2010, as in effect on the Issue Date and as such may be further amended, modified or supplemented from time to time.

“Permitted Business” means either (1) gathering, transporting, compressing, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including entering into Hedging Contracts in the ordinary course of business and not for speculative purposes to support these businesses and the development, manufacture and sale of equipment or technology related to these activities, (2) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code, or (3) any activity that is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clauses (1) or (2) of this definition.

“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Company or in any Joint Venture; provided that:

1. either (a) at the time of such Investment and immediately thereafter, the Company could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” above or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in the covenant described under “—Certain Covenants —Restricted Payments”) not previously expended at the time of making such Investment;

2. if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Company or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) at the time such Investment is made, constitutes Permitted Debt or could be incurred at that time by the Company and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

3. such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Investments” means:

1. any Investment in the Company (including, without limitation, through purchases of notes) or in a Restricted Subsidiary of the Company;

2. any Investment in Cash Equivalents;

3. any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

a. such Person becomes a Restricted Subsidiary of the Company, or

b. such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

4. any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or (b) pursuant to clause (6) of the items deemed not to be Asset Sales under the definition of “Asset Sale”;

5. any Investment in any Person solely in exchange for the issuance of, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company in respect of or (b) sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided, however, that such amounts are not included in Incremental Funds;

6. any Investments received (a) in compromise of or resolution of, or upon satisfaction of judgments with respect to, (i) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (ii) litigation, arbitration or other disputes (including pursuant to any bankruptcy or insolvency proceedings) with Persons who are not Affiliates or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

7. Hedging Contracts entered into in the ordinary course of business and not for speculative purposes;

8. Permitted Business Investments;

9. payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

10. loans or advances to officers, directors or employees made in compliance with law and in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and otherwise in compliance with the covenant described under the caption “—Certain Covenants—Transactions with Affiliates”;

11. any Investment in any Person to the extent such Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation or performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

12. Investments that are in existence on the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases of such Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date);

13. guarantees of performance of operating leases or other obligations (other than Indebtedness) arising in the ordinary course of business;

14. Investments of a Restricted Subsidiary existing on the date such entity became a Restricted Subsidiary acquired after the Issue Date or of any entity merged into or consolidated with the Company or a Restricted Subsidiary in accordance with the covenants described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

15. repurchases of or other Investments in the notes;

16. Guarantees of Indebtedness other than Indebtedness of an Affiliate permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

17. other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, do not exceed the greater of (a) $50.0 million or (b) 5.0% of the Company’s Consolidated Net Tangible Assets.

“Permitted Liens” means:

1. Liens securing Indebtedness under the Credit Agreement or any other Credit Facilities;

2. Liens in favor of the Company or the Guarantors;

3. Liens on property of a Person existing at the time such Person (a) becomes a Restricted Subsidiary of the Company or (b) is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that, in the case of subclause (b), such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

4. Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;

5. any interest or title of a lessor to the property subject to a Capital Lease Obligation;

6. Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that:

a. the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the indenture and does not exceed the cost of the assets or property so acquired or constructed; and

b. such Liens are created within 360 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

7. Liens existing on the Issue Date;

8. Liens incurred in the ordinary course of business (a) to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, trade contracts, government contracts, operating leases, performance bonds or other obligations of a like nature, or (b) in connection with workers’ compensation, unemployment insurance and other social security or similar legislation;

9. Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

10. Liens on pipelines or pipeline facilities that arise by operation of law;

11. Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of crude oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of business of the Company and its Restricted Subsidiaries that are customary in the Permitted Business;

12. Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

13. Liens securing Obligations of the Issuers or any Guarantor under the notes or the Subsidiary Guarantees or otherwise under the indenture, as the case may be;

14. Liens securing any Indebtedness equally and ratably with all Obligations due under the notes or any Subsidiary Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to the covenant described above under “—Certain Covenants—Liens”;

15. Liens to secure performance of Hedging Contracts of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business and not for speculative purposes;

16. Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

17. Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

18. any attachment or judgment Lien that does not constitute an Event of Default;

19. survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with the Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any of its Restricted Subsidiaries;

20. Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

21. leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

22. Liens (other than Liens securing Indebtedness) on, or related to, assets to secure all or part of the costs incurred in the ordinary course of the Permitted Business for the gathering, compression, treating, distribution, production, processing, transportation, marketing, storage or otherwise handling of Hydrocarbons;

23. statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith;

24. Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuers in excess of those set forth by regulations promulgated by the Federal Reserve Board and (b) such deposit account is not intended by the Issuers or any Restricted Subsidiary to provide collateral to the depository institution;

25. Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuers or any Restricted Subsidiary on deposit with or in possession of such bank;

26. Liens arising under the indenture in favor of the trustee thereunder for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

27. Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under the caption “—Certain Covenants—Restricted Payments”;

28. other Liens incurred by the Company or any Restricted Subsidiary of the Company, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (28) does not exceed the greater of (a) $50.0 million or (b) 5.0% of the Company’s Consolidated Net Tangible Assets; and

29. any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (27) above, provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof).

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

“Permitted Refinancing Indebtedness” means any Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in a Refinancing of other Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), provided that:

1. the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness or Disqualified Stock or preferred securities being Refinanced (plus all accrued interest on the Indebtedness or accrued and unpaid dividends on preferred securities and the amount of all expenses and premiums incurred in connection therewith);

2. such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock or preferred securities being Refinanced;

3. if the Indebtedness being Refinanced is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness or Disqualified Stock or preferred securities being Refinanced or shall be Disqualified Stock or preferred securities of the obligor on the Indebtedness being Refinanced;

4. if such Indebtedness being Refinanced is Indebtedness of the Issuers or one or more Guarantors, then such Permitted Refinancing Indebtedness shall be Indebtedness solely of the Issuers or such Guarantors which were obligors or guarantors of such Indebtedness being Refinanced;

5. if any preferred securities being Refinanced were not Disqualified Stock of the Issuers, the Permitted Refinancing Indebtedness shall not be Disqualified Stock of the Issuers; and

6. if any preferred securities being Refinanced were preferred securities of a Restricted Subsidiary, the Refinancing Indebtedness shall be preferred securities of such Restricted Subsidiary.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock” shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of “Permitted Refinancing Indebtedness.”

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“preferred securities” of any Person means any Capital Stock of any class or classes (however designated) of such Person that has preferential rights to any other Capital Stock of any class of such Person with respect to dividends or redemptions or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person.

“Qualified Owners” means the (i) Company and its Subsidiaries, (ii) the Davison Group, and (iii) any Related Persons with respect to any Person specified in clauses (i) or (ii) of this definition. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is (or pursuant to the seventh paragraph under the caption “—Change of Control” is not required to be) made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Qualified Owner.

“Rating Agency” means each of S&P and Moody’s, or if (and only if) either or both of S&P and Moody’s shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s, as the case may be.

“Rating Decline” means a decrease in the rating of the notes by each of the two Rating Agencies by one or more gradations (including gradations within rating categories as well as between rating categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within rating categories, such as + or — for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB— to B+ will constitute a decrease of one gradation.

“Refinance” means, in respect of any Indebtedness or preferred securities, to refinance, extend, renew, refund, repay, prepay, redeem, effect a change by amendment or modification, defease or retire, or to issue Indebtedness or preferred securities in exchange or replacement for (or the net proceeds of which are used to Refinance), such Indebtedness or preferred securities in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Person” means, with respect to a particular Qualified Owner: (i) to the extent such Person is an individual, (a) each other member of such Qualified Owner’s Family; (b) any Person that is directly or indirectly Controlled by such Qualified Owner and/or any one or more members of such Qualified Owner’s Family; (c) any Person with respect to which such Qualified Owner and/or one or more members of such Qualified Owner’s Family and/or all Related Persons thereto, collectively, constitute at least a majority of the executors or trustees thereof (or in a similar capacity); and (d) any person that is an estate planning vehicle (such as a trust) of which such Qualified Owner and/or one or more members of such Qualified Owner’s Family and/or any Related Persons thereto, collectively, are substantial beneficiaries; or (ii) to the extent such Qualified Owner is not an individual, (x) any controlling stockholder, partner, member, 51% (or more) owned Subsidiary or immediate family member (in the case of an individual) of such Qualified Owner; or (y) any trust, corporation, partnership, limited liability company or other Person (other than any individual), the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding (directly or through one or more subsidiaries) a 51% or more controlling interest of which consist of any one or more Qualified Owners or such other Persons referred to in the immediately preceding clause (x) or this clause (y).

“Reporting Default” means a Default described in clause (4) under “—Events of Default and Remedies.” “Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Notwithstanding anything in the indenture to the contrary, Finance Corp. shall be a Restricted Subsidiary of the Company.

“S&P” refers to Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuers or a Restricted Subsidiary of any Property, whether owned by the Issuers or any Restricted Subsidiary at the Issue Date or later acquired which has been or is to be sold or transferred by the Issuers or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Debt” means

1. all Indebtedness of the Company or any Restricted Subsidiary outstanding under Credit Facilities and all obligations under Hedging Contracts with respect thereto;

2. any other Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Subsidiary Guarantee; and

3. all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

1. any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates; or

2. any Indebtedness that is incurred in violation of the indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any Restricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

1. any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

2. any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantee” means any guarantee by a Guarantor of the Issuers’ Obligations under the indenture and on the notes.

“Transaction Costs” means any legal, professional and advisory fees or other transaction costs and expenses paid (whether or not incurred) by the Company or any Restricted Subsidiary in connection with any incurrence of Indebtedness or Disqualified Stock or any issuance of other equity securities or any Refinancing thereof.

“Treasury Rate” means, as of any redemption date, the yield to maturity at such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to             , 2026; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to             , 2026 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the trustee an officers’ certificate setting forth the Make-Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means (i) the Existing Unrestricted Subsidiaries and (ii) any other Subsidiary of the Company (other than Finance Corp.) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that, in the case of (i) or (ii), such Subsidiary:

1. except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

2. is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

3. is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

4. has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that (or, if such Person is a limited partnership, such Person or its general partner, as applicable) is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person (or, if such Person is a limited partnership, its general partner).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or preferred securities at any date, the number of years obtained by dividing:

1. the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or (with respect to preferred securities) redemption or similar payment, including payment at final maturity, in respect of the Indebtedness or preferred securities, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

2. the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following general discussion summarizes certain U.S. federal income tax considerations of purchasing, owning and disposing of the notes. This discussion applies only to the initial holders of the notes who acquire the notes in the original offering for a price equal to the issue price of the notes and who hold the notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and does not address consequences applicable to the initial holders of the notes who acquire the notes in the original offering and also tender their 2024 notes pursuant to the Tender Offer. The issue price of the notes is the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as (without limitation):

•	persons subject to the alternative minimum tax;

•	dealers in securities or foreign currencies;

•	traders in securities who mark their securities to market for U.S. federal income tax purposes;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other integrated transaction;

•	certain U.S. expatriates;

•	banks and other financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	foreign governments or international organizations;

•	entities that are tax-exempt for U.S. federal income tax purposes;

•	pass-through entities (and other entities treated as partnerships for U.S. federal income tax purposes) and holders of interests therein;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that acquired our notes through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	persons tendering the 2024 notes pursuant to the Tender Offer;

•	persons deemed to sell our notes under the constructive sale provisions of the Code; and

•	accrual method taxpayers subject to special tax accounting rules as a result of the use of financial statements.

This discussion is included for general information only and does not address all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. This discussion does not address the consequences to holders who participate in the concurrent tender offer and who also purchase notes pursuant to this offering. In addition, this discussion does not address any estate, gift, state, local or non-U.S. tax consequences or any income tax treaty. This discussion is based on U.S. federal income tax law, including the provisions of the Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus supplement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of notes as described below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and conclusions reached in this discussion, and there can be no assurance that the IRS or a court will agree with and not challenge these statements and conclusions. Before you purchase notes, you should consult your own tax advisors regarding the particular U.S. federal income tax consequences to you of purchasing, holding and disposing of notes, any tax consequences that may arise under the laws of any relevant non-U.S., state, local, or other taxing jurisdiction or under any applicable tax treaty, as well as possible effects of changes in federal or other tax laws.

IF YOU ARE CONSIDERING BUYING NOTES, WE URGE YOU TO CONSULT YOUR TAX ADVISOR ABOUT THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, AND THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION.

Certain Additional Payments

Certain debt instruments that provide for one or more contingent payments are subject to U.S. Treasury regulations governing contingent payment debt instruments. A payment is not treated as a contingent payment under these regulations if, as of the issue date of the debt instrument, the likelihood that such payment will be made is remote. In certain circumstances (see the discussion under “Description of Notes—Optional Redemption,” and “Description of Notes—Repurchase at the Option of Holders—Change of Control”), we may be obligated to pay amounts on the notes that are in excess of the stated interest or principal of the notes. We intend to take the position that the possibility that any such payment will be made is remote so that such possibility will not cause the notes to be treated as contingent payment debt instruments. However, you will recognize additional income if any such additional payment is made. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case, if such position is sustained, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of the note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Prospective investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to a U.S. holder (as defined below) of the notes.

Definition of a U.S. Holder

A “U.S. holder” is a beneficial owner of a note or notes who or which is for U.S. federal income tax purposes:

•

an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•

a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of the Code) have the authority to control all of the trust’s substantial decisions, or the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership (including any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds a note, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status, the activities of the partner and the partnership, and certain determinations made at the partner level. Each partner in a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) considering purchasing our notes should consult its tax advisor.

Taxation of Interest

Stated interest on the notes generally will be taxable to you as ordinary income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

Sale or other taxable disposition of notes

You generally must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference, if any, between the sum of the amount of cash received plus the fair market value of all other property you receive for the note (to the extent such amount does not represent accrued but unpaid interest, which will be taxable as ordinary interest income to the extent you have not previously included such amounts in income) minus your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the amount paid for the note decreased by any payments on the note other than payments of stated interest received. Any such gain or loss on a taxable disposition of a note will generally constitute capital gain or loss. This capital gain or loss will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, you have held the note for more than one year. Under current law, long-term capital gains of individuals, estates and trusts generally are taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Net Investment Income

An additional 3.8% tax is imposed on the “net investment income” of certain U.S. individuals, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes interest and certain net gain from the disposition of property, such as the notes, less certain deductions. You should consult your tax advisor with respect to the tax consequences of such legislation.

Information reporting and backup withholding

Information reporting will generally apply to payments of principal and interest on, or the proceeds of the sale or other disposition of, notes before maturity held by you unless you are a corporation or other exempt recipient and, if requested, certify such status. Additionally, backup withholding (currently at a rate of 24%) will apply to such payments if you are a non-corporate U.S. holder and fail to provide us or the appropriate intermediary with a correct taxpayer identification number, certified under penalties of perjury, as well as certain other information or certification of exempt status, fail to report full dividend and interest income, or otherwise fail to comply with applicable requirements of the backup withholding rules. U.S. backup withholding tax is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS. You should consult your tax advisor regarding the application of backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such exemption, if available.

Tax Consequences to Non-U.S. Holders

You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes and are, for U.S. federal income tax purposes, an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes), estate or trust that is not a U.S. holder.

An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by, among other ways, being present in the U.S. on at least 31 days in the calendar year, and for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year.

Resident aliens are subject to U.S. federal income tax as if they were U.S. holders.

Interest on the notes

Subject to the discussion of backup withholding and FATCA withholding (as defined below), you will generally not be subject to U.S. federal income or withholding tax on payments of interest on a note under the “portfolio interest” exemption of the Code, provided that interest on the notes is not effectively connected with your conduct of a trade or business in the United States and:

•	you do not, directly or indirectly, actually or constructively, own 10% or more of our capital or profits interests;

•	you are not a “controlled foreign corporation” for U.S. federal income tax purposes that is related, directly or indirectly, to us (as provided in the Code);

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

you certify to us, our paying agent, or the person who would otherwise be required to withhold U.S. federal income tax, on IRS Form W-8BEN, W-8BEN-E (or other applicable or successor) form), under penalties of perjury, that you are not a U.S. person and provide your name and address.

The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) to the applicable withholding agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to the withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (i) you provide the withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an applicable income tax treaty or (ii) the payments of interest are effectively connected with your conduct of a trade or business in the U.S. and you meet the certification requirements described below, in which case such interest will be taxed as discussed below. (See “—Tax Consequences to Non-U.S. Holders—Income or gain effectively connected with a U.S. trade or business.”) The certification requirements described above and below must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but you qualify for a reduced rate under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld if you timely provide the required information or appropriate claim form to the IRS.

Sale or other taxable disposition of notes

Subject to the discussion of backup withholding below, any gain realized by you on the sale, exchange, redemption, retirement or other taxable disposition of a note generally will not be subject to U.S. federal income or withholding tax, unless:

•

such gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable tax treaty, such gain is attributable to a permanent establishment or a fixed base maintained by you in the United States); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If the first bullet point applies, you generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, if you are a corporation, you may also be subject to the branch profits tax described below. If the second bullet point applies, you generally will be subject to U.S. federal income tax at a flat rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which your capital gains from U.S. sources exceed capital losses allocable to U.S. sources. Any amount attributable to accrued but unpaid interest will be treated as interest and may be subject to the rules discussed above in “—Interest on the notes” or below in “—Income or gain effectively connected with a U.S. trade or business.”

Income or gain effectively connected with a U.S. trade or business

If you are engaged in a trade or business in the United States, and if interest on, or gain on the sale, redemption, exchange, retirement or other taxable disposition of a note is effectively connected with the conduct of that trade or business and, in the case of an applicable tax treaty, is attributable to a permanent establishment you maintain in the United States, you will be exempt from U.S. withholding tax but will be subject to U.S. federal income tax on such interest or gain on a net income basis generally in the same manner as if you were a U.S. holder. In order to establish an exemption from U.S. withholding tax, you must provide to us, our paying agent or the person who would otherwise be required to withhold U.S. federal income tax, a properly completed and executed IRS Form W-8ECI (or other successor form). In addition to U.S. federal income tax, if you are a foreign corporation, you may be subject to U.S. branch profits tax on your effectively connected earnings and profits (subject to adjustments) at a 30% rate, unless an applicable tax treaty provides for a lower rate. For this purpose, you must include interest and gain on your notes in the earnings and profits subject to the U.S. branch profits tax if these amounts are effectively connected with the conduct of your U.S. trade or business.

Information reporting and backup withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Backup withholding generally will not apply to payments of interest on the notes by us or our paying agent or the person who would otherwise be required to withhold U.S. federal income tax to you if the certification described in “—Tax Consequences to Non-U.S. Holders-Interest on the notes” is duly provided or you otherwise establish an exemption.

Payment of the gross proceeds on the sale or other taxable disposition of a note (including redemption or retirement) by you within the United States or conducted through certain U.S. intermediaries generally will not be subject to information reporting requirements and backup withholding tax provided you properly certify under penalties of perjury as to your foreign status on IRS Form W-8BEN or IRS Form

W-8BEN-E (or other applicable or successor form) and certain other conditions are met, or you otherwise establish an exemption. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, unless that broker has documentary evidence in its records of your non-U.S. status and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it has certain relationships with the United States.

You are urged to consult your own tax advisors regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided you timely furnish the required information to the IRS.

Foreign Account Tax Compliance Act Withholding

Sections 1471 through 1474 of the Code (provisions which are commonly referred to as “FATCA”) and applicable Treasury regulations and administrative guidance thereunder may require U.S. federal withholding tax at a rate of 30% on payment of interest on, or (subject to the proposed Treasury regulations discussed below) gross proceeds from the sale of other disposition of, the notes if paid to (i) a foreign financial institution (whether such foreign financial institution is the beneficial owner or an intermediary with respect to the payments) unless such institution agrees to report and disclose, on an annual basis, information with respect to its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity (whether such foreign entity is the beneficial owner or an intermediary with respect to the payments) unless such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides certain information regarding the entity’s “substantial United States owners” and such entity meets certain other specified requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements.

Treasury regulations have been proposed (upon which taxpayers and withholding agents are entitled to rely until final Treasury regulations are issued) that would, when finalized, eliminate FATCA withholding on the gross proceeds (other than amounts treated as interest) from a sale or other taxable disposition of instruments, such as the notes, that produce withholdable payments. You should consult your own tax advisors regarding FATCA and whether it may be relevant to your investment in the notes.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. DUE TO THE COMPLEXITY OF THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO PROSPECTIVE INVESTOR AND THE CONSIDERABLE UNCERTAINTY THAT EXISTS WITH RESPECT TO MANY ASPECTS OF THOSE RULES, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

INVESTMENT IN THE NOTES BY EMPLOYEE BENEFIT PLANS AND IRAs

The following is a summary of certain considerations associated with an investment in the notes by any employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any plan, individual retirement account (an “IRA”) or other arrangement that is subject to Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code (collectively, “Similar Laws”), and any entity whose underlying assets are considered to include “plan assets” by reason of any such plan’s, account’s or arrangement’s investment in such entity (each of the foregoing, a “Plan”). This summary is based on the provisions of ERISA and the Internal Revenue Code, and the related regulations and administrative and judicial interpretations, as of the date hereof. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions or administrative regulations, rulings or pronouncements will not significantly modify the requirements summarized herein. Any such changes may be retroactive and thereby apply to transactions entered into before the date of their enactment or release.

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Internal Revenue Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

Any insurance company proposing to invest assets of its general account in the notes should consider the extent that the investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance v. Harris Trust and Savings Bank, 114 S.Ct. 517 (1993), which in certain circumstances treats those general account assets as assets of an ERISA Plan for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and the Internal Revenue Code. In addition, such potential investor should consider the effect of any subsequent legislation or other guidance that has or may become available relating to that decision, including Section 401(c) of ERISA and the regulations thereunder.

Governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as defined in Section 4(b)(4) of ERISA), while generally not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Internal Revenue Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel before acquiring notes.

If any purchaser or subsequent transferee of a note is using assets of any ERISA Plan to acquire or hold the notes, such purchaser and subsequent transferee will be deemed to represent that (i) none of the Issuer, the underwriter or any of their respective affiliates has acted as the ERISA Plan’s fiduciary, or has been relied upon for any advice, with respect to the ERISA Plan’s decision to acquire, hold, sell, exchange, or provide any consent with respect to the notes or any interest therein and none of the Issuer, the underwriter or any of their respective affiliates shall at any time be relied upon as the ERISA Plan’s fiduciary with respect to any decision to acquire, continue to hold, sell, exchange, vote or provide any consent with respect to its interest in the notes, (ii) the ERISA Plan is aware of and acknowledges that (a) none of the Issuer, the underwriter or any of their respective affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the ERISA Plan’s investment in the notes and (b) the Issuer and the underwriter have a financial interest in the ERISA Plan’s investment in the notes and (iii) the decision to invest in the notes has been made at the recommendation or direction of an “independent fiduciary” (“Independent Fiduciary”) within the meaning of U.S. Code of Federal Regulations 29 C.F.R. Section 2510.3-21(c), as amended from time to time (the “Fiduciary Rule”) who (a) is independent of the Issuer, the underwriter and their respective affiliates; (b) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (c) is a fiduciary (under ERISA and/or Section 4975 of the Internal Revenue Code) with respect to the ERISA Plan’s investment in the notes and is responsible for exercising independent judgment in evaluating the ERISA Plan’s investment in the notes; (d) is either (A) a bank as defined in Section 202 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency of the United States; (B) an insurance carrier which is qualified under the laws of more than one state of the United States to perform the services of managing, acquiring or disposing of assets of such an ERISA Plan; (C) an investment adviser registered under the Advisers Act or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; (D) a broker dealer registered under the Exchange Act; and/or (E) an Independent Fiduciary (not described in clauses (A), (B), (C) or (D) above) that holds or has under management or control total assets of at least $50 million, and will at all times that such ERISA Plan holds an interest in the notes, hold or have under management or control, total assets of at least $50 million; and (e) is aware of and acknowledges that (I) none of the Issuer, the underwriter or any of their respective affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the ERISA Plan’s investment in the notes, and (II) the Issuer, the underwriter and their respective affiliates have a financial interest in the ERISA Plan’s investment in the notes.

Prohibited Transactions

Section 406 of ERISA and Section 4975 of the Internal Revenue Code (which also applies to IRAs of individuals) prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Internal Revenue Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code.

The acquisition, holding or disposition of notes by an ERISA Plan with respect to which either we, our general partner, selling unitholders or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code, unless the investment is acquired, is held and is disposed of in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 75-1, which exempts certain transactions between an ERISA Plan and certain broker-dealers, reporting dealers and banks, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition, the statutory service provider exemption provided by Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code, which exempts certain transactions between ERISA Plans and parties in interest or disqualified persons that are not fiduciaries with respect to the transaction could apply.

Each of these class exemptions and statutory exemptions contains conditions and limitations with respect to its application. We cannot and do not provide any assurance that any of these class exemptions or statutory exemptions will apply with respect to any particular investment in the notes by, or on behalf of, an ERISA Plan or, even if it were deemed to apply, that any exemption would apply to all transactions that may occur in connection with the investment.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase, holding and subsequent disposition will not constitute or result in a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or a violation of any applicable Similar Laws. Each person investing in the notes will be deemed to represent that its acquisition, holding and disposition of such investment will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or a violation of any applicable Similar Law.

Plan Asset Issues

DOL regulations, as modified by Section 3(42) of ERISA, (the “Plan Asset Regulations”) generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity (the “look-through rule”), unless it is established either that equity participation in the entity by “benefit plan investors” is not “significant” or that the entity is an “operating company,” in each case as defined in Section 3(42) of ERISA and the Plan Asset Regulations.

Under the Plan Asset Regulations, the term “equity interest” means any interest in an entity other than an interest that is treated as indebtedness under applicable local law and that has no substantial equity features. If our assets were deemed to be “plan assets” under ERISA, it would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Internal Revenue Code.

However, it is not anticipated that our assets will be considered plan assets because we are primarily engaged in business activities that we believe qualify us as an “operating company” under the Plan Asset Regulations (although no assurance can be or is given in this regard). In addition, our common units are “publicly-offered securities” and we believe that our debt securities are not “equity interests” for purposes of the Plan Asset Regulations, so that even significant investment by Benefit Plan Investors in the notes should not result in our assets being treated as plan assets under ERISA. Investment in each class of our securities by Benefit Plan Investors also may not be “significant” for purposes of the Plan Asset Regulations, although it is unlikely that we will be in a position to monitor whether or not investment in any class of our securities by Benefit Plan Investors is or may become significant.

The foregoing discussion is general in nature and is not intended to be all-inclusive nor should it be construed as legal advice. Due to the complexity of these rules and the excise tax and other penalties and liabilities that may be imposed on persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their own counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes and the subsequent disposition thereof. The sale of any notes to any Plan is in no respect a representation by the Issuer or any of its affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or by any particular Plan, or that such an investment is appropriate for Plans generally or for any particular Plan.

UNDERWRITING

Wells Fargo Securities, LLC is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally, and not jointly, agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite its name below:

Underwriters	Principal Amount
Wells Fargo Securities, LLC	$
SMBC Nikko Securities America, Inc.
BofA Securities, Inc.
BNP Paribas Securities Corp.
Capital One Securities, Inc.
Citigroup Global Markets Inc.
Fifth Third Securities, Inc.
RBC Capital Markets, LLC
Regions Securities LLC
Scotia Capital (USA) Inc.
Truist Securities, Inc.
Comerica Securities, Inc.

Total		$400,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes being sold pursuant to the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have advised us that they propose initially to offer the notes at the price listed on the cover page of this prospectus supplement. After the initial offering of the notes, the underwriters may from time to time vary the offering price and selling terms. The underwriters may offer and sell through certain of their affiliates.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes and in total).

	Per note		Total
Underwriting discount		%	$

We estimate that our total expenses of this offering, other than underwriting discounts and commissions, will be approximately $1.75 million. We have also agreed to reimburse the underwriters for certain of their expenses as set forth in the underwriting agreement. The underwriters have agreed to reimburse us for certain expenses.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, if, as and when issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of certificates from certain of our officers and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to investors and to reject orders in whole or in part.

We have agreed in the underwriting agreement that for a period of 60 days after the date of this prospectus supplement, we will not, without the prior written consent of Wells Fargo Securities, LLC, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any of our debt securities or securities exchangeable for or convertible into our debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

The trading market for the notes is limited. The notes are not listed on any securities exchange or included on any automated dealer quotation system and we do not plan to apply for such listing or arrange for such inclusion. Certain of the underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable laws; however, they are not obligated to do so and may discontinue such market-making at any time without providing any notice. Accordingly, no assurance can be given as to the liquidity of any trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

In connection with the offering, the underwriters may purchase and sell notes and/or our other debt securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes (or such other securities) than they are required to purchase in the offering or which they hold in inventory. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the prices of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the commission received by it because Wells Fargo Securities, LLC or its affiliates have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes and/or other of our debt securities. As a result, the price of the notes (or such other securities) may be higher than the price that otherwise might exist in the open market. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions and activities. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. This settlement cycle is referred to as “T+5.” Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on any date prior to two business days before delivery should consult their own advisor.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of certain of the underwriters are lenders under our credit facility, and as such may be entitled to be repaid with the net proceeds of this offering that are used to repay a portion of the borrowings outstanding under the credit facility and may receive their pro rata portion of such repayment. Wells Fargo Securities, LLC is acting as dealer manager for the Tender Offer, for which it will receive indemnification against certain liabilities and reimbursement of expenses. Additionally, certain of the underwriters or their affiliates are holders of our 2024 notes and, accordingly, may receive a portion of the proceeds of this offering in the Tender Offer or any redemption of the 2024 notes.

Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Financial advisory fees will be paid to the following under certain circumstances: Cadence Bank, N.A. ($             ), Citizens Bank, N.A. ($             ) and Trustmark National Bank ($             ), none of which are acting as underwriters in this offering.

Sales Outside of the United States

The notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers.

Notice to Prospective Investors in the European Economic Area

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus has been prepared on the basis that any offer of the notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the U.K. For the purposes of this provision:

(a)the	expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of U.K. domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”);

(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of U.K. domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of U.K. domestic law by virtue of the EUWA (the “U.K. Prospectus Regulation”); and

(b)the

expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of U.K. domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation. This prospectus has been prepared on the basis that any offer of the notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of the notes. This prospectus is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

This prospectus supplement is only for distribution to and directed at: (i) in the U.K., persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the U.K.; and (iii) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus supplement relates is available only to and will be engaged in only with relevant persons, and any person who is not a relevant person should not rely on it.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1o-or-2o-or 3o of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or will be issued or has been or will be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA, or an Institutional Investor, pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA, or an Accredited Investor, or other relevant person as defined in Section 275(2) of the SFA, or a Relevant Person, and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is: (a) a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or (b) a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has subscribed for or acquired the notes except: (1) to an Institutional Investor, Accredited Investor, or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust); (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276(7) of the SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Dubai International Financial Centre

The Markets Law DIFC Law No. 1 of 2012 and the Markets Rules (MKT) of the Dubai Financial Services Authority (“DFSA”) Rulebook (“DFSA Rulebook”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules (MKT) of the DFSA Rulebook to whom Exempt Offers can be made. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. Accordingly, the DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The notes to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes should review this prospectus with due care and conduct their own due diligence on the common units. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the notes may not be offered or sold directly or indirectly to the public in the DIFC.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas. Certain legal matters arising under Alabama and Louisiana law will be passed upon by Law Office of John Foster Tyra, PC and Liskow & Lewis, A Professional Law Corporation, respectively. Certain legal matters with respect to the notes offered hereby will be passed upon for the underwriters by Hunton Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Genesis Energy, L.P. appearing in Genesis Energy, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2021, and the effectiveness of Genesis Energy, L.P.’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Genesis Energy, L.P. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Poseidon Oil Pipeline Company, L.L.C. for the year ended December 31, 2021 appearing in Genesis Energy, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2021, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Information relating to our Westvaco and Granger lease areas contained herein and incorporated herein by reference is derived from the technical report summary entitled “Technical Report Summary—Trona Property” dated February 11, 2022 prepared by Stantec Consulting Services Inc. which is a qualified person under S-K 1300 (of the United States Securities and Exchange Commission) pursuant to the consent of such author. Such expert does not have a direct or indirect interest in us, our properties or of any of our affiliates.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The statements in this prospectus or incorporated by reference into this prospectus that are not historical information may be “forward-looking statements” as defined under federal law.

All statements, other than historical facts, included in this prospectus and the documents incorporated in this prospectus by reference that address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as plans for growth of the business, future capital expenditures, competitive strengths, goals, references to future goals or intentions, estimated or projected future financial performance, and other such references are forward-looking statements, and historical performance is not necessarily indicative of future performance. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “could,” “plan,” “position,” “projection,” “strategy,” “should,” or “will,” or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, expressed or implied, concerning future actions, conditions or events or future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability or the ability of our affiliates to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include, among others:

•

demand for, the supply of, our assumptions about, changes in forecast data for, and price trends related to crude oil, liquid petroleum, natural gas, NaHS, soda ash and caustic soda, all of which may be affected by economic activity, capital expenditures by energy producers, weather, alternative energy sources, international events (including the war in Ukraine), global pandemics, inflation, the actions of OPEC and other oil exporting nations, conservation and technological advances;

•	our ability to successfully execute our business and financial strategies;

•	our ability to continue to realize cost savings from our cost saving measures;

•	throughput levels and rates;

•	changes in, or challenges to, our tariff rates;

•

our ability to successfully identify and close strategic acquisitions on acceptable terms (including obtaining third-party consents and waivers of preferential rights), develop or construct infrastructure assets, make cost saving changes in operations and integrate acquired assets or businesses into our existing operations;

•	service interruptions in our pipeline transportation systems, processing operations, or mining facilities;

•

shutdowns or cutbacks at refineries, petrochemical plants, utilities, individual plants or other businesses for which we transport crude oil, petroleum, natural gas or other products or to whom we sell soda ash, petroleum or other products;

•	risks inherent in marine transportation and vessel operation, including accidents and discharge of pollutants;

•

changes in laws and regulations to which we are subject, including tax withholding issues, regulations regarding qualifying income, accounting pronouncements, and safety, environmental and employment laws and regulations;

•	the effects of production declines resulting from a suspension of drilling in the Gulf of Mexico or otherwise;

•	the effects of future laws and regulations;

•

planned capital expenditures and availability of capital resources to fund capital expenditures, and our ability to access the credit and capital markets to obtain financing on terms we deem acceptable;

•

our inability to borrow or otherwise access funds needed for operations, expansions or capital expenditures as a result of our credit agreement and the indenture governing our notes and the indentures governing our existing unsecured notes, which contain various affirmative and negative covenants;

•	the possibility that we may not complete the Tender Offer for, or redemption of, our outstanding 2024 notes on the terms described in this prospectus or at all;

•	loss of key personnel;

•

cash from operations that we generate could decrease or fail to meet expectations, either of which could reduce our ability to pay quarterly cash distributions (common and preferred) at the current level or to increase quarterly cash distributions in the future;

•	an increase in the competition that our operations encounter;

•	cost and availability of insurance;

•	hazards and operating risks that may not be covered fully by insurance;

•	our financial and commodity hedging arrangements, which may reduce our earnings, profitability and cash flow;

•

changes in global economic conditions, including capital and credit markets conditions, inflation and interest rates, including the result of any economic recession or depression that has occurred or may occur;

•

the impact of natural disasters, international military conflicts (such as the conflict in Ukraine), pandemics (including Covid-19), epidemics, accidents or terrorism, and actions taken by governmental authorities and other third parties in response thereto, on our business financial condition and results of operations;

•	reduction in demand for our services resulting in impairments of our assets;

•	changes in the financial condition of customers or counterparties;

•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters;

•	the treatment of us as a corporation for federal income tax purposes or if we become subject to entity-level taxation for state tax purposes;

•

the potential that our internal controls may not be adequate, weaknesses may be discovered or remediation of any identified weaknesses may not be successful and the impact these could have on our unit price;

•	a cyberattack involving our information systems and related infrastructure, or that of our business associates;

•

that the preliminary financial data provided herein has been prepared by, and is the responsibility of, our management and has not been audited or reviewed by our independent public registered accounting firm;

•

our financial closing procedures for the last quarter of fiscal year 2022 are not yet complete and are subject to final adjustments and other developments that may arise between now and the time the financial results for the last quarter of fiscal year 2022 are finalized; and

•	the preliminary fourth quarter estimates are based upon assumptions we believe to be reasonable but includes information from third parties that is subject to further review and verification.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors identified in this prospectus under “Risk Factors,” as well as the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q and/or Current Reports on Form 8-K (or any amendments to those reports) and any other prospectus supplement we may file from time to time with the SEC with respect to this offering. New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s website at http://www.sec.gov.

The SEC allows us to incorporate by reference information that we file with it. This procedure means that we can disclose important information to you by referring you to documents filed with the SEC. The information that we incorporate by reference is an integral part of this prospectus supplement, and references to this “prospectus supplement” include the documents (or portions of documents) incorporated by reference into this prospectus supplement. Any future filings we make with the SEC prior to the completion of this offering under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, and which are deemed to be “filed,” are also incorporated by reference in this prospectus supplement. Any statement contained in the filings (or portions of filings) incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any filing by us with the SEC prior to the completion of this offering modifies, conflicts with or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference, other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, the documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2021.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022.

•	Current Reports on Form 8-K filed with the SEC on May 23, 2022 and January 18, 2023.

You may request a copy of these filings at no cost by making written or telephone requests for copies to:

Investor Relations

Genesis Energy, L.P.

811 Louisiana, Suite 1200

Houston, Texas 77002

(713) 860-2500

We also make available free of charge on our internet website at http://www genesisenergy.com our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement is accurate as of any date other than the date on the front of each document.

Prospectus

GENESIS ENERGY, L.P.

Common Units

Preferred Securities

Subordinated Securities

Options

Warrants

Rights

Debt Securities

GENESIS ENERGY FINANCE CORPORATION

Debt Securities

We may from time to time offer one or more classes or series of the following securities as described in this prospectus, in one or more separate offerings under this prospectus:

•	common units, preferred securities, subordinated securities, options, warrants and rights; and

•	debt securities, which may be either senior debt securities or subordinated debt securities.

Genesis Energy Finance Corporation may act as co-issuer of the debt securities and other direct or indirect subsidiaries of Genesis Energy, L.P. may guarantee the debt securities.

This prospectus provides you with the general terms of these securities and the general manner in which we will offer these securities. We may offer and sell securities using this prospectus only if it is accompanied by a prospectus supplement. We will include the specific terms of any securities we offer in a prospectus supplement. The prospectus supplement will also describe the specific manner in which we will offer the securities. You should read this prospectus and the prospectus supplement carefully.

We may sell these securities to underwriters or dealers, or we may sell them directly to other purchasers. See “Plan of Distribution.” The prospectus supplement will list any underwriters and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling these securities, after we pay certain expenses of the offering.

Our common units are listed on the New York Stock Exchange under the symbol “GEL.” We will provide information in any applicable prospectus supplement regarding the trading market, if any, for any debt securities we may offer.

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the Risk Factors beginning on page 2 of this prospectus and contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 19, 2021.

i

ii

ABOUT THIS PROSPECTUS

This prospectus, including any information incorporated by reference herein, is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the Commission, using a “shelf” registration or continuous offering process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes Genesis Energy, L.P. and the securities. Each time we sell securities with this prospectus, we will provide a prospectus supplement containing specific information about the terms of a particular offering. A prospectus supplement may also add to, update or change information in this prospectus. You should read carefully the section entitled “Information Regarding Forward-Looking Statements” beginning on page 51. If the description of the offering varies between the prospectus supplement and this prospectus, you should rely on the information in the prospectus supplement. Therefore, you should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” before you invest in our securities.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to provide you different information. We are not making an offer of these securities in any state where the offer is not permitted. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Commission incorporated by reference in this prospectus and any prospectus supplement. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Unless the context otherwise requires, references in this prospectus to (i) “Genesis Energy, L.P.,” “Genesis,” “we,” “our,” “us” or like terms refer to Genesis Energy, L.P. and its operating subsidiaries, including Genesis Energy Finance Corporation; (ii) “our general partner” refers to Genesis Energy, LLC, the general partner of Genesis; and (iii) “Finance Corp.” or “co-issuer” refer to Genesis Energy Finance Corporation.

GENESIS ENERGY, L.P.

We are a growth-oriented master limited partnership formed in Delaware in 1996. Our common units are traded on the New York Stock Exchange, or NYSE, under the ticker symbol “GEL.” Our principal executive offices are located at 919 Milam, Suite 2100, Houston, Texas 77002 and our telephone number is (713) 860-2500. Genesis Energy, LLC, our general partner, is a wholly-owned subsidiary. Our general partner has sole responsibility for conducting our business and managing our operations. We conduct our operations and own our operating assets through our subsidiaries and joint ventures. We manage our businesses through divisions that constitute our reportable segments, which change from time to time as we further integrate our suite of services and/or acquire additional businesses.

We are (i) a provider of an integrated suite of midstream services–primarily transportation, storage, sulfur removal, blending, terminalling and processing–for a large area of the Gulf of Mexico and the Gulf Coast region of the crude oil and natural gas industry and (ii) one of the leading producers in the world of natural soda ash. We have a diverse portfolio of customers, operations and assets, including pipelines, refinery-related plants, soda ash production facilities, related equipment and trona reserves (our “Alkali Business”), storage tanks and terminals, railcars, rail unloading facilities, barges and other vessels, and trucks. Substantially all of our revenues are derived from providing services to refiners, integrated and large independent crude oil and natural gas companies, and large industrial and commercial enterprises, including those that use natural soda ash, sodium hydrosulfide and caustic soda.

For additional information regarding our business properties and financial condition, please refer to the documents referenced in the section entitled “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities involves risks. In evaluating an investment in our securities, you should consider carefully the risk factors and other information included in or incorporated by reference into this prospectus and additional information which may be incorporated by reference into this prospectus or any prospectus supplement in the future, in each case as provided under “Where You Can Find More Information,” including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including the risk factors described under “Risk Factors” in such reports. In addition, when we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement. This prospectus also contains forward-looking statements that involve risks and uncertainties. If any of these risks occur, our business, financial condition or results of operation could be adversely affected. Please read “Information Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors.

USE OF PROCEEDS

Unless otherwise specified in an accompanying prospectus supplement, we will use the net proceeds we receive from the sale of the securities described in this prospectus for general partnership purposes, which may include, among other things, repayment of indebtedness, the acquisition of businesses and other capital expenditures, payment of distributions and additions to working capital. The exact amounts to be used and when the net proceeds will be applied will depend on a number of factors, including our funding requirements and the availability of alternative funding sources.

DESCRIPTION OF OUR EQUITY SECURITIES

General

As of the date of this prospectus, we have outstanding common units and preferred units. In the future, we may issue one or more series or classes of additional units as well as the following other types of equity securities — preferred securities, subordinated securities, options securities, warrant securities or rights securities. Those equity securities may have rights to distributions and allocations junior, equal or superior to our common units or preferred units.

Subject to certain approval rights of holders of our Class A Convertible Preferred Units (our “Convertible” preferred units), our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and with the designations, rights, preferences and privileges established by our general partner without the approval of any of our limited partners. In accordance with Delaware law and the provisions of our partnership agreement, and subject to such approval rights, we may issue additional partnership interests that have certain preferential rights to which our common units are not entitled, including, without limitation, preferences regarding voting and distributions. Should we offer equity securities under this prospectus, a prospectus supplement relating to the particular class of securities offered will include the specific terms of those securities, including, among other things, the following:

•	the designation, stated value, and liquidation preference of the securities and the number of securities offered;

•	the initial public offering price at which the securities will be issued;

•	the conversion or exchange provisions of the securities;

•	any redemption or sinking fund provisions of the securities;

•	the distribution rights of the securities, if any;

•	a discussion of any additional material federal income tax considerations (other than as discussed in this prospectus), if any, regarding the securities; and

•	any additional rights, preferences, privileges, limitations and restrictions of the securities.

The transfer agent, registrar and distributions disbursement agent for the securities will be designated in the applicable prospectus supplement.

Our general partner can determine the voting powers, designations, preferences and relative, participating, optional or other special rights, duties and qualifications, limitations or restrictions of any series or class and the number constituting any series or class of equity securities.

For a summary of the important provisions of our partnership agreement, many of which apply to holders of our equity securities, see “Description of Our Partnership Agreement” in this prospectus.

Our Common Units

Our common units and Class B Units represent limited partner interests in Genesis Energy, L.P. that entitle the holders to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement subject to the rights and privileges of any of our outstanding securities that may be senior to the rights and privileges of our common unitholders.

Our outstanding common units are listed on the New York Stock Exchange under the symbol “GEL.”

The transfer agent and registrar for our common units is American Stock Transfer & Trust Company.

Status as Limited Partner or Assignee. Except as described under “— Limited Liability,” the common units will be fully paid, and the unitholders will not be required to make additional capital contributions to us.

Transfer of Common Units. Each purchaser of common units offered by this prospectus must execute a transfer application. By executing and delivering a transfer application, the purchaser of common units:

•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that he has the capacity, power and authority to enter into the partnership agreement;

•	grants powers of attorney to officers of our general partner and any liquidator of our partnership as specified in the partnership agreement; and

•	makes the consents and waivers contained in the partnership agreement.

An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

Transfer applications may be completed, executed and delivered by a purchaser’s broker, agent or nominee. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired, the purchaser has the right to request admission as a substituted limited partner in our partnership for the purchased common units. A purchaser of common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the common unit to a purchaser or transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the purchased common units.

Thus, a purchaser of common units who does not execute and deliver a transfer application:

•

will not receive cash distributions or U.S. federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some U.S. federal income tax information or reports furnished to record holders of common units.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Limited Liability. Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law, to the same extent as our general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of our partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to our partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from our partnership agreement.

Meetings; Voting. Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed and which are entitled to vote thereat. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in our partnership, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than our general partner and its affiliates (or, in the case of the Convertible preferred units or common units received upon conversion thereof, the initial purchasers thereof and certain permitted transferees), acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on any matter relating to the succession, election, removal, withdrawal, replacement or substitution of our general partner and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes if the matter to be voted on relates to the succession, election, removal, withdrawal, replacement or substitution of our general partner. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Books and Reports. Our general partner is required to keep appropriate books of our business at our principal office. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 75 days after the close of each fiscal year (or such shorter period as the Commission may prescribe), an annual report containing audited financial statements and a report on those financial statements by our registered independent public accountants. Except for our fourth quarter, we will also furnish or make available unaudited financial information within 40 days after the close of each quarter (or such shorter period as the Commission may prescribe).

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist such unitholder in determining such unitholder’s federal and state tax liability and filing such unitholder’s federal and state income tax returns, regardless of whether such unitholder supplies us with information.

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Class B Units. Unless the context otherwise requires, references to common units in this prospectus refer to “Common Units – Class A” under our partnership agreement, which are traditional common units. Our partnership agreement also provides for common units designated “Common Units – Class B,” or Class B Units. The Class B Units are identical to the Class A Units and, accordingly, have voting and distribution rights equivalent to those of the Class A Units, except, in addition, Class B Units have the right to elect all of our board of directors (subject to the right of members of the Davison family, including James E. Davison, James E. Davison, Jr., Steven K. Davison and Todd A. Davison, and their affiliates to elect up to three directors under certain terms pursuant to a unitholders rights agreement). If members of the Davison family and their affiliates own (i) 15% or more of our common units, they have the right to appoint three directors, (ii) less than 15% but more than 10%, they have the right to appoint two directors, and (iii) less than 10%, they have the right to appoint one director. The Class B Units are convertible into Class A Units at the option of the holders or in the event that the holders of at least a majority of the common units (excluding such units held by affiliates of our general partner) replace the existing general partner with a successor general partner or otherwise remove the Class B Units’ right to elect our board of directors. The transfer agent for the Class B Units is our general partner.

Our Preferred Securities

As of the date of this prospectus, we have 25,336,778 Convertible preferred units outstanding and no other preferred units outstanding. Should we offer additional preferred securities under this prospectus, a prospectus supplement relating to the particular class of preferred securities offered will include the specific terms of those preferred securities, including, among other things, the following:

•	the designation, stated value, and liquidation preference of the preferred securities and the number of preferred securities offered;

•	the initial public offering price at which the preferred securities will be issued;

•	the conversion or exchange provisions of the preferred securities;

•	any redemption or sinking fund provisions of the preferred securities;

•	the distribution rights of the preferred securities, if any;

•	a discussion of any additional material federal income tax considerations (other than as discussed in this prospectus), if any, regarding the preferred securities; and

•	any additional rights, preferences, privileges, limitations, and restrictions of the preferred securities.

The transfer agent, registrar, and distributions disbursement agent for the preferred securities will be designated in the applicable prospectus supplement.

Our Convertible preferred units rank senior to all of our classes or series of limited partner interests with respect to distribution and/or liquidation rights. The Convertible preferred units vote on an as-converted basis with our common units and have certain other class voting rights, including with respect to (i) any amendment to our partnership agreement that would be adverse to any of the rights, preferences or privileges, or otherwise modifies the terms, of the Convertible preferred units; (ii) making an election to be treated as a corporation for U.S. federal tax law purposes; (iii) entering into any agreement that restricts our ability to pay distributions on the Convertible preferred units, subject to certain exceptions; (iv) paying aggregate distributions in excess of $20 million on any of our limited partner interests that rank junior to the Convertible preferred units with respect to rights upon distribution and/or liquidation (including the common units) to the extent funded with proceeds of indebtedness, sales of partnership securities or asset sales, subject to certain exceptions; (v) incurring any indebtedness for borrowed money to the extent such incurrence would result in our consolidated indebtedness exceeding 7.0x our trailing four-quarters Adjusted Consolidated EBITDA (as defined in our credit agreement in effect at the time the Convertible preferred units were initially issued), unless less than $200 million of the Convertible preferred units are then outstanding; (vi) issuing any additional Convertible preferred units or any other limited partner interests that rank pari passu to the Convertible preferred units with respect to rights upon distribution and/or liquidation, subject to certain exceptions; or (vii) issuing any limited partner interests that rank senior to the Convertible preferred units with respect to rights upon distribution and/or liquidation.

Each holder of the Convertible preferred units may elect to convert all or any portion of its Convertible preferred units into common units initially on a one-for-one basis, subject to customary adjustments and an adjustment for any distributions on such Convertible preferred units that have accrued and accumulated but are unpaid (which is referred to herein as the “conversion rate”), at any time (but not more often than once per quarter), provided that any conversion is for at least $50 million or such lesser amount if such conversion relates to all of a holder’s remaining Convertible preferred units or has otherwise been approved by us. If at any time certain creditors or counterparties of the initial investors exercise certain rights or remedies in respect of any pledged Convertible preferred units, then such pledged Convertible preferred units may be immediately converted into common units by such creditors or counterparties at the conversion rate.

We have the right to cause the conversion of all or a portion of outstanding Convertible preferred units (such conversion, a “Forced Conversion”) into our common units from time to time after September 1, 2020, subject to certain conditions, including with respect to the closing price and average daily trading volume of the common units during the period preceding notice of any such Forced Conversion; provided, however, that we will not be permitted to convert a number of Convertible preferred units representing in the aggregate more than one-third of the originally issued Convertible preferred units in any consecutive twelve-month period and each such conversion must be for an aggregate amount of Convertible preferred units convertible into common units with a value of at least $100 million. In addition, if there are fewer than $20 million of Convertible preferred units outstanding, we will have the right, at any time after September 1, 2020, at our option, to cause each outstanding Convertible preferred unit to be converted into our common units at a conversion rate equal to the greater of (i) the then-applicable conversion rate and (ii) the quotient of (a) $33.71 (the “Issue Price”), divided by (b) 95% of the volume-weighted average price of our common units for the 30-trading day period ending prior to the date that we notify the holders of outstanding Convertible preferred units of such conversion.

Immediately prior to the consummation of a change of control event in which more than 90% of the consideration payable to the holders of our common units is payable in cash, the Convertible preferred units will automatically convert into common units at a conversion ratio equal to the greater of (a) the then applicable conversion rate and (b) the quotient of (i) the sum of (x) the product of (A) the sum of (1) the Issue Price and (2) any accrued and accumulated but unpaid distributions on the Convertible preferred units, and (B) a premium factor (ranging from 115% to 101% depending on when such transaction occurs) and (y) any unpaid partial period distributions (as defined below) and (ii) the volume weighted average price of the common units for the 30-trading days prior to the execution of definitive documentation relating to such change of control.

In connection with all other change of control events, each holder of the Convertible preferred units may elect to (a) convert all of its Convertible preferred units to our common units at the then applicable conversion rate, (b) if we are not the surviving entity (or if we are the surviving entity, but our common units will cease to be listed), require us to use commercially reasonable efforts to cause the surviving entity in any such transaction to issue a substantially equivalent security (or if we are unable to cause such substantially equivalent securities to be issued, to convert its Convertible preferred units into common units in accordance with clause (a) above or exchanged in accordance with clause (d) below or convert at a specified conversion rate), (c) if we are the surviving entity, continue to hold the Convertible preferred units or (d) require us to exchange the Convertible preferred units for cash or, if we so elect, common units valued at 95% of the volume-weighted average price of the common units for the 30 consecutive trading days ending on the fifth trading day immediately preceding the closing date of such change of control, at a price per unit equal to the sum of (i) the product of (x) 101% and (y) the Issue Price plus (ii) accrued and accumulated but unpaid distributions plus (iii) any unpaid partial period distributions.

Upon the occurrence of a Rate Reset Election (as defined under “Cash Distribution Policy—Class A Convertible Preferred Unit Distributions” below), we may redeem the Convertible preferred units for cash, in whole or in part (but not less than an aggregate of $200 million Convertible preferred units (or such lesser amount, if for all outstanding Convertible preferred units) and allocated on a pro rata basis (unless agreed otherwise by the holders thereof)), for an amount per Convertible preferred unit equal to such Convertible preferred unit’s liquidation value (as defined below) multiplied by (a) 110%, prior to September 1, 2024, and (b) 105% thereafter. The liquidation value of a Convertible preferred unit is an amount equal to the sum of (i) the Issue Price, (ii) any accrued and accumulated but unpaid distributions on such preferred unit, (iii) a prorated

Preferred Distribution (as defined under “Cash Distribution Policy—Class A Convertible Preferred Unit Distributions” below) in respect of the current quarter, and (iv) if the payment date for the Preferred Distribution payable with respect of the immediately preceding quarter has not yet occurred, then the unpaid Preferred Distribution with respect to the immediately preceding quarter (clauses (iii) and (iv), together, the “unpaid partial period distributions”).

For a summary of the important provisions of our partnership agreement, many of which apply to holders of our Convertible preferred units, see “Description of Our Partnership Agreement” in this prospectus.

Our Subordinated Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and with the designations, rights, preferences, and privileges established by our general partner without the approval of any of our limited partners. In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that have certain rights, including, without limitation, rights regarding voting and distributions, subordinate to the rights of our common units or preferred securities. As of the date of this prospectus, we have no subordinated securities outstanding.

Should we offer subordinated securities under this prospectus, a prospectus supplement relating to the particular series of subordinated securities offered will include the specific terms of those subordinated securities, including, among other things, the following:

•	the designation, stated value, and liquidation rights of the subordinated securities and the number of subordinated securities offered;

•	the initial public offering price at which the subordinated securities will be issued;

•	the conversion or exchange provisions of the subordinated securities;

•	any redemption or sinking fund provisions of the subordinated securities;

•	the distribution rights of the subordinated securities, if any;

•	a discussion of any additional material federal income tax considerations (other than as discussed in this prospectus), if any, regarding the subordinated securities; and

•	any additional rights, limitations, and restrictions of the subordinated securities.

The transfer agent, registrar and distributions disbursement agent for the subordinated securities will be designated in the applicable prospectus supplement.

Our Options

We may issue options for the purchase of common units, preferred securities, subordinated securities or any combination of the foregoing. Our partnership agreement authorizes us to issue an unlimited number of options to purchase common units, preferred securities or subordinated securities for the consideration and with the rights, preferences and privileges established by our general partner without the approval of any of our limited partners. Options may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of options will be issued under a separate option agreement to be entered into between us and a bank or trust company, as option agent. The option agent will act solely as our agent in connection with the options and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of options. A copy of the option agreement will be filed with the Commission in connection with the offering of options.

The prospectus supplement relating to a particular issue of options to purchase common units, preferred securities, subordinated securities or any combination of the foregoing will describe the terms of such options, including, among other things, the following:

•	the title of the options;

•	the offering price for the options, if any;

•	the aggregate number of the options;

•	the designation and terms of the common units, preferred securities, or subordinated securities that may be purchased upon exercise of the options;

•	if applicable, the designation and terms of the securities that the options are issued with and the number of options issued with each security;

•	if applicable, the date from and after which the options and any securities issued with the options will be separately transferable;

•	the number of common units, preferred securities, or subordinated securities that may be purchased upon exercise of the options and the price at which such securities may be purchased upon exercise;

•	the dates on which the right to exercise the options commence and expire;

•	if applicable, the minimum or maximum amount of the options that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material federal income tax considerations;

•	anti-dilution provisions of the options, if any;

•	redemption or call provisions, if any, applicable to the options;

•	any additional terms of the options, including terms, procedures, and limitations relating to the exchange and exercise of the options; and

•	any other information we think is important about the options.

Each option will entitle the holder of the option to purchase at the exercise price set forth in the applicable prospectus supplement the number of common units, preferred securities, or subordinated securities being offered. Holders may exercise options at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised options are void. Holders may exercise options as set forth in the prospectus supplement relating to the options being offered.

Until you exercise your options to purchase our common units, preferred securities or subordinated securities, you will not have any rights as a holder of common units, preferred securities or subordinated securities, as the case may be, by virtue of your ownership of options.

Our Warrants

We may issue warrants for the purchase of common units, preferred securities, subordinated securities or any combination of the foregoing. Our partnership agreement authorizes us to issue an unlimited number of warrants to purchase common units, preferred securities or subordinated securities for the consideration and with the rights, preferences, and privileges established by our general partner without the approval of any of our limited partners. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the Commission in connection with the offering of warrants.

The prospectus supplement relating to a particular issue of warrants to purchase common units, preferred securities, subordinated securities or any combination of the foregoing will describe the terms of such warrants, including, among other things, the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common units, preferred securities or subordinated securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of common units, preferred securities or subordinated securities that may be purchased upon exercise of a warrant and the price at which such securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Each warrant will entitle the holder of the warrant to purchase the number of common units, preferred securities or subordinated securities being offered at the exercise price set forth in the applicable prospectus supplement. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until you exercise your warrants to purchase our common units, preferred securities or subordinated securities, you will not have any rights as a holder of common units, preferred securities or subordinated securities, as the case may be, by virtue of your ownership of warrants.

Our Rights

We may issue rights to purchase common units, preferred securities, subordinated securities or any combination of the foregoing. Our partnership agreement authorizes us to issue an unlimited number of rights to purchase common units, preferred securities or subordinated securities for the consideration and with the rights, preferences, and privileges established by our general partner without the approval of any of our limited partners. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the holder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement, which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the Commission, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including, among other things, the following:

•	the date of determining the unitholders entitled to the rights distribution;

•	the number of rights issued or to be issued to each unitholder;

•	the exercise price payable for each common unit, preferred security or subordinated security upon the exercise of the rights;

•	the number and terms of the common units, preferred securities or subordinated securities, which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights;

•	any other terms of the rights, including the terms, procedures, conditions, and limitations relating to the exchange and exercise of the rights; and

•	any other information we think is important about the rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agreement and rights certificate, which will be filed with the Commission.

CASH DISTRIBUTION POLICY

Distribution of Available Cash

General. Within approximately 45 days after the end of each quarter, Genesis Energy, L.P. will distribute all available cash to unitholders of record on the applicable record date. However, there is no guarantee that we will pay a distribution on our units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default, or if an event of default then exists, under our credit agreement.

Definition of Available Cash. Available cash generally means, for each fiscal quarter, all cash of Genesis Energy, L.P. on hand at the end of the quarter:

•	less the amount of cash reserves that our general partner determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments, or other agreements; or

•	provide funds for distributions to our unitholders for any one or more of the next four quarters;

•

plus all cash of Genesis Energy, L.P. on hand on the date of determination of available cash for the quarter resulting from working capital borrowings. Working capital borrowings are generally borrowings that are made under our credit agreement and in all cases are used solely for working capital purposes or to pay distributions to partners.

Class A Convertible Preferred Unit Distributions

With respect to each quarter ending on or prior to March 1, 2019 (the “PIK Period”), we paid to holders of Convertible preferred units a cumulative, quarterly distribution (a “Preferred Distribution”) in arrears at an annual rate of 8.75% ($0.7374 per Convertible preferred unit per quarter) (the “Distribution Amount”) on all Convertible preferred units then outstanding, in the form of additional Convertible preferred units (“PIK Units”) or in a combination of PIK Units and cash. The number of PIK Units paid in respect of each such Preferred Distribution equaled the quotient of (i) the Distribution Amount and (ii) the Issue Price. After the PIK Period, we began paying holders of Convertible preferred units cash distributions and we are currently required to pay to the holders of Convertible preferred units in cash a cumulative, quarterly distribution equal to the Distribution Amount.

If we fail to pay in full in cash a Preferred Distribution (a “Distribution Default”) in respect of any quarter, then until such Distribution Default is cured we will not be permitted to (a) declare or make any distributions (subject to a limited exceptions for pro rata distributions on the Convertible preferred units and parity securities), redemptions or repurchases of any of our limited partner interests that rank junior to or pari passu with the Convertible preferred units with respect to rights upon distribution and/or liquidation (including our common units), or (b) issue any such parity securities. If there is a Distribution Default in respect of any two quarters, whether or not consecutive, then the Distribution Amount will be reset to a cash amount per Convertible preferred unit equal to the amount that would be payable per quarter if a Convertible preferred unit accrued interest on the Issue Price at an annualized rate equal to the then-current annualized distribution rate plus 200 basis points until such default is cured. In addition, if there is a Distribution Default in respect of any three quarters, whether or not consecutive, then until the default is cured the initial investors will each have the right to appoint a director to our general partner’s board of directors.

For a period of 30 days following (i) September 1, 2022 and (ii) each subsequent anniversary thereafter, the holders of a majority of the outstanding Convertible preferred units (together with each initial purchaser so long as such initial purchaser owns at least 25% of the outstanding Convertible preferred units) may make a one-time election to reset the Distribution Amount (a “Rate Reset Election”) to a cash amount per Convertible preferred unit equal to the amount that would be payable per quarter if a Convertible preferred unit accrued interest on the Issue Price at an annualized rate equal to the greater of (a) 10.75%, if our common units are trading at a price that is less than 110% of the Issue Price, or (b) three-month LIBOR plus 750 basis points.

Adjustment of Quarterly Distribution Amounts

If we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust the amount of our quarterly distribution.

For example, if a two-for-one split of the common units should occur, the quarterly distribution and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation; provided, that any cash or cash equivalents for distributions shall be distributed with respect to the Convertible preferred units (up to the positive balance in the associated capital accounts), prior to any distribution of cash or cash equivalents with respect to our common units or other junior securities.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. Our partnership agreement has been filed with the Commission, and is incorporated by reference in this prospectus. The following provisions of our partnership agreement are summarized elsewhere in this prospectus:

•	allocations of taxable income and other tax matters are described under “Material Income Tax Consequences”;

•

rights of holders of our common units and preferred units are described under “Description of Our Equity Securities—Our Common Units” and “Description of Our Equity Securities—Our Preferred Securities”; and

•	rights of holders of our common units and Convertible preferred units with respect to distributions as described under “Cash Distribution Policy.”

Partnership Purpose

Our purpose under our partnership agreement is to engage directly or indirectly in any business activity that is approved by our general partner and that may be lawfully conducted by a limited partnership under the Delaware Act. All of our operations are conducted through our subsidiaries and joint ventures.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement.

Reimbursements of Our General Partner

Our general partner does not receive any compensation for its services as our general partner. It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating our business. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

Issuance of Additional Securities; Preemptive Rights

Our partnership agreement authorizes us to issue an unlimited number of additional partner securities and rights to buy partnership securities that are senior to, equal in rank with or junior to our common units on terms and conditions established by our general partner in its sole discretion without the approval of our common unitholders; certain issuances require approval of Convertible preferred unitholders holding not less than 75% of the Convertible preferred units. Our partnership agreement restricts our ability to issue any partnership interest senior to or, subject to certain exceptions, on parity with our Convertible preferred units with respect to distributions and/or liquidation without the affirmative vote of the unitholders holding not less than 75% of the Convertible preferred units.

As long as the initial purchasers of the Convertible preferred units and their affiliates collectively own 50% or more of the total number of Convertible preferred units originally issued, if we propose to issue, offer or sell any parity securities, then we are required to first offer the initial purchasers the opportunity to purchase up to 50% of such parity securities on substantially the same terms as will be offered to the other purchasers thereof.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-

existing holders of common units in our distributions of available cash. In addition, the issuance of additional equity securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional equity securities that, in the sole discretion of our general partner, may have special voting rights to which common units are not entitled.

Amendments to Our Partnership Agreement

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or our general partner interest will require the approval of at least a majority of the type or class of limited partner interests or general partner interests so affected; certain amendments that adversely affect the Convertible preferred unitholders require approval of the Convertible preferred unitholders holding not less than 75% of the Convertible preferred units.

However, in some circumstances, more particularly described in our partnership agreement, our general partner may make amendments to our partnership agreement without the approval of our limited partners or assignees.

Withdrawal or Removal of Our General Partner

Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement.

Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding common units may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of our outstanding common units agree in writing to continue our business and to appoint a successor general partner.

Our general partner may be removed with or without cause. “Cause” means that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner. If cause exists, our general partner may not be removed unless that removal is approved by the vote of the holders of not less than two-thirds of our outstanding units, including common units (and Convertible preferred units on an as-converted basis with holders of our common units) and units held by our general partner and its affiliates. The removal of our general partner for cause is also subject to the approval of a successor general partner by a vote of the holders of not less than two-thirds of our outstanding units, including common units (and Convertible preferred units on an as-converted basis with holders of our common units) and units held by our general partner and its affiliates. If no cause exists, our general partner may not be removed unless that removal is approved by the vote of the holders of not less than a majority of our outstanding units, including common units (and Convertible preferred units on an as-converted basis with holders of our common units) but excluding units held by our general partner and its affiliates. Any removal of our general partner by the unitholders without cause is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding common units (and Convertible preferred units on an as-converted basis with holders of our common units) and the receipt of an opinion of counsel regarding limited liability and tax matters. Additionally, upon removal of our general partner without cause, our general partner will have the option to convert its interest in us (other than its common units) into common units or to require our replacement general partner to purchase such interest for cash at its then fair market value.

While our partnership agreement limits the ability of our general partner to withdraw, it allows our general partner interest to be transferred to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of our general partner. In addition, our partnership agreement does not prohibit the sale, in whole or in part, of the ownership of our general partner. Our general partner may also transfer, in whole or in part, the common units and any other partnership securities it owns.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors; and

•

then, to our unitholders in accordance with the positive balance in their respective capital accounts; provided, that any cash or cash equivalents for distributions shall be distributed with respect to the Convertible preferred units (up to the positive balance in the associated capital accounts), prior to any distribution of cash or cash equivalents with respect to our common units or other junior securities.

The liquidator may defer liquidation of our assets for a reasonable period or distribute assets to our partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Change of Management Provisions

Our partnership agreement contains the following specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change management:

•

any units held by any person or group, other than our general partner and its affiliates (or, in the case of the Convertible preferred units or common units received upon conversion thereof, the initial purchasers thereof and certain permitted transferees), that owns, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, cannot be voted on any matters pertaining to the succession, election, removal, withdrawal, replacement or substitution of our general partner; and

•

the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Limited Call Right

If at any time our general partner, Genesis and their respective subsidiaries own more than 80% of the issued and outstanding limited partner interests of any class (other than the Convertible preferred units), our general partner will have the right to acquire all, but not less than all, of the outstanding limited partner interests of that class that are held by persons other than our general partner, Genesis and their respective subsidiaries. The record date for determining ownership of the limited partner interests would be selected by our general partner on at least ten but not more than 60 days’ notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in our partnership agreement) of the limited partner interests of the class as of the date three days prior to the date that notice is mailed to the limited partners as provided in the partnership agreement and (2) the highest cash price paid by our general partner, Genesis or any of their respective subsidiaries for any partnership securities of the class purchased within the 90 days preceding the date our general partner first mails notice of its election to purchase those partnership securities.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify persons who are or were our general partner, or its members or other affiliates and their officers and directors to the fullest extent permitted by law, from and against all losses, claims or damages any of them may suffer because they are or were our general partner, officer or director, as long as the person seeking indemnity acted in good faith and in a manner believed to be in or not opposed to our best interest. Any indemnification under these provisions will only be out of our assets. Our general partner and its affiliates shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate any indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement. In addition, we typically enter into indemnification agreements with each director of our general partner covering any costs, claims or expenses such director incurs in connection with serving in her/his capacity as a director or any other capacity at the request of our general partner or us.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

Genesis Energy, L.P. may issue debt securities in one or more series, as to any of which Genesis Energy Finance Corporation (“Finance Corp.”) may be a co-issuer on one or more series of such debt securities. Finance Corp. was incorporated under the laws of the State of Delaware in November 2006, is wholly owned by Genesis Energy, L.P., and has no material assets or any liabilities other than as a co-issuer of debt securities. When used in this section, references to “we,” “us” and “our” refer to Genesis Energy, L.P. and, if Finance Corp. is co-issuer as to any series of debt securities, Genesis Energy Finance Corporation.

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will constitute part of our senior debt, will be issued under our senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the indenture with respect to subordinated debt securities. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior debt or other indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The debt securities may have the benefit of guarantees (each, a “guarantee”) by one or more existing or future subsidiaries of Genesis Energy, L.P. (each, a “guarantor”) specified in the prospectus supplement for that series. If a guarantor issues guarantees, the guarantees will be the unsecured and, if guaranteeing senior debt securities, unsubordinated or, if guaranteeing subordinated debt securities, subordinated obligations of the respective guarantors. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the applicable indenture.

The debt indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed the senior debt indenture dated May 21, 2015 between us and Regions Bank (as successor to U.S. Bank National Association), as trustee, as amended or supplemented from time to time, and form of subordinated debt indenture with the Commission as exhibits to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” below for information on how to obtain copies of them.

This section and your prospectus supplement summarize material terms of the indentures and your debt security. They do not, however, describe every aspect of the indentures and your debt security. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures, but we describe the meaning for only the more important of those terms. Your prospectus supplement will have a more detailed description of the specific terms of your debt security and any applicable guarantees.

Indentures

The senior debt securities and subordinated debt securities are each governed by a document each called an indenture. Each indenture is a contract between us and the trustee. The indentures are substantially identical, except for certain provisions including those relating to subordination, which are included only in the indenture related to subordinated debt securities.

The trustee under each indenture has two main roles:

•

First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “— Default, Remedies and Waiver of Default.”

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

Series of Debt Securities

We may issue as many distinct debt securities or series of debt securities under either indenture as we wish. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of your series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement for that series. Those terms may vary from the terms described herein.

As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

When we refer to “debt securities” or a “series of debt securities,” we mean, respectively, debt securities or a series of debt securities issued under the applicable indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts of Issuances

Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities at any time without your consent and without notifying you.

The indentures and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, unless otherwise specified below or in your prospectus supplement, we are not subject to financial or similar restrictions by the terms of the debt securities.

Principal Amount, Stated Maturity and Maturity

Unless otherwise stated, the principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the fixed date stated in such debt security on which the principal amount of such debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

•	whether Finance Corp. will be a co-issuer of your debt security;

•	the title of the series of your debt security and whether it is a senior debt security or a subordinated debt security;

•	any limit on the total principal amount of the debt securities of the same series;

•	the stated maturity;

•	the currency or currencies for principal and interest, if not United States, or U.S., dollars;

•	the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

•	whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

•	if your debt security is a fixed rate debt security, the yearly rate at which your debt security will bear interest, if any, and the interest payment dates;

•

if your debt security is a floating rate debt security, the interest rate basis; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count convention used to calculate interest payments for any period; the business day convention; and the calculation agent;

•

if your debt security is an indexed debt security, the principal amount, if any, we will pay you at maturity, interest payment dates, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which your debt security will be exchangeable for or payable in cash, securities or other property;

•

if your debt security may be converted into or exercised or exchanged for common units, preferred securities or other securities of Genesis Energy, L.P. or debt or equity securities of one or more third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common or preferred securities or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	if your debt security is also an original issue discount debt security, the yield to maturity;

•

if applicable, the circumstances under which your debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the authorized denominations, if other than $2,000 and integral multiples of $1,000;

•

the depositary for your debt security, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue your debt security in book-entry form only;

•

if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a U.S. person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

•

whether your debt security will be guaranteed by any guarantors and, if so, the identity of the guarantors and, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantees;

•	the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for your debt security, as applicable; and

•	any other terms of your debt security and any guarantees of your debt security, which could be different from those described in this prospectus.

Governing Law

The indentures and the debt securities (and any guarantees thereof) will be governed by New York law.

Form of Debt Securities

We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global — i.e., book-entry — form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which DTC acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 90 days; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $2,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in securities through electronic book-entry changes in accounts of the participants. By doing so, DTC eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., NYSE Amex Equities. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

Investors may hold interests in the debt securities outside the U.S. through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include any agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including agents, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include any agents. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the descriptions herein of the operations and procedures of DTC, Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream and are subject to change by them from time to time. We believe that the sources from which the information in this section and elsewhere in this prospectus concerning DTC, Euroclear, the Euroclear Operator, the Cooperative, Euroclear’s system, Clearstream and Clearstream’s system has been obtained are reliable, but neither we, any underwriters nor the trustee takes any responsibility for the accuracy of the information.

Initial settlement for the securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds. Secondary market trading between Euroclear Participants and/or Clearstream Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear Participants or Clearstream Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Credits or any transactions in securities settled during this processing will be reported to the relevant Euroclear or Clearstream Participants on that following business day. Cash received in Euroclear or Clearstream as a result of sales of debt securities by or through a Euroclear Participant or a Clearstream Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to your debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

Each of Genesis Energy, L.P. and Finance Corp. (each, an “issuer”) is generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. Each issuer is also permitted under the indenture for the relevant series to sell all or substantially all of its assets to another corporation or other entity. With regard to any series of debt securities, however, no issuer may take any of these actions unless all the following conditions, among other things, are met:

•

If the successor entity in the transaction is not such issuer, (a) the successor entity must be organized as a corporation, partnership or trust, and must expressly assume such issuer’s obligations under the debt securities of that series and the indenture with respect to that series and (b) if Finance Corp. initially was a co-issuer as to that series, immediately after such transaction, an issuer as to that series must be a corporation. The successor entity may be organized under the laws of the U.S., any state thereof or the District of Columbia.

•

Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “— Default, Remedies and Waiver of Default.”

•

Such issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this covenant and that all conditions precedent in the indenture provided for relating to such transaction have been complied with.

If the conditions described above are satisfied with respect to the debt securities of any series, an issuer will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell its assets. Also, these conditions will apply only if an issuer wishes to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of us but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

The successor entity will be substituted for an issuer of the debt securities of any series and under the indenture with the same effect as if it had been an original party to the indenture, and, except in the case of a lease, such issuer will be relieved from any further obligations and covenants under the indenture.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

The subordinated debt indenture defines “senior debt” as:

•

our indebtedness under or in respect of our credit agreement, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts; and

•

any other indebtedness permitted under the terms of that indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the subordinated debt securities.

Notwithstanding the foregoing, “senior debt” will not include: (i) equity interests; (ii) any liability for taxes; (iii) any indebtedness to any of our subsidiaries or affiliates; (iv) any trade payables; or (v) any indebtedness incurred in violation of the subordinated debt indenture.

We may modify the subordination provisions, including the definition of senior debt, with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•

(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

The subordinated debt indenture allows the holders of senior debt to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in your prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•

we will be discharged from our obligations with respect to the debt securities of such series and all obligations of any guarantors of such debt securities will also be discharged with respect to the guarantees of such debt securities (“legal defeasance”); or

•	we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to deliver temporary and definitive securities, register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies, hold moneys for payment in trust and make payments from such trust of principal, premium and interest on the applicable series of debt securities when due. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service, or IRS, or a change in law to that effect.

Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, each guarantor of the debt securities of such series shall be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by us, any guarantor or the trustee and without the consent of the holders of any debt securities.

In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our surviving obligations to convert, register the transfer of and exchange debt securities of that series, provided that either:

•	we deliver all outstanding debt securities of that series to the trustee for cancellation; or

•

all such debt securities not so delivered for cancellation have become due and payable, will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the date of deposit (in the case of debt securities which have become due and payable), stated maturity or applicable redemption date.

No Personal Liability

No past, present or future director, officer, employee, incorporator, member, manager, partner (whether general or limited), unitholder or securityholder of us, the general partner of Genesis Energy, L.P. or any guarantor, as such, will have any liability for any obligations of us, the general partner of Genesis Energy, L.P. or any guarantor, respectively, under the debt securities or the indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities and any guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.

Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal or any premium on any debt security of that series on the due date;

•	we do not pay interest on any debt security of that series within 30 days after the due date;

•

we do not deposit a sinking fund payment with regard to any debt security of that series within 60 days after the due date, but only if the payment is required under provisions described in the applicable prospectus supplement;

•

we remain in breach of our covenants regarding mergers or sales of substantially all of our assets or any other covenant we make in the indenture for the benefit of the relevant series, for 90 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to us occur;

•

if the debt securities of that series are guaranteed debt securities, the guarantee of the debt securities of that series by any guarantor shall for any reason cease to be, or shall for any reason be asserted in writing by such guarantor or us, not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated or permitted by the indenture or the debt securities of that series; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

Remedies if an Event of Default Occurs. If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “— Subordination Provisions.”

Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately. Except as otherwise specified in the applicable prospectus supplement, if the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to us, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above is called an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series, upon satisfaction of certain conditions.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

•

the holder of your debt security must give the trustee written notice that an event of default has occurred with respect to the debt securities of your series, and the event of default must not have been cured or waived;

•

the holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•

during those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of your series.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its stated maturity (or, if your debt security is redeemable, on or after its redemption date).

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default. The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without the approval of the particular holder of that debt security.

Annual Information about Defaults to the Trustee. We will furnish each trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default under the applicable indenture.

Modifications and Waivers

There are four types of changes we can make to either indenture and the debt securities or series of debt securities or any guarantees thereof issued under that indenture.

Changes Requiring Each Holder’s Approval. First, there are changes that cannot be made without the approval of each holder of a debt security affected by the change under the applicable debt indenture, including, among others:

•	changing the stated maturity for any principal or interest payment on a debt security;

•	reducing the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

•	permitting redemption of a debt security if not previously permitted;

•	impairing any right a holder may have to require purchase of its debt security;

•	impairing any right that a holder of convertible debt security may have to convert the debt security;

•	changing the currency of any payment on a debt security;

•	changing the place of payment on a debt security;

•	impair a holder’s right to sue for payment of any amount due on its debt security;

•	release of any guarantor of a debt security from any of its obligations under its guarantee thereof, except in accordance with the terms of the indenture;

•

reducing the percentage in principal amount of the debt securities of any one or more affected series, taken separately or together, as applicable, and whether comprising the same or different series or less than all of the debt securities of a series, the approval of whose holders is needed to change the indenture or those debt securities or waive our compliance with the applicable indenture or to waive defaults; and

•

changing the provisions of the applicable indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected debt security.

Changes Not Requiring Approval. The second type of change does not require any approval by holders of the debt securities affected. These changes are limited to clarifications and changes that would not adversely affect any debt securities of any series in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued under the applicable indenture after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of the unaffected debt security; we need only obtain any required approvals from the holders of the affected debt securities. We may also make changes to reflect the addition of, succession to or release of any guarantor of guaranteed debt securities otherwise permitted under the indenture. We may also make changes to conform the text of the applicable indenture or any debt securities or guarantees to any provision of the “Description of Debt Securities and Guarantees” in this prospectus or the comparable section in your prospectus supplement, to the extent such provision was intended to be a verbatim recitation of a provision of such indenture or debt securities or guarantees.

Modification of Subordination Provisions. We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt). In addition, we may not modify the subordination provisions of the indenture related to subordinated debt securities in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series then outstanding, voting together as one class (and also of any affected series that by its terms is entitled to vote separately as a series, as described below).

Changes Requiring Majority Approval. Any other change to a particular indenture and the debt securities issued under that indenture would require the following approval:

•

If the change affects only particular debt securities within a series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of such particular debt securities; or

•

If the change affects debt securities of more than one series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of all debt securities of all such series affected by the change, with all such affected debt securities voting together as one class for this purpose and such affected debt securities of any series potentially comprising fewer than all debt securities of such series, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

The same majority approval would be required for us to obtain a waiver of any of our covenants in either indenture. Our covenants include the promises we make about merging or selling substantially all of our assets, which we describe above under “— Mergers and Similar Transactions.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the applicable indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in “— Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver.

We may issue particular debt securities or a particular series of debt securities, as applicable, that are entitled, by their terms, to separately approve matters (for example, modification or waiver of provisions in the applicable indenture) that would also, or otherwise, require approval of holders of a majority in principal amount of all affected debt securities of all affected series issued under such indenture voting together as a single class. Any such affected debt securities or series of debt securities would be entitled to approve such matters (a) pursuant to such special rights by consent of holders of a majority in principal amount of such affected debt securities or series of debt securities voting separately as a class and (b) in addition, as described above, except as may otherwise be provided pursuant to the applicable indenture for such debt securities or series of debt securities, by consent of holders of a majority in principal amount of such affected debt securities or series of debt securities and all other affected debt securities of all series issued under such indenture voting together as one class for this purpose. We may issue series or debt securities of a series having these or other special voting rights without obtaining the consent of or giving notice to holders of outstanding debt securities or series.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

Special Rules for Action by Holders

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the applicable indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in your prospectus supplement, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds — i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Guarantees

The debt securities of any series may be guaranteed by one or more of our subsidiaries. However, the applicable indenture governing the debt securities will not require that any of our subsidiaries be a guarantor of any series of debt securities and will permit the guarantors for any series of guaranteed debt securities to be different from any of the subsidiaries listed above under “— General.” As a result, a series of debt securities may not have any guarantors and the guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. If we issue a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If we issue a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will (i) provide that, upon the sale or disposition (by merger or otherwise) of any guarantor, (x) if the transferee is not an affiliate of us, such guarantor will automatically be released from all obligations under its guarantee of such debt securities or (y) otherwise, the transferee (if other than us or another guarantor) will assume the guarantor’s obligations under its guarantee of such debt securities and (ii) permit us to cause the guarantee of any guarantor of such debt securities to be released at any time if we satisfy such conditions, if any, as are specified in the prospectus supplement for such debt securities.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated and unsecured obligation of the applicable guarantor and will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such guarantor.

Any guarantee of any debt securities will be effectively subordinated to all existing and future secured indebtedness of the applicable guarantor, including any secured guarantees of other Company debt, to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, or similar proceeding with respect to any guarantor that has provided a guarantee of any debt securities, the holders of that guarantor’s secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness and such collateral will not be available for satisfaction of any amount owed by such guarantor under its unsecured indebtedness, including its guarantees of any debt securities, until that secured debt is satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indenture will not limit the ability of any guarantor to incur secured indebtedness.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated and unsecured obligation of the applicable guarantor and, in addition to being effectively subordinated to secured debt of such guarantor, will be subordinated in right of payment to all of such guarantor’s existing and future senior indebtedness, including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior debt. See “— Subordination Provisions” above.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for your debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be sufficiently given if given to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

The prospectus supplement for your debt security will describe any material relationships we may have with the trustee with respect to that debt security.

The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

Warrants to Purchase Debt Securities

We may issue warrants for the purchase of the debt securities. Such warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants for the purchase of debt securities will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the Commission in connection with the offering of warrants.

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of such warrants, including, among other things, the following:

•	the title of the warrants to purchase debt securities;

•	the offering price for the warrants to purchase debt securities, if any;

•	the aggregate number of the warrants to purchase debt securities;

•

the designation, aggregate principal amount, currencies, denominations and other terms of the series of debt securities purchasable upon exercise of the warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•

if applicable, the designation and terms of the securities that the warrants to purchase debt securities are issued with and the number of warrants to purchase debt securities issued with each such security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the dates on which the right to exercise the warrants to purchase debt securities commence and expire;

•	if applicable, the minimum or maximum amount of the warrants to purchase debt securities that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material federal income tax considerations;

•	redemption or call provisions, if any, applicable to the warrants to purchase debt securities;

•	any additional terms of the warrants to purchase debt securities, including terms, procedures, and limitations relating to the exercise of the warrants to purchase debt securities; and

•	any other information we think is important about the warrants to purchase debt securities.

Each warrant will entitle the holder of the warrant to purchase such principal amount of debt securities being offered at the exercise price set forth in the applicable prospectus supplement. Holders may exercise warrants to purchase debt securities at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants to purchase debt securities are void. Holders may exercise warrants to purchase debt securities as set forth in the prospectus supplement relating to the warrants to purchase debt securities being offered.

Until you exercise your warrants to purchase debt securities, you will not have any rights as a holder of debt securities, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, by virtue of your ownership of such warrants.

MATERIAL INCOME TAX CONSEQUENCES

This section is a discussion of the material income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, expresses the opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of United States federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury Regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “Genesis,” “us,” “we,” “our,” or “ours” are references to Genesis Energy, L.P. and its subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders, such as the application of the alternative minimum tax. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, partnerships, estates, trusts, partnerships and entities treated as partnerships for federal income tax purposes, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts (“REITs”), or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their common units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, persons subject to special tax accounting rules as a result of any item of gross income with respect to our common units being taken into account in an applicable financial statement and persons deemed to sell their common units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments to a limited extent on state, and does not comment on local or foreign, tax consequences. Accordingly, we urge each prospective unitholder to consult his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable laws, including the impact of any recently enacted U.S. tax legislation.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Akin Gump Strauss Hauer & Feld LLP and are based on the accuracy of the representations made by us and our general partner. No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions and advice of Akin Gump Strauss Hauer & Feld LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne directly or indirectly by our unitholders. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion with respect to the following specific federal income tax issues:

(1)	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please see “— Tax Consequences of Unit Ownership — Treatment of Short Sales”);

(2)

whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please see “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and

(3)	whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please see “— Tax Consequences of Unit Ownership — Section 754 Election”).

Partnership Status

We expect to be treated as a partnership for federal income tax purposes and, therefore, subject to the discussion below under “— Administrative Matters — Information Returns and Audit Procedures,” generally will not be liable for entity-level federal income taxes. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or to the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing and refining, transportation, and marketing of mineral or natural resources, including minerals and ores, crude oil, natural gas and other products thereof, and certain activities that are intrinsic to other qualifying activities. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets (or other property described in Section 1231(b) of the Internal Revenue Code) held for the production of income that otherwise constitutes qualifying income. We estimate that at least 90% of our current gross income is qualifying income. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Akin Gump Strauss Hauer & Feld LLP is of the opinion that at least 90% of our current gross income should constitute qualifying income.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status as a partnership for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Akin Gump Strauss Hauer & Feld LLP. It is the opinion of Akin Gump Strauss Hauer & Feld LLP that, based upon the Internal Revenue Code, the Treasury Regulations, published revenue rulings and court decisions and the representations described below, we should be classified as a partnership for federal income tax purposes.

In rendering its opinion, Akin Gump Strauss Hauer & Feld LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which counsel has relied include:

(a)	Neither we nor the operating company has elected or will elect to be treated, or is otherwise treated, as a corporation for federal income tax purposes;

(b)

For each taxable year, more than 90% of our gross income has been and will be income from sources that Akin Gump Strauss Hauer & Feld LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; and

(c)

Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas or products thereof that are held or are to be held by us in activities that Akin Gump Strauss Hauer & Feld LLP has opined or will opine result in qualifying income.

We believe that these representations are true and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the adjusted tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

Additionally, on January 24, 2017, final regulations that provide industry-specific guidance regarding whether income earned from certain activities will constitute qualifying income were published in the Federal Register by the IRS and the U.S. Department of the Treasury. We believe we will continue to be able to meet the Qualifying Income Exception under the new rules. However, any modifications to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet such exception. We are unable to predict whether any such changes or other proposals will ultimately be enacted, but it is possible that a change in law could affect us and may, if enacted, be applied retroactively. Any such changes could affect our ability to meet the Qualifying Income Exception and could negatively impact the value of an investment in our common units.

Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we are currently paying Texas franchise tax at an effective rate of 0.75% of our gross income apportioned to Texas in the prior year. Imposition of a similar tax on us in the jurisdictions in which we operate or in other jurisdictions to which we may expand could substantially reduce our cash available for distribution to our unitholders.

The remainder of the discussion below is based on Akin Gump Strauss Hauer & Feld LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Genesis will be treated as partners of Genesis for federal income tax purposes. Also:

(a)	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

(b)

unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Genesis for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Akin Gump Strauss Hauer & Feld LLP does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please see “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to the tax consequences applicable to such partners in Genesis.

The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Genesis for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income. Subject to the discussion below under “— Entity-Level Collections” and “— Administrative Matters — Information Returns and Audit Procedures,” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of our common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please see “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation, depletion and certain other expense recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units. A unitholder’s initial tax basis for his common units will be the amount of cash he pays for our common units and his adjusted basis in any assets he exchanges for common units plus his share of our nonrecourse liabilities, and on disposition of a common unit, by his share of certain items related to business interest not yet deductible by him due to applicable limitations. Please see “— Limitations on Interest Deductions.” That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities, by the amount of any excess business interest allocated to the unitholder and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please see “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations), to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholders’ tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset passive income generated by us. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

An additional loss limitation may apply to certain unitholders for taxable years beginning after December 31, 2017, and before January 1, 2026. Under this limitation, a non-corporate unitholder is not allowed to take a deduction for certain excess business losses in such taxable years. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000, or $500,000 for taxpayers filing a joint return. Any losses disallowed in a taxable year due to the excess business loss limitation may be used by the applicable unitholder in the following taxable year if certain conditions are met. Unitholders to which this excess business loss limitation applies will take their allocable share of our items of income, gain, loss and deduction into account in determining this limitation. This excess business loss limitation will be applied to a non-corporate unitholder after the passive loss limitations and may limit such unitholder’s ability to utilize any losses we generate allocable to such unitholder that are not otherwise limited by the basis, at-risk and passive loss limitations described above.

Limitations on Interest Deductions. In general, we are entitled to a deduction for interest paid or accrued on indebtedness properly allocable to our trade or business during our taxable year. However, our deduction for this “business interest” is limited to the sum of our business interest income and 30% of our “adjusted taxable income.” For the purposes of this limitation, our adjusted taxable income is computed without regard to any business interest or business interest income, and in the case of taxable years beginning before January 1, 2022, any deduction allowable for depreciation, amortization, or depletion. This limitation is first applied at the partnership level and any deduction for business interest is taken into account in determining our non-separately stated taxable income or loss. Then, in applying this business interest limitation at the partner level, the adjusted taxable income of each of our unitholders is determined without regard to such unitholder’s distributive share of any of our items of income, gain, deduction, or loss and is increased by such unitholder’s distributive share of our excess taxable income, which is generally equal to the excess of 30% of our adjusted taxable income over the amount of our deduction for business interest for a taxable year.

To the extent our deduction for business interest is not limited, we will allocate the full amount of our deduction for business interest among our unitholders in accordance with their percentage interests in us. To the extent our deduction for business interest is limited, the amount of any disallowed deduction for business interest will also be allocated to each unitholder in accordance with their percentage interest in us, but such amount of “excess business interest” will not be currently deductible. Subject to certain limitations and adjustments to a unitholder’s basis in its common units, this excess business interest may be carried forward and deducted by a unitholder in a future taxable year.

In addition to this limitation on the deductibility of a partnership’s business interest, the deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any current or former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined or on behalf of all unitholders, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund. Please see “ — Administrative Matters — Information Returns and Audit Procedures.” Prospective unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on its behalf.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our unitholders in accordance with their percentage interests in us. If we have a net loss, that loss will be allocated to our unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts.

Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us that exists at the time of such contribution, together, referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market value at the time of such offering. In the event we issue additional common units or engage in certain other transactions in the future, we will make “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, to all holders of partnership interests immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner as is needed to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Akin Gump Strauss Hauer & Feld LLP is of the opinion that, with the exception of the issues described in “— Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and

Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units because there is no controlling authority on the issue related to partnership interests and without such authority a legal opinion cannot be issued; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax Rates. Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 37% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 20%. These rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax, or net investment income tax (“NIIT”), is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units (without taking into account the 20% deduction discussed below). In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income and (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that provide guidance regarding the NIIT. Prospective common unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our units.

For taxable years beginning after December 31, 2017, and ending on or before December 31, 2025, a non-corporate unitholder is entitled to a deduction equal to 20% of its “qualified business income” attributable to us, subject to certain limitations. For purposes of this deduction, a unitholder’s “qualified business income” attributable to us is equal to the sum of:

•

the net amount of our U.S. items of income, gain, deduction, and loss to the extent such items are included or allowed in the determination of taxable income for the year, excluding, however, certain specified types of passive investment income (such as capital gains and dividends) and certain payments made to the unitholder for services rendered to the Partnership; and

•

any gain recognized by such unitholder on the disposition of its units to the extent such gain is attributable to certain Section 751 Assets, including depreciation recapture and “inventory items” we own.

Prospective unitholders should consult their tax advisors regarding the application of this deduction and its interaction with the overall deduction for qualified business income.

Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code that permits us to adjust the tax basis in our assets as to specific purchasers of our units under Section 743(b) of the Internal Revenue Code to reflect the unit purchase price. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of common units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us. For purposes of this discussion, a unitholder’s basis in our assets will be considered to have two components: (1) its share of the tax basis in our assets as to all unitholders and (2) its Section 743(b) adjustment to that tax basis (which may be positive or negative).

Under Treasury Regulations, a Section 743(b) adjustment attributable to property depreciable under Section 168 of the Internal Revenue Code may be amortizable over the remaining cost recovery period for such property, while a Section 743(b) adjustment attributable to properties subject to depreciation under Section 167 of the Internal Revenue Code, must be amortized straight-line or using the 150% declining balance method. As a result, if we own any assets subject to depreciation under Section 167 of the Internal Revenue Code, the amortization rates could give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. Consistent with our partnership agreement, we intend to treat properties depreciable under Section 167 of the Internal Revenue Code, if any, in the same manner as properties depreciable under Section 168 of the Internal Revenue Code for this purpose. These positions are consistent with the methods employed by other publicly traded partnerships to preserve the uniformity of units, but are inconsistent with existing Treasury Regulations, and Akin Gump Strauss Hauer & Feld LLP has not opined on the validity of this approach. Please read “— Uniformity of Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis in its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we have allocated to our assets subject to depreciation to goodwill or nondepreciable assets.

Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than certain of our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please see “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Trona Depletion. In general, we are entitled to depletion deductions with respect to trona mined by our subsidiaries from the underlying mineral property. Subject to the limitations on the deductibility of losses discussed above, we are generally entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for trona is 14%.

Depletion deductions we claim generally will reduce the tax basis of the underlying mineral property. Depletion deductions can, however, exceed the total tax basis of the mineral property. Upon the disposition of the mineral property, a portion of the gain, if any, equal to the lesser of the deductions for depletion which reduce the adjusted tax basis of the mineral property plus deductible development and mining exploration expenses, or the amount of gain realized upon the disposition, will be treated as ordinary income to us.

Tax Basis, Depreciation and Amortization. The tax basis of each of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us prior to any such offering. Please see “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. We may not be entitled to amortization deductions with respect to certain goodwill conveyed to us in future transactions or held at the time of any future offering. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation and depletion previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please see “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or tax basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale or exchange of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold or exchanged. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale or exchange.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to Section 751 Assets, such as assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell or exchange as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale or exchange of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest, with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among our unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among our unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that permit publicly traded partnerships to use a monthly simplifying convention that is similar to ours, but they do not specifically authorize all aspects of the proration method we have adopted. Accordingly, Akin Gump Strauss Hauer & Feld LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If the IRS determines that this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions through the month of disposition but will not be entitled to receive that cash distribution.

Notification Requirements. A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase or sale of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of Units

Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. As a result of the need to preserve of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, depletion, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Akin Gump Strauss Hauer & Feld LLP is unable to opine as to the validity of such filing positions.

A common unitholder’s adjusted tax basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss” above and “— Tax Consequences of Unit Ownership — Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from federal income tax, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations are taxed by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty. Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E (or other applicable or successor form) in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Gain realized by a foreign unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business to the extent that gain that would be recognized upon a sale by the partnership of all of its assets would be “effectively connected” with a U.S. trade or business. Thus, all of a foreign unitholder’s gain from the sale or other disposition of our common units would be treated as effectively connected with such unitholder’s indirect U.S. trade or business constituted by its investment in us and would be subject to U.S. federal income tax. As a result of the effectively connected income rules described above, the exclusion from U.S. taxation under the Foreign Investment in Real Property Tax Act for gain from the sale of partnership common units regularly traded on an established securities market will not prevent a Non-U.S. Unitholder from being subject to U.S. federal income tax on gain from the sale or disposition of its common units to the extent such gain is effectively connected with a U.S. trade or business.

Moreover, the transferee of an interest in a partnership that is engaged in a U.S. trade or business is generally required to withhold 10% of the amount realized by the transferor unless the transferor certifies that it is not a foreign person. While the determination of a partner’s “amount realized” generally includes any decrease of a partner’s share of the partnership’s liabilities, recently issued Treasury Regulations provide that the “amount realized” on a transfer of an interest in a publicly traded partnership, such as our common units, will generally be the amount of gross proceeds paid to the broker effecting the applicable transfer on behalf of the transferor, and thus will be determined without regard to any decrease in that partner’s share of a publicly traded partnership’s liabilities. The Treasury Regulations further provide that withholding on a transfer of an interest in a publicly traded partnership will not be imposed on a transfer that occurs prior to January 1, 2022. For a transfer of interests in a publicly traded partnership that is effected through a broker on or after January 1, 2022, the obligation to withhold is imposed on the transferor’s broker. Prospective foreign unitholders should consult their tax advisors regarding the impact of these rules on an investment in our common units.

Additional withholding requirements may also affect certain foreign unitholders. Please see “— Administrative Matters — Additional Withholding Requirements.”

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Akin Gump Strauss Hauer & Feld LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

If the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our general partner, unitholders and former unitholders take any audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. Generally, we expect to elect to have our general partner, unitholders and former unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. If we are unable or if it is not economical to have our general partner, unitholders and former unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, our then current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties, or interest, our cash available for distribution to our unitholders might be substantially reduced.

The Code requires us to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS. We have designated our general partner as the Partnership

Representative. Any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of the unitholders.

Additional Withholding Requirements. Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other foreign entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Internal Revenue Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

These rules generally apply to payments of FDAP Income currently and, while these rules generally would have applied to payments of relevant gross proceeds from the sales or other disposition of any property of a type that can produce interest or dividends from sources within the United States (“Gross Proceeds”) made on or after January 1, 2019, proposed Treasury Regulations eliminate these withholding taxes on payments of Gross Proceeds entirely. Unitholders generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Thus, to the extent we have FDAP Income that is not treated as effectively connected with a U.S. trade or business (please see “—Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other foreign entities, or persons that hold their units through such foreign entities, may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

Prospective unitholders should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our units.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)	a statement regarding whether the beneficial owner is

(1)	a person that is not a United States person,

(2)	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(3)	a tax-exempt entity;

(c)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty per failure, with a significant penalty per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties. Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships, including the elimination of partnership tax treatment for publicly traded partnerships.

Any modifications to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes. Please read “—Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you may be subject to other taxes, such as state, local, and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We own assets and do business in more than 25 states including Texas, Louisiana, Mississippi, Alabama, Florida, Arkansas and Oklahoma. Many of the states we currently do business in currently impose a personal income tax. We may also own property or do business in other states in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder is urged to consider their potential impact on his investment in us. You may be required to file state income tax returns and to pay state income taxes in certain states in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please see “— Tax Consequences of Unit Ownership — Entity-Level Collections.”

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN GENESIS BY EMPLOYEE BENEFIT PLANS AND IRAS

The following is a summary of certain considerations associated with the investment in our securities by any employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any plan, IRA or other arrangement that is subject to Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code (collectively, “Similar Laws”), and any entity whose underlying assets are considered to include “plan assets” by reason of any such plan’s, account’s or arrangement’s investment in such entity (each of the foregoing, a “Plan”).

This summary is based on the provisions of ERISA and the Internal Revenue Code, and the related regulations and administrative and judicial interpretations, as of the date hereof. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions or administrative regulations, rulings or pronouncements will not significantly modify the requirements summarized herein. Any such changes may be retroactive and thereby apply to transactions entered into before the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our securities of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Internal Revenue Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, unrelated business taxable income and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

Governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as defined in Section 4(b)(4) of ERISA), while generally not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Internal Revenue Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel before acquiring any of our securities.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code (which also applies to IRAs of individuals) prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Internal Revenue Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code.

The acquisition, holding or disposition of our securities by an ERISA Plan with respect to which either we, our general partner, selling unitholders or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the securities. These class exemptions include, without limitation, PTCE 75-1, which exempts certain transactions between an ERISA Plan and certain broker-dealers, reporting dealers and banks, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition, the statutory service provider exemption provided by Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code, which exempts certain transactions between ERISA Plans and parties in interest or disqualified persons that are not fiduciaries with respect to the transaction, could apply.

Because of the foregoing, none of our securities should be purchased or held by any person investing “plan assets” of any Plan, unless such purchase, holding and subsequent disposition will not constitute or result in a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or violation of any applicable Similar Laws. Each person investing in any of our securities will be deemed to represent that its acquisition, holding and disposition of such investment will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or a violation of any applicable Similar Law.

Plan Asset Issues

DOL regulations, as modified by Section 3(42) of ERISA, (the “Plan Asset Regulations”) generally provide that when an ERISA Plan acquires an equity interest in an entity that is not an investment company registered under the Investment Company Act of 1940, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity (the “look-through rule”), unless it is established that:

•

the equity interests acquired by ERISA Plans are “publicly offered securities,” meaning they are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions; or

•

the entity is an “operating company,” meaning that it is primarily engaged in the production or sale of a product or service (other than the investment of capital), either directly or through one or more majority-owned subsidiaries; or

•

equity participation in the entity by “benefit plan investors” is not significant, such that immediately after the most recent acquisition (including any redemption) of any equity interest in the entity, less than 25% of the total value of each class of equity interest in the entity (disregarding interests held by certain persons with discretionary authority over the entity’s assets or their affiliates) is held by ERISA Plans, including IRAs and certain other Plans (but not including governmental plans, church plans and non-U.S. plans) and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in such entity.

If our assets were deemed to be “plan assets” under ERISA, it would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Internal Revenue Code.

However, it is not anticipated that our assets will be considered plan assets because we are primarily engaged in business activities that we believe qualify us as an “operating company” under the Plan Assets Regulations (although no assurance can be given in this regard). In addition, our common units are “publicly-offered securities” and we believe that our debt securities are not “equity interests” for purposes of the Plan Asset Regulations, so that significant investment by benefit plan investors in those securities would not result in our assets being treated as plan assets under ERISA. Investment in each class of our securities by benefit plan investors also may not be “significant” for purposes of the Plan Asset Regulations, although it is unlikely that we will be in a position to monitor whether or not investment in any class of our securities by benefit plan investors is or may become significant.

The foregoing discussion is general in nature and is not intended to be all-inclusive nor should it be construed as legal advice. Due to the complexity of these rules and the excise tax and other penalties and liabilities that may be imposed on persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the any of our securities on behalf of, or with the assets of, any Plan, consult with their own counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the securities and the subsequent disposition thereof.

PLAN OF DISTRIBUTION

We may offer and sell the securities described in this prospectus from time to time directly, through agents, or to or through underwriters or dealers. To the extent required, the prospectus supplement relating to any particular offering will contain the terms of the securities sold in that offering, including:

•	the names of any underwriters, dealers or agents (if any);

•	the offering price;

•	underwriting discounts;

•	sales agents’ commissions;

•	other forms of underwriter or agent compensation;

•	discounts, concessions or commissions that underwriters may pass on to other dealers; and

•	any exchange on which the securities are listed.

We may change the offering price, underwriting discounts or concessions, or the price to dealers when necessary. Discounts or commissions received by underwriters or agents and any profits on the resale of securities by them may constitute underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”).

Unless we state otherwise in a prospectus supplement, underwriters will need to meet certain requirements before purchasing securities. Agents may act on a “best efforts” basis during their appointment. To the extent required, we will also state the net proceeds from the sale in a prospectus supplement.

Any brokers or dealers that participate in the distribution of the securities may be “underwriters” within the meaning of the Securities Act for such sales. Profits, commissions, discounts or concessions received by such broker or dealer may be underwriting discounts and commissions under the Securities Act. Brokers or dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time in or through one or more transactions or distributions.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. To the extent required, the terms of any such sales will be described in the prospectus supplement relating thereto. We may use electronic media, including the Internet, to sell offered securities directly.

When necessary, we may fix securities distributions using changeable, fixed prices, market prices at the time of sale, prices related to market prices, or negotiated prices.

We may, through agreements, indemnify underwriters, dealers or agents that participate in the distribution of the securities against certain liabilities including liabilities under the Securities Act. We may also provide funds for payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents, and their affiliates may transact with us and our affiliates in the ordinary course of their business.

We may offer our equity securities described in this prospectus into an existing trading market on the terms described in the prospectus supplement thereto. Underwriters and dealers who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

Because the Financial Industry Regulatory Authority (FINRA) views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the equity securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

To facilitate an offering of a series of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Any offering and sale under this prospectus may be made on one or more national securities exchanges or in the over-the-counter market, or otherwise at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The statements in this prospectus or incorporated by reference into this prospectus that are not historical information may be “forward-looking statements” as defined under federal law.

All statements, other than historical facts, included in this prospectus and the documents incorporated in this prospectus by reference that address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as plans for growth of the business, future capital expenditures, competitive strengths, goals, references to future goals or intentions, estimated or projected future financial performance, and other such references are forward-looking statements, and historical performance is not necessarily indicative of future performance. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “could,” “plan,” “position,” “projection,” “strategy,” “should” or “will,” or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, expressed or implied, concerning future actions, conditions or events or future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability or the ability of our affiliates to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include, among others:

•

demand for, the supply of, our assumptions about, changes in forecast data for, and price trends related to crude oil, liquid petroleum, natural gas, sodium hydrosulfide, soda ash (also known as sodium carbonate), caustic soda and carbon dioxide, all of which may be affected by economic activity, capital expenditures by energy producers, weather, alternative energy sources, international events, pandemics (including Covid-19), the actions of the Organization of the Petroleum Exporting Countries and other oil exporting nations, conservation and technological advances;

•	our ability to successfully execute our business and financial strategies;

•	our ability to realize cost savings from our recent cost saving measures;

•

the realized benefits of the preferred equity investment in our Alkali Business by affiliates of GSO Capital Partners LP or our ability to comply with the agreements entered into in connection with such transaction and maintain control over and ownership of our Alkali Business;

•	throughput levels and rates;

•	changes in, or challenges to, our tariff rates;

•

our ability to successfully identify and close strategic acquisitions on acceptable terms (including obtaining third-party consents and waivers of preferential rights), develop or construct infrastructure assets, make cost saving changes in operations and integrate acquired assets or businesses into our existing operations;

•	service interruptions in our pipeline transportation systems, processing operations or mining facilities;

•

shutdowns or cutbacks at refineries, petrochemical plants, utilities, individual plants or other businesses for which we transport crude oil, petroleum, natural gas or other products or to whom we sell soda ash, petroleum or other products;

•	risks inherent in marine transportation and vessel operation, including accidents and discharge of pollutants;

•

changes in laws and regulations to which we are subject, including tax withholding issues, regulations regarding qualifying income, accounting pronouncements, and safety, environmental and employment laws and regulations;

•	the effects of production declines resulting from a suspension of drilling in the Gulf of Mexico or otherwise;

•	the effects of future laws and regulations;

•

planned capital expenditures and availability of capital resources to fund capital expenditures, and our ability to access the credit and capital markets to obtain financing on terms we deem acceptable;

•

our inability to borrow or otherwise access funds needed for operations, expansions or capital expenditures as a result of our credit agreement and the indentures governing our notes, which contain various affirmative and negative covenants;

•	loss of key personnel;

•

cash from operations that we generate could decrease or fail to meet expectations, either of which could reduce our ability to pay quarterly cash distributions at the current level, pay our quarterly distributions on our Convertible preferred units, or to increase quarterly cash distributions in the future;

•	an increase in the competition that our operations encounter;

•	cost and availability of insurance;

•	hazards and operating risks that may not be covered fully by insurance;

•	our financial and commodity hedging arrangements, which may reduce our earnings, profitability and cash flow;

•	changes in global economic conditions, including capital and credit markets conditions, inflation and interest rates;

•

the impact of natural disasters, pandemics (including Covid-19), epidemics, accidents or terrorism, and actions taken by governmental authorities and other third parties in response thereto, on our business financial condition and results of operations;

•	reduction in demand for our services resulting in impairments of our assets;

•	changes in the financial condition of customers or counterparties;

•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters;

•	the treatment of us as a corporation for U.S. federal income tax purposes or if we become subject to entity-level taxation for state tax purposes;

•

the potential that our internal controls may not be adequate, weaknesses may be discovered or remediation of any identified weaknesses may not be successful and the impact these could have on our unit price; and

•	a cyberattack involving our information systems and related infrastructure, or that of our business associates.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors identified in this prospectus under “Risk Factors,” as well as the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K, our subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Form 8-K/A and any other prospectus supplement we may file from time to time with the Commission with respect to this offering. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

LEGAL MATTERS

The validity of the securities offered in this prospectus as well as the legal matters described under “Material Income Tax Consequences” will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP. Certain legal matters arising under Alabama and Louisiana law will be passed upon by Law Office of John Foster Tyra, PC and Liskow & Lewis, a Professional Law Corporation, respectively. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements of Genesis Energy, L.P appearing in Genesis Energy, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2020, and the effectiveness of Genesis Energy, L.P.’s internal control over financial reporting as of December 31, 2020, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Genesis Energy, L.P. management’s assessment of internal control over financial reporting as of December 31, 2020 have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Poseidon Oil Pipeline Company, L.L.C. appearing in Genesis Energy, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2020, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the Commission. You may read and copy documents we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for information on the public reference room. You can also find our filings at the Commission’s website at http://www.sec.gov and on our website at http://www.genesisenergy.com. We make our website content available for information purposes only. Information contained on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The Commission allows us to “incorporate by reference” the information we have filed with the Commission, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the Commission will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the Commission after the date of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) until we sell all of the securities offered by this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020; and

•	Current Report on Form 8-K (File No. 001-12295) filed with the Commission on April 15, 2021; and

•

the description of our common units in our registration statements on Form 8-A (File No. 001-12295) filed on January 30, 2001 and September 13, 2010, and any subsequent amendment thereto filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

Investor Relations

Genesis Energy, L.P.

919 Milam, Suite 2100

Houston, Texas 77002

(713) 860-2500 or (800) 284-3365

We intend to furnish or make available to our unitholders within 75 days (or such shorter period as the Commission may prescribe) following the close of our fiscal year end annual reports containing audited financial statements prepared in accordance with generally accepted accounting principles and furnish or make available within 40 days (or such shorter period as the Commission may prescribe) following the close of each fiscal quarter quarterly reports containing unaudited interim financial information, including the information required by Form 10-Q for the first three fiscal quarters of each of our fiscal years. Our annual report will include a description of any transactions with our general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to our general partner or its affiliates for the fiscal year completed, including the amount paid or accrued to each recipient and the services performed.

$400,000,000

Genesis Energy, L.P.

Genesis Energy Finance Corporation

% Senior Notes due 2030

Joint Book-Running Managers

Wells Fargo Securities

SMBC Nikko

BofA Securities

BNP PARIBAS

Capital One Securities

Citigroup

Fifth Third Securities

RBC Capital Markets

Regions Securities LLC

Scotiabank

Truist Securities

Co-manager

Comerica Securities